                                                              FILED PURSUANT TO
                                                                 RULE 424(b)(1)
                                                              FILE NO: 33-41915

PROSPECTUS

                           SOUTHWEST ROYALTIES, INC.

                               OFFER TO EXCHANGE
                    10 1/2% SERIES B SENIOR NOTES DUE 2004
    THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
          FOR ALL OUTSTANDING 10 1/2% SERIES A SENIOR NOTES DUE 2004

       PAYMENT FULLY AND UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY
                      SOUTHWEST ROYALTIES HOLDINGS, INC.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, 30 DAYS AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

  Southwest Royalties, Inc., a Delaware corporation ("Southwest" or the "Issuer"), and Southwest Royalties Holdings, Inc., a Delaware corporation ("SRH"), and the parent of the Issuer, hereby offer, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10 1/2% Series B Senior Notes due 2004 of the Issuer and which are fully and unconditionally guaranteed on a senior basis by SRH (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 10 1/2% Series A Senior Notes due 2004 of the Issuer and which are fully and unconditionally guaranteed on a senior basis by SRH (the "Old Notes"), of which $200,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (as defined). The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

  The Notes are senior obligations of the Issuer, ranking pari passu in right of payment with all existing and future senior Indebtedness (as defined) and senior to all existing or future Subordinated Indebtedness (as defined) of the Issuer. The Notes are fully and unconditionally guaranteed by SRH (the "Parent Guarantee") on a senior basis. The Parent Guarantee is secured by a pledge of the common stock of Midland Red Oak Realty, Inc. and Sierra Well Service, Inc. owned directly by SRH. Such collateral may be released under certain circumstances. See "Description of Notes--Collateral."

  The Notes, the Guarantee and any Subsidiary Guarantee will be effectively subordinated to: (i) the Southwest Credit Facility, which is secured by substantially all of Southwest's oil and gas properties, and (ii) all other secured indebtedness of SRH and Southwest. At September 30, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, SRH and Southwest would have had $88.2 million in indebtedness that ranks pari passu and senior to the Exchange Notes. The Notes are redeemable at the option of the Issuer at any time on or after October 15, 2001. In addition, if SRH or the Issuer consummate a Public Equity Offering on or before October 15, 2000 the Issuer may use a portion of the proceeds to redeem up to $70,000,000 aggregate principal amount of the Notes

  SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 9, 1998

  The Issuer and SRH will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be 30 days after the effective date of the Registration Statement, unless the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined), unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Issuer and SRH and to the terms and provisions of the Registration Rights Agreement (as defined). Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Issuer and SRH have agreed to pay the expenses of the Exchange Offer. See "Exchange Offer."

  The Exchange Notes will bear interest at the rate of 10 1/2% per annum, payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 1998. Interest on the Exchange Notes will accrue from (A) the later of (i) the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor; or (ii) if the Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the Notes, from the date of the original issuance of the Notes, October 14, 1997. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

  The Old Notes were sold by the Issuer and SRH on October 14, 1997 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Old Notes were thereupon offered and sold by the Initial Purchasers only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act). Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Issuer and SRH under the Registration Rights Agreement entered into with the Initial Purchasers in connection with the offering of the Old Notes. See "Exchange Offer" and "Exchange and Registration Rights Agreement."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including EXXON CAPITAL HOLDINGS CORPORATION, SEC No-action Letter (available April 13,
1989), MORGAN STANLEY & CO. INC., SEC No-action Letter (available June 5,
1991) (the "Morgan Stanley Letter") and MARY KAY COSMETICS, INC., SEC No-action Letter (available June 5, 1991), the Issuer and SRH believe that the Exchange Notes issued pursuant to the Exchange Offer maybe offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Issuer and SRH to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Issuer and SRH within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Issuer and SRH that such conditions have been met. Holders who tender Old Notes in the Exchange Offer with the intention to participate in the distribution of the Exchange Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "Exchange Offer." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer and SRH have agreed that, starting on the Expiration Date and ending on the close of the business 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Neither the Issuer nor SRH will receive any proceeds from the Exchange
Offer.

  The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes or as to the ability of the holders of Exchange Notes to sell their Exchange Notes or as to or the price at which the holders of Exchange Notes would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Issuer and SRH do not intend to apply for listing of the Exchange Notes on any securities exchange. Jefferies & Company, Inc., Banc One Capital Corporation, and Paribas Corporation (the "Initial Purchasers") have informed the Company that they currently intend to make a market for the Exchange Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER OR SRH ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  Neither the Issuer nor SRH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Indenture, the Issuer and SRH have agreed to provide to the holders annual reports and the information, documents and other reports otherwise required pursuant to Section 13 of the Exchange Act. While any Old Notes remain outstanding, the Issuer and SRH will make available, upon request, to any holder and any prospective purchaser of Old Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Issuer and SRH are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Secretary of the Issuer at 407 North Big Spring, Suite 300, Midland, Texas, 79701; (915) 686-9927.

  This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Issuer and SRH with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Issuer and SRH with the Commission which can be accessed over the Internet at http://www.sec.gov.

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
                          INCORPORATION BY REFERENCE

  The Issuer and SRH hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information.) Requests for such copies should be directed to the Secretary of the Issuer at 407 North Big Spring, Suite 300, Midland, Texas, 79701; (915) 686-9927.

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAT THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER, SRH OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFER HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. Certain terms relating to the oil and gas and well servicing businesses are defined in the "Glossary of Terms" section of this Prospectus. Unless otherwise indicated, references to "Southwest" or the "Issuer" are to Southwest Royalties, Inc. References in this Prospectus to "SRH" are to Southwest Royalties Holdings, Inc., exclusive of all subsidiaries and affiliates. References in this Prospectus to the "Company" are to SRH, the corporate parent of the Issuer and the guarantor of the Notes, and its consolidated subsidiaries, including Southwest, Midland Red Oak Realty, Inc. ("Red Oak") and Sierra Well Service, Inc. ("Sierra"), an affiliate of SRH and Southwest. Unless otherwise indicated, all financial and quantitative information provided in this Prospectus on a "pro forma" basis gives effect, on the date and for the periods indicated, to the completion of the Private Placement (as defined) and the Transactions (as defined).

THE COMPANY

  The Company is an independent oil and gas company engaged in the acquisition, development and production of oil and gas properties, primarily in the Permian Basin of West Texas and southeastern New Mexico, through its wholly-owned subsidiary, Southwest. Since 1983, the Company has grown primarily through selective acquisitions of producing oil and gas properties, completing over $320 million in acquisitions, both directly and through the oil and gas partnerships it manages. Consistent with this strategy, the Company recently purchased additional producing oil and gas properties in the Permian Basin from a major oil company for approximately $72.3 million, (the "Oil and Gas Properties Acquisition"). The Company also participates in the well servicing industry through its affiliate, Sierra, and owns and manages real estate properties through its subsidiary, Red Oak.

  The Company pursues a strategy of acquiring long-life, producing oil and gas properties, which offer current cash flow, significant development potential and opportunities to reduce operating and administrative costs. Many of the Company's previous acquisitions were completed during periods of relatively low oil and gas prices, and the Company generally deferred development of such acquired properties to invest available capital in additional acquisitions. Due to increased oil and gas prices and improved availability of capital, the Company has increased its oil and gas development activities. The Company plans to increase capital spending on development and exploitation opportunities.

  At June 30, 1997, on a pro forma basis, the Company owned interests in approximately 2.6 million gross leasehold acres, approximately 75% of which were classified as developed. At such date, the Company's estimated net proved reserves, on a pro forma basis, would have been 32.5 MMBbls of oil and 75.3 Bcf of natural gas, or 45.0 MMBoe. The Company's properties are located primarily in the Permian Basin and generally have well-established production histories with a pro forma reserve life of approximately 15 years. At June 30, 1997, PV-10 Value of the Company's pro forma oil and gas reserves would have been $214.5 million.

  The Company's development projects generally involve moderate drilling and completion costs as they are located primarily in shallow to intermediate depth, normally pressured reservoirs. Additionally, many of these projects contain multiple horizons that are potentially productive, thereby further reducing development drilling risk. The Company has identified over 500 recompletion and development opportunities on its properties, including the properties acquired in the Oil and Gas Properties Acquisition. For the nine months ended September 30, 1997, Southwest has spent approximately $27 million in the aggregate for oil and gas acquisition, development and exploration activities and has budgeted additional capital spending, of approximately $45 million for the remainder of 1997 and 1998, principally to complete over 190 planned development drilling and recompletion projects. The $45 million budgeted for capital spending is in addition to the $72.3 million purchase price for the Oil and Gas Properties Acquisition completed October 14, 1997. The Company anticipates that its development activities, when combined with new seismic and other data, will result in the identification of additional development drilling prospects and proved reserves.

  The Company engages in the well servicing business through Sierra, in which SRH directly owns approximately 26% of the common stock. Southwest is also the general partner and indirectly owns approximately 10% of Sierra as a 15% interest holder in two partnerships which own approximately 64% of Sierra. Sierra, which was formed in 1992, provides a broad range of well services to oil and gas companies, including workover rig services, liquids handling, fresh and/or brine water supply and disposal and other services. Since January 1996, Sierra has purchased 17 well servicing companies for a cost of $58.9 million. In total, these acquisitions increased the equipment fleet to 84 workover rigs. Management believes that Sierra is the fourth largest land-based well servicing company in the United States.

  Red Oak, an 82%-owned subsidiary of SRH, on a pro forma basis, owns and manages retail shopping centers and office buildings in Texas, Oklahoma and Arizona. Since December 1993, Red Oak has acquired 17 properties for approximately $82.8 million.

CERTAIN RISK FACTORS

  The following Risk Factors should be considered by prospective purchasers in evaluating an investment in the Notes. This discussion of Certain Risk Factors is a partial listing and a summary and is qualified in its entirety by the more detailed discussion of Risk Factors found elsewhere in this Prospectus.

 . The Company's level of indebtedness may limit its ability to borrow additional funds and react to changing business conditions.

 . Upon a Change in Control, each holder of a Note may require the Company to repurchase all or a portion of the Note and the Company may not have the financial resources necessary to meet such obligations.

 . In the event of a default, the Trustee may not be able to foreclose on or dispose of the Collateral without substantial delays and the resulting proceeds may not be sufficient to pay all amounts owned to holders of Notes.

 . Under certain circumstances, a court could rule that the direct obligations of a Subsidiary Guarantor are superior to its obligations under the Subsidiary Guarantee.

 . The Old Notes and the Exchange Notes are both new securities for which there is no active trading market. No assurance can be given as to the liquidity of the trading market for the Notes. The Old Notes are subject to certain transfer restrictions.

 .  Mr. Wommack, the Chairman of the Board, President and Chief Executive
   Officer of SRH and Southwest, has the ability to elect all of the directors of SRH and Southwest and, directly and indirectly, influence all decisions made by SRH and Southwest.

 . Southwest's revenues are highly dependent on the volatile oil and natural gas markets.

 . There can be no assurance that the Company will be able to continue its current acquisition strategy. There can be no assurance that Southwest will be able to find and acquire additional oil and natural gas reserves or have the funds to finance planned capital expenditures.

 . The oil and natural gas business involves a variety of operating risks which could result in substantial losses to Southwest and not all such risks are insurable.

STRATEGY

  The Company's objective is to increase its revenues, cash flow, earnings and assets through a balanced growth strategy of acquisition, development and exploitation of oil and gas properties, and through its investments in the well servicing and real estate businesses.

  Complete Selective Oil and Gas Acquisitions. The Company seeks to acquire producing oil and gas properties that provide opportunities for the addition of reserves, production and cash flow through operational improvements, production enhancement and additional development. The Company believes these criteria are met in the Permian Basin due to the region's long history of production and multiple producing oil and gas horizons. The Company has acquired over $320 million of oil and gas properties since inception, both directly and through the oil and gas partnerships it manages. Management believes that acquisition opportunities will continue to be available in the Permian Basin.

  Develop and Exploit Existing Oil and Gas Properties. The Company has acquired a diversified portfolio of oil and gas properties that contains numerous identified development opportunities. The Company believes that current oil and gas prices, combined with technical and operating advances, have improved the attractiveness of accelerated development of these properties. The Company plans to significantly increase its capital spending during 1997 and 1998 to pursue these opportunities, which consist principally of infill drilling, recompletions, enhanced recovery operations and workover opportunities. The Company is pursuing these projects to increase cash flow and to identify additional reserves and development projects.

  Maintain Geographic Focus. The Company concentrates its oil and gas activities in the Permian Basin, with properties in this region representing over 90% of the Company's pro forma PV-10 Value at June 30, 1997. The Company believes that its long-life oil and gas properties and large inventory of development projects in the Permian Basin, coupled with region-specific geological, engineering and production experience, provide it with focused operations. Company-operated properties comprised approximately 60% of its pro forma PV-10 Value at June 30, 1997, allowing substantial control over the incurrence and timing of capital and operating expenditures.

  Selectively Grow Well Servicing and Real Estate Businesses. The Company plans to continue the expansion of its well servicing and real estate businesses, primarily in the southwestern United States. The Company expects that Sierra's and Red Oak's active management practices will lead to consolidation benefits, cost savings, more efficient utilization and improved cash flow, thereby enhancing the return on capital invested.

                                THE TRANSACTIONS

  In conjunction with the Private Placement, the Company completed certain acquisition and financing transactions (the "Transactions") to provide additional capital for oil and gas development activities and acquisitions by Southwest, to finance acquisitions by Sierra and Red Oak and to provide the Company with additional financing and operating flexibility. The Transactions are summarized below:

  Oil and Gas Properties Acquisition. On October 14, 1997, the Company acquired various working interests in 431 producing oil and gas wells, located in seven oil and gas fields in the Permian Basin of West Texas and southeastern New Mexico. The Company operates 133 of these wells. The purchase price for the Oil and Gas Properties Acquisition was $72.3 million. The Oil and Gas Properties Acquisition added approximately 14.0 MMBoe of estimated net proved reserves, as of June 30, 1997. These properties complement the Company's existing proved reserve base with an average reserve life of approximately 15 years and over 130 identified development opportunities. The Company believes that it has significant opportunities to improve production and cash flow from these properties through additional development, reconfiguration of operations and reduction of operating and administrative costs. Southwest also amended its $75 million revolving credit facility (the "Southwest Credit Facility") resulting in unutilized availability of $40 million.

  Sierra Acquisitions. Since January 1996, Sierra has acquired 17 Texas and New Mexico well servicing companies and equipment for a total cost of $58.9 million. In total, these acquisitions added 64 workover rigs, 134 vaccum and transport trucks, 279 frac and test tanks, 32 brine and/or fresh water stations and nine injection wells and significantly increased the size and scope of Sierra's well servicing business. Sierra financed these acquisitions with proceeds from the sale of Sierra common stock (the "Sierra Equity Sale") and borrowings from an institutional lender (the "Sierra Acquisition Facility"). The Sierra Equity Sale resulted in a reduction of SRH's direct ownership of Sierra to approximately 26%.

  Red Oak Acquisitions. Red Oak recently acquired four shopping centers and two office buildings in Texas and Oklahoma for a total cost of $40.7 million. These acquisitions expanded Red Oak's commercial real estate portfolio to 14 shopping centers and three office buildings. Red Oak financed the acquisitions with $10 million in equity proceeds received from SRH and with certain mortgage facilities (the "Red Oak Acquisition Facilities").

                               PRIVATE PLACEMENT

  On October 14, 1997 Southwest completed a $200 million private placement sale of the Old Notes to the Initial Purchasers (the "Private Placement"). Thereupon the Old Notes were offered and sold by the Initial Purchasers only to qualified institutional buyers. The net proceeds from the Private Placement were approximately $190 million. The Issuer used the net proceeds primarily to (i) fund the Oil and Gas Properties Acquisition (net of deposits paid), (ii) repay substantially all indebtedness outstanding under Southwest's bank credit facility and its reserve-based loan facilities, (iii) fund a $10 million equity investment by SRH in Red Oak through a dividend in that amount from the Issuer to SRH, (iv) make a general partner capital contribution to Partners III of approximately $1.7 million, which funds were immediately invested in Sierra common stock, and (v) provide additional working capital for general corporate purposes, including future acquisitions and development of producing oil and gas properties.

                                  THE OFFERING

  The Exchange Offer relates to the exchange of up to $200,000,000 principal amount of Exchange Notes for up to $200,000,000 principal amount of the Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto. See "Exchange Offer" and "Exchange and Registration Rights Agreement." The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture governing the Old Notes. See "Description of Notes."

Exchange Offer............  Each $1,000 principal amount of Exchange Note will be issued in exchange for each $1,000 principal amount of outstanding Old Notes. As of the date hereof, $200,000,000 principal amount of Old Notes are issued and outstanding. The Issuer will issue the Exchange Notes to tendering holders of Old Notes on or promptly after the Expiration Date.

Resale....................  The Company believes that the Exchange Notes issued in the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except for certain Restricted Holders who may be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes. See "Exchange Offer" and "Plan of Distribution."

Expiration Date...........  5:00 p.m., New York City time, 30 days after the effective date of the Registration Statement, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended. See "Exchange Offer--Expiration Date; Extensions; Amendments."

Interest on the Notes.....  The Exchange Notes will bear interest at the rate of 10 1/2% per annum, payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 1998. Interest on the Exchange Notes will accrue from (A) the later of (i) the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor; or (ii) if the Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the Notes, from the date or the original issuance of the Notes, October 14, 1997. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. See "Exchange Offer--Interest on the Exchange Notes."

Procedures for Tendering
Old Notes.................  Each holder of Old Notes wishing to accept the
                            Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or an Agent's Message (as defined herein) together with the Old Notes to be exchanged and any required documentation to the Exchange Agent at the address set forth herein and therein or effect a tender of

                            Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "Exchange Offer--Procedures for Tendering."

Special Procedures for
Beneficial Holders........  Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder's behalf. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery
Procedures................  Holders of Old Notes who wish to tender their Old
                            Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may tender their Old Notes according to the guaranteed delivery procedures set forth in the "Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights.........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "Exchange Offer--Withdrawal of Tenders."

Termination of the
Exchange Offer............  The Issuer and SRH may terminate the Exchange Offer if they determine that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC. Holders of Old Notes will have certain rights against the Issuer and SRH under the Registration Agreement should the Issuer and SRH fail to consummate the Exchange Offer. See "Exchange Offer" and "Exchange and Registration Rights Agreement."

Acceptance of Old Notes
and Delivery of Exchange
Notes.....................  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in the "Exchange Offer-- Termination"), the Issuer and the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "Exchange Offer."

Exchange Agent............  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is Corporate Trust Dept., P.O. Box 778, Boston, Massachusetts 02102-0078, Attn: Ms. Sandra Szozsponik. Hand deliveries and deliveries by overnight courier should be sent to Corporate Trust Department, 4th Floor, Two International Plaza, Boston, Massachusetts 02110, Attention: Ms. Sandra Szozsponik. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (617) 664-5587 and the facsimile number for the Exchange Agent is (617) 664-5290. See "The Exchange Offer--Exchange Agent."

Use of Proceeds...........  There will be no cash proceeds payable to Issuer or
                            SRH from the issuance of the Exchange Notes pursuant to the Exchange Offer. See "Use of Proceeds." For a discussion of the use of the net proceeds received by the Issuer and SRH from the Private Placement, see "Private Placement."

                               TERMS OF THE NOTES

Notes Offered.............  $200,000,000 aggregate principal amount of 10 1/2%
                            Series B Senior Notes due 2004.

Issuer....................  Southwest Royalties, Inc., a wholly-owned subsidiary of Southwest Royalties Holdings, Inc.

Maturity Date.............  October 15, 2004.

Interest Rate and Payment   The Notes will bear interest at a rate of 10 1/2%
Dates.....................  per annum. Interest is payable semi-annually in cash in arrears on April 15 and October 15 of each year commencing April 15, 1998.

Ranking...................  The Notes will be senior obligations of the Issuer, ranking pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and senior to all existing and future Subordinated Indebtedness of the Issuer. Subject to certain limitations, the Issuer may incur additional indebtedness in the future. The Notes, the Parent Guarantee and any Subsidiary Guarantee will be effectively subordinated to the Southwest Credit Facility and all other secured indebtedness of SRH and Southwest to the extent of the value of the assets securing such indebtedness. At September 30, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, SRH and Southwest would have had $88.2 million in indebtedness that ranks pari passu and senior to the Exchange Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Parent Guarantee..........  The Notes will be unconditionally guaranteed on a senior basis by SRH. The Parent Guarantee will rank pari passu in right of payment to all existing and future senior Indebtedness of SRH and senior to all existing and future Subordinated Indebtedness of SRH. See "Description of Notes--Ranking and Guarantees."

Security..................  The Parent Guarantee will be secured by a pledge of the Red Oak common stock and Sierra common stock directly owned by SRH (collectively, the "Collateral"). Such collateral may be released under certain circumstances. See "Description of Notes--Collateral."

Subsidiary Guarantees.....  Under certain circumstances, the Notes may be guaranteed in the future on a senior unsecured basis by other subsidiaries of SRH in accordance with the Indenture (the "Subsidiary Guarantors"). Each Subsidiary Guarantee will rank pari passu in right of payment with all senior Indebtedness of the Subsidiary Guarantor and senior to all future Subordinated Indebtedness of the Subsidiary Guarantor. See "Description of Notes--Ranking and Guarantees."

Optional Redemption.......  The Notes will be redeemable at the option of the
                            Issuer, in whole or in part, at any time on or after October 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In the event SRH or the Issuer consummates a Public Equity Offering (as defined) on or prior to October 15, 2000, the Issuer has the option to use all or a portion of the proceeds from such offering to redeem up to $70,000,000 aggregate principal amount of the Notes at a redemption price equal to 110.50% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption, provided that at least $130,000,000 aggregate principal amount of the Notes remains outstanding after such redemption. See "Description of Notes--Optional Redemption."

Change of Control.........  Upon the occurrence of a Change of Control (as defined), each holder of the Notes will have the right to require the Issuer to purchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. See "Description of Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

Certain Covenants.........  The indenture under which the Notes will be issued
                            (the "Indenture") contains certain covenants including, but not limited to, covenants that limit: (i) incurrence of additional indebtedness and issuances of disqualified capital stock; (ii) dividend and other payment restrictions affecting subsidiaries; (iii) restricted payments; (iv) asset sales; (v) transactions with Affiliates; (vi) liens; (vii) merger, sale or consolidation; (viii) sale or issuance of capital stock of Restricted Subsidiaries; and (ix) lines of business. The Indenture also contains covenants regarding the designation of Unrestricted Subsidiaries, ownership of Restricted Subsidiaries and issuance of reports. See "Description of Notes--Covenants."

Exchange Offer............  Pursuant to a Registration Rights Agreement between the Issuer, SRH and the Initial Purchasers, the Issuer and SRH agreed to use their best efforts (i) to make a registered exchange offer (the "Exchange Offer") pursuant to which holders of the Old Notes will have the opportunity to exchange their Old Notes for a like principal amount of new notes

                            (the "Exchange Notes") that are identical in all material respects to the Notes and that may be offered and sold by the holders without restrictions or limitations under the Securities Act or (ii) under certain circumstances, to effect a shelf registration of the Old Notes (the "Shelf Registration Statement") that would include a prospectus under which holders would be free to offer and sell their Notes from time to time. The Issuer and SRH have agreed to use their best efforts to file with the Commission a registration statement relating to the Exchange Offer (the "Exchange Offer Registration Statement") or the Shelf Registration Statement within 60 days after the date of issuance of the Notes (the "Issue Date"), and to use their best efforts to cause such registration statement to be declared effective by the Commission within 120 days after the Issue Date and, in the case of the Shelf Registration Statement, to cause such to remain effective until the second anniversary after the Issue Date. The interest rate on the Notes is subject to increase under certain circumstances if the Issuer and SRH are not in compliance with their obligations under the Registration Rights Agreement. See "Exchange and Registration Rights Agreement."

Transfer Restrictions;
Trading Market............  The Old Notes have not previously been registered under the Securities Act and are subject to restrictions on transferability and resale. See "Notice to Investors." The Notes are newly issued securities for which there is currently no established market. The Exchange Notes will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Notes or the Exchange Notes. The Initial Purchasers have advised the Issuer that they currently intend to make a market in the Old Notes and the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Old Notes or the Exchange Notes may be discontinued at any time without notice.

PORTAL Listing............  The Old Notes sold to QIBs are eligible for trading in the PORTAL market.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

  The following summary historical and pro forma financial and operating data were derived from the consolidated financial statements of the Company, including the notes thereto (the "Company Financial Statements"), as well as the selected historical and pro forma financial and operating information included elsewhere in this Prospectus. The pro forma consolidated financial data are based on the assumptions and adjustments described in the accompanying notes and do not purport to present the results of operations and financial position of the Company nor are they necessarily indicative of the results of operations that may be achieved in the future. The information set forth below should be read in conjunction with "Selected Historical and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company Financial Statements and the Unaudited Pro Forma Combined Financial Statements included elsewhere herein.

                                                                   NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                         ------------------------------------  ---------------------------
                                                       PRO                          PRO
                                                      FORMA                        FORMA
                          1994     1995      1996    1996(1)    1996      1997    1997(1)
                         -------  -------  --------  --------  -------  --------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA )
CONSOLIDATED INCOME
 STATEMENT DATA:
 Operating revenues:
   Oil and gas.......... $16,321  $22,717  $ 35,296  $ 53,016  $24,638  $ 26,068  $ 37,873
   Well servicing.......   2,377    4,218     8,013        --    6,163     7,789        --
   Real estate..........     605    3,213     4,487    17,710    3,092     5,029    13,877
   Other................     325      352       622       362      424       948       904
                         -------  -------  --------  --------  -------  --------  --------
     Total operating
      revenues..........  19,628   30,500    48,418    71,088   34,317    39,834    52,654
 Operating expenses:
   Oil and gas..........   7,879   11,511    14,846    20,893   10,833    12,166    16,409
   Well servicing.......   2,136    3,315     6,145        --    4,519     5,600        --
   Real estate..........     195    1,414     1,887     8,458    1,295     1,907     6,166
   General and
    administrative......   4,292    5,018     6,953     6,290    4,580     5,059     4,651
   Depreciation,
    depletion and
    amortization........   4,437    6,719     8,430    13,513    6,249     8,093    11,968
   Other................     105      228       554       554      407     1,003     1,003
                         -------  -------  --------  --------  -------  --------  --------
     Total operating
      expenses..........  19,044   28,205    38,815    49,708   27,883    33,828    40,197
 Operating income.......     584    2,295     9,603    21,380    6,434     6,006    12,457
 Other income
  (expense):
   Interest expense.....  (1,975)  (5,635)  (10,016)  (31,862)  (7,180)  (10,950)  (24,617)
   Interest income......     229      269       441       430      275       545       536
   Other................   1,687      (78)      561       592      438       (66)      (52)
                         -------  -------  --------  --------  -------  --------  --------
 Income (loss) before
  income taxes,
  minority interest and
  equity in earnings of
  subsidiary............     525   (3,149)      589    (9,460)     (33)   (4,465)  (11,676)
 Income tax benefit
  (provision)...........    (171)   1,044      (365)    3,482      (54)    1,526     4,088
 Minority interest in
  subsidiaries..........      (1)     (15)      181        (3)      71       322       321
 Equity in earnings of
  subsidiary............      --       --        --      (448)      --        --        (4)
                         -------  -------  --------  --------  -------  --------  --------
 Income (loss) before
  extraordinary item....     353   (2,120)      405    (6,429)     (16)   (2,617)   (7,271)
 Extraordinary item,
  net of tax............      --       --        --        --       --      (490)       --
                         -------  -------  --------  --------  -------  --------  --------
 Net income (loss)...... $   353  $(2,120) $    405  $ (6,429) $   (16) $ (3,107) $ (7,271)
                         =======  =======  ========  ========  =======  ========  ========
 Earnings (loss) per
  common share before
  extraordinary item.... $  0.37  $ (2.19) $   0.42  $  (6.67) $ (0.02) $  (2.42) $  (6.74)
                         =======  =======  ========  ========  =======  ========  ========

                                                               AT SEPTEMBER 30,
                                                                     1997
                                                               -----------------
                                                                          PRO
                                                                ACTUAL  FORMA(6)
                                                               -------- --------
                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents...................................  $ 11,152 $ 47,026
 Net property and equipment..................................   141,450  234,843
 Total assets................................................   180,825  317,506
 Long-term debt, including current portion...................   142,213  285,782

                                                                 NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                          ----------------------------------  -------------------------
                                                       PRO                        PRO
                                                      FORMA                      FORMA
                           1994     1995     1996    1996(1)   1996     1997    1997(1)
                          -------  -------  -------  -------  -------  -------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA )
CONSOLIDATED CASH FLOW
 STATEMENT DATA:
 Net cash provided by
  operating activities..    5,222    5,634   10,280      NA     4,835    9,411       NA
 Net cash used by
  investing activities..   (9,641) (44,532) (33,225)     NA   (12,479) (62,731)      NA
 Net cash provided by
  financing activities..    5,054   39,166   27,865      NA     9,107   56,188       NA
OTHER FINANCIAL DATA:
 Capital
  expenditures(2).......  $15,948  $46,914  $34,513      NA   $12,891  $60,973       NA
 Capital expenditures--
  Oil and gas(2)........    9,988   32,077   16,740      NA     9,808   26,522       NA
 Ratio of earnings to
  fixed charges(3)......     1.3x       (3)    1.1x      (3)       (3)      (3)      (3)
 Adjusted EBITDA(4).....    6,880    7,605   16,760  27,858    11,337   11,063   18,113
 Adjusted EBITDA to
  Interest(5)...........     3.8x     1.8x     2.1x    1.3x      1.9x     1.6x     1.1x
 ACNTA(7)...............                                                        487,468
 Ratio of ACNTA to
  Indebtedness(7).......                                                           2.4x

--------
(1) Pro forma to reflect the Offering and the Transactions and certain other acquisitions as if they had occurred on January 1, 1996, as well as the deconsolidation of Sierra, which will be accounted for using the equity method in future periods. NA--not applicable.
(2) Includes acquisitions. NA--not applicable.
(3) Earnings were insufficient to cover fixed charges by $3,149,000, $33,000 and $4,465,000 for the historical periods ended December 31, 1995, September 30, 1996 and September 30, 1997, respectively, and $9,908,000 and $11,680,000 for the pro forma periods ended December 31, 1996 and September 30, 1997, respectively. For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income (loss) before extraordinary item plus minority interest in subsidiaries and income taxes, plus fixed charges. Fixed charges consist of interest expense and an estimated portion of rentals representing interest costs.
(4) Adjusted EBITDA (as used herein) is calculated based on the Indenture, which requires EBITDA to be calculated by adding the net income (loss) of SRH (as defined on page 5 of this Prospectus) and its Restricted Subsidiaries, excluding the net income (loss) of any Unrestricted Subsidiary, to minority interest in subsidiaries, income tax benefit (provision) and depreciation, depletion and amortization of SRH and interest expense of SRH and its Restricted Subsidiaries. Specifically, net income (loss), income tax benefit (expense), interest expense and depreciation, depletion and amortization of Red Oak is excluded from the calculation of Adjusted EBITDA, as Red Oak is an Unrestricted Subsidiary. EBITDA is used because the Company believes it is commonly used by debt holders and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles ("GAAP") and is not intended to be used in lieu of GAAP presentation of results of operations and cash provided by operating activities.
(5) Adjusted EBITDA to Interest (as used herein) is the ratio of Adjusted EBITDA to interest on the Notes plus interest on any other debt of SRH and any Restricted Subsidiary.
(6) Pro forma to reflect the Offering and the Transactions as if they had occurred on September 30, 1997.
(7) ACNTA means Adjusted Consolidated Net Tangible Assets, as defined in the Indenture (see "Description of Notes--Certain Definitions"). In accordance with the Indenture, ACNTA is calculated using oil and gas prices utilized in the Company's year end reserve report. Indebtedness (as used herein) means Indebtedness of SRH and all Restricted Sibsidiaries, which, on a pro forma basis as of September 30, 1997, would have been $199.9 million.

          SUMMARY HISTORICAL AND PRO FORMA RESERVE AND OPERATING DATA

  The following tables set forth summary information with respect to the Company's estimated proved oil and natural gas reserves and the Company's operating data as of or for the periods shown. See "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Experts," the Company Financial Statements and the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus.

                                  AS OF DECEMBER 31,         AS OF JUNE 30,
                              ----------------------------  ------------------
                                                                        PRO
                                                                       FORMA
                                1994      1995      1996      1997    1997(1)
                              --------  --------  --------  --------  --------
RESERVE DATA:
  Proved reserves:
    Oil and condensate
     (MBbls).................   10,008    16,580    18,806    19,114    32,456
    Natural gas (MMcf).......   37,990    70,590    76,776    71,128    75,313
    Total (MBoe).............   16,340    28,345    31,602    30,969    45,008
  Proved Developed Reserves:
    Oil and condensate
     (MBbls).................    4,760     7,349    10,302     9,485    21,125
    Natural gas (MMcf).......   27,587    51,926    58,961    51,649    55,214
    Total (MBoe).............    9,358    16,003    20,129    18,093    30,327
    PV-10 Value (in
     thousands)(2)........... $ 59,064  $117,902  $252,170  $137,688  $214,539
  Discounted Future Cash
   Flows(3)
    Future cash inflows...... $227,864  $433,514  $735,100  $479,048  $726,257
    Future production and
     development costs ...... (125,113) (213,698) (283,894) (233,654) (337,386)
                              --------  --------  --------  --------  --------
    Future net cash flows
     before income taxes.....  102,751   219,816   451,206   245,394   388,871
    Future income tax
     expense.................  (28,879)  (64,064) (142,017)  (69,348) (118,130)
                              --------  --------  --------  --------  --------
    Future net cash flows,
     net of tax..............   73,872   155,752   309,189   176,046   270,741
    10% annual discount for
     estimated timing of cash
     flows...................  (31,766)  (71,646) (130,648)  (71,277) (115,215)
                              --------  --------  --------  --------  --------
    Standardized measure of
     discounted future net
     cash flows, net of tax.. $ 42,106  $ 84,106  $178,541  $104,769  $155,526
                              ========  ========  ========  ========  ========

--------
(1) Pro forma to reflect the Oil and Gas Properties Acquisition as if it had occurred on June 30, 1997.
(2) PV-10 Value represents the present value of estimated future net revenues before income tax discounted at 10% using prices in effect at the end of the respective periods presented and including the effects of hedging activities. In accordance with applicable requirements of the Commission, estimates of Southwest's proved reserves and future net revenues are made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The average prices used in calculating PV-10 Value as of June 30, 1997 were $17.00 per Bbl of oil and $2.16 per Mcf of natural gas, compared to average prices used as of December 31, 1996 of $23.89 per Bbl of oil and $3.67 per Mcf of natural gas. The average prices used in calculating the pro forma PV-10 Value as of June 30, 1997 were $17.34 per Bbl of oil and $2.16 per Mcf of natural gas.

(3) Discounted future cash flows, including taxes, are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and production costs and risks associated with future production. Because of these considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                            NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,     SEPTEMBER 30, 1997
                             ---------------------------- ---------------------
                                                    PRO                   PRO
                                                   FORMA                 FORMA
                              1994   1995   1996  1996(1)  1996   1997  1997(1)
                             ------ ------ ------ ------- ------ ------ -------
OPERATING DATA:
  Production Volumes:
    Oil and condensate
     (MBbls)................    629    814  1,001  1,812     743    818  1,391
    Natural gas (MMcf)......  3,178  4,639  5,403  5,888   3,986  4,142  4,276
    Total (MBoe)............  1,159  1,587  1,901  2,793   1,407  1,508  2,104
  Average Realized
   Prices(2):
    Oil and condensate (per
     Bbl)................... $14.30 $16.40 $20.44 $20.17  $19.72 $19.39 $19.46
    Natural gas (per Mcf)...   1.72   1.51   2.22   2.29    2.05   2.01   2.10
    Per Boe.................  12.47  12.83  17.07  17.91   16.23  16.05  17.12
    Expenses (per Boe):
      Lease operating
       (including production
       taxes)............... $ 6.80 $ 7.25 $ 7.81 $ 7.48  $ 7.83 $ 8.10 $ 7.82
      Oil and gas
       depreciation,
       depletion and
       amortization.........   3.03   3.19   3.38   3.94    3.42   4.08   4.73
      Oil and gas general
       and administrative,
       net..................   2.87   2.17   2.17   1.69    1.93   2.31   1.90
      Reserve life index (in
       years)(3)............   14.1   17.9   16.6   16.9      NA   15.5   15.3

--------
(1) Pro forma to reflect the Oil and Gas Properties Acquisition and certain other acquisitions as if they had occurred on January 1, 1996.
(2) Reflects the actual realized prices received by the Company, including the results of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Calculated by dividing period-end proved reserves by production for the prior twelve-month period. September 30, 1997 ratios calculated using June 30, 1997 proved reserves. NA-not applicable.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1997 and 1998, the Company's financial position, business strategies and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors. The forward-looking statements contained in this Prospectus are not within the Safe Harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act since this is an initial public offering.

                                 RISK FACTORS

  The following factors, together with the other information contained in this Prospectus, should be considered carefully before purchasing the Notes offered hereby.

SUBSTANTIAL LEVERAGE

  As of September 30, 1997, as adjusted for the Offering and the application of the proceeds therefrom and the Transactions, the total indebtedness of SRH and Southwest, including current portion, would have been $199.9 million. See "Capitalization." In addition, the Indenture allows the Issuer, SRH and its other Restricted Subsidiaries to incur a maximum of $51 million in additional Indebtedness under certain circumstances. See "Description of Notes-- Covenants."

  The Company's level of indebtedness has several important effects on its operations, including: (i) the covenants may limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions,
(ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, and (iii) a substantial portion of the Company's cash flow may be dedicated to the payment of interest. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly alter the leverage of the Company. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Certain holders, who collectively own approximately 12% of SRH's common stock, have an option to cause SRH to redeem such holders' common stock at any time beginning December 31, 2001, five years from the date of issuance of such common stock, subject to the terms of a subscription agreement under which SRH sold the common stock (the "Subscription Agreement") and subject to any restrictions imposed by law. The Subscription Agreement provides that this redemption right terminates on the effective date of any registration statement under the Securities Act filed with the Commission relative to the offer and sale of any amount of SRH's common stock to the public. SRH is unable to predict the amount of money it would be required to pay if the redemption right is exercised. The Indenture may also restrict SRH's ability to make such payments. In addition, SRH can give no assurance that it will be able to cause a registration statement to become effective under the Securities Act in order to terminate the redemption option. If SRH is unable to make the payments required upon exercise of the redemption right, it would be subject to suit for breach of contract.

PAYMENT UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of the Notes may require the Issuer to purchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, the Issuer may not have the financial resources to repay all of the Notes and the other indebtedness that might become payable upon the occurrence of such Change of Control. See "Description of Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

ADEQUACY OF COLLATERAL; RISKS OF FORECLOSURE

  SRH has pledged to the Trustee (under the Indenture), for the ratable benefit of the holders of the Notes, all of the Sierra common stock and Red Oak common stock directly owned by SRH as security for the Parent Guarantee (collectively, the "Collateral").

  In the event of a default under the Indenture, there can be no assurance that the Trustee would be able to foreclose on or dispose of any of the Collateral without substantial delays and other risks or that the proceeds obtained therefrom would be sufficient to pay all amounts owing to holders of the Notes. SRH would be required to file a shelf registration statement and any of SRH's other subsidiaries whose stock is pledged to the Trustee would be required to grant registration rights with respect to such stock, in each case to allow the Trustee to be able to sell the pledged shares of their common stock publicly. Circumstances beyond the control of the Company, however, may delay the availability of a current prospectus. There is currently no public market for the shares of SRH common stock and there can be no assurance that there will be any public market for the common stock of any subsidiary of SRH.

  In addition, if the Issuer becomes a debtor in a case under the United States Bankruptcy Code (the "Bankruptcy Code"), the automatic stay imposed by the Bankruptcy Code would prevent the Trustee from selling or otherwise disposing of the Collateral without bankruptcy court authorization. In that case, the foreclosure might be delayed indefinitely. Moreover, the bankruptcy of any entity related to the Issuer might result in a similar delay if the Issuer were "substantively consolidated" with the related entity.

POSSIBLE LIMITATIONS ON ENFORCEABILITY OF SUBSIDIARY GUARANTEES

  The Issuer's obligations under the Notes may under certain circumstances be guaranteed on a senior unsecured basis by the Subsidiary Guarantors. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or void any Subsidiary Guarantee issued by a Subsidiary Guarantor. It is also possible that under certain circumstances a court could hold that the direct obligations of a Subsidiary Guarantor could be superior to the obligations under its Subsidiary Guarantee.

  To the extent that a court were to find that at the time a Subsidiary Guarantor entered into a Subsidiary Guarantee either (1) the Subsidiary Guarantee was incurred by the Subsidiary Guarantor with the intent to hinder, delay or defraud any present or future creditor or that the Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (2) the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Subsidiary Guarantee and, at the time it issued the Subsidiary Guarantee, the Subsidiary Guarantor (i) was insolvent or rendered insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the Subsidiary Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could void or subordinate the Subsidiary Guarantee in favor of the Subsidiary Guarantor's other creditors. Among other things, a legal challenge of a Subsidiary Guarantee issued by a Subsidiary Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Issuer of the Notes. To the extent that proceeds from the Offering are used to refinance the indebtedness of the Company, a court might find that the Subsidiary Guarantors did not benefit from incurrence of the indebtedness represented by the Notes.

  The measure of insolvency for purposes of determining whether a transfer is voidable as a fraudulent transfer varies depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its debts, including contingent liabilities, was greater than the value of all its assets at a fair valuation or if the present fair saleable value of the debtor's assets was less than the amount required to repay its probable liability on its debts, including contingent liabilities, as they become absolute and mature.

  To the extent that a Subsidiary Guarantee is voided as a fraudulent conveyance or found unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of the applicable Subsidiary Guarantor. In such event, the claims of the holders of the Notes against such Subsidiary Guarantor would be subject to the prior payment of all liabilities and preferred stock claims of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portion of such Subsidiary Guarantee.

LACK OF PUBLIC MARKET; RESTRICTION ON TRANSFERABILITY

  The Notes are a new securities issue for which there is currently no active trading market. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of the Company. The Issuer does not currently intend to apply for a listing or quotation of the Notes or the Exchange Notes, on any securities exchange or stock market. The Initial Purchasers have informed the Issuer that they currently intend to make a market in the Notes and the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes and, if issued, the Exchange Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

  The Exchange Notes generally will be permitted to be resold or otherwise transferred (subject to the restrictions described under "Exchange and Registration Rights Agreement" and "Notice to Investors") by each holder of the Exchange Notes without the requirement of further registration. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-tendering holders of the Old Notes, the trading market for the Old Notes following the Exchange Offer. Holders of Old Notes who do not accept the Exchange Offer will continue to hold restricted Notes subject to certain transfer restrictions. Any benefits they had under the Registration Rights Agreement herein described will be terminated.

  The liquidity of, and trading market for, the Notes or the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of the Company.

VOTING CONTROL

  As of September 30, 1997, H. H. Wommack, III, Chairman of the Board, President and Chief Executive Officer of SRH and Southwest, owned 72.9% of the outstanding voting shares of common stock of SRH, which owns 100% of the common stock of Southwest. See "Principal Stockholders and Ownership of Management." Therefore, Mr. Wommack has the ability to elect all of the directors of SRH and Southwest and, directly and indirectly, influence all decisions made by SRH and Southwest.

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a large extent on the services of H. H. Wommack, III and certain other senior management personnel. See "Management." The loss of the services of Mr. Wommack and other senior management personnel could have a material adverse effect on the Company's operations. The Company does not currently have an employment contract with any senior management or key personnel. The Company believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel. The inability of the Company to employ or retain skilled technical personnel could have a material adverse effect on the Company's operations. Although the Company maintains key man life insurance on the life of Mr. Wommack in the amount of $7.5 million, the existence of such insurance does not mean that the death or disability of Mr. Wommack would not have a materially adverse effect upon the Company.

VOLATILITY OF OIL AND NATURAL GAS PRICES

  Revenues generated from Southwest's operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of Southwest. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect Southwest's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of Southwest's oil and natural gas that can be produced economically. In order to reduce its exposure to price risks in the sale of its oil and natural gas, Southwest may enter into hedging arrangements from time to time; however, Southwest's hedging arrangements are likely to apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and natural gas markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General" and "Business."

  Southwest uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the future gross revenues method based on the ratio of current gross revenues to total proved future gross revenues, computed based on current prices. Significant downward revisions of quantity estimates or declines in oil and natural gas prices that are not offset by other factors could result in a write down for impairment of oil and natural gas properties. Once incurred, a write down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase.

RISKS OF ACQUISITION STRATEGY

  The Company's growth strategy includes the acquisition of oil and gas properties, well servicing businesses and commercial real estate properties. There can be no assurance, however, that the Company will be able to continue to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, no assurance can be given that the Company will be successful in integrating acquired businesses into its existing operations, and such integration may result in unforeseen operational difficulties or require a disproportionate amount of management's attention. Future acquisitions may be financed through the incurrence of additional indebtedness to the extent permitted under the Indenture or through the issuance of capital stock. Furthermore, there can be no assurance that competition for acquisition opportunities in these industries will not escalate, thereby increasing the cost to the Company of making further acquisitions or causing the Company to refrain from making additional acquisitions.

REPLACEMENT OF RESERVES

  In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent Southwest acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of Southwest will decline as reserves are produced. Southwest's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Southwest's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that Southwest's future development, acquisition and exploration activities will result in additional proved reserves or that Southwest will be able to drill productive wells at acceptable costs.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

  There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of Southwest. The reserve data set forth in this Prospectus represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to Southwest's reserves will likely vary from estimates, and such variances may be material. See "Business--Oil and Gas Reserves."

  The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to Southwest's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and natural gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount, as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Southwest's reserves or the oil and natural gas industry in general.

SUBSTANTIAL CAPITAL REQUIREMENTS

  Southwest makes, and will continue to make, substantial capital expenditures for the exploration, development and acquisition of oil and natural gas reserves. Southwest made capital expenditures of $32.1 million during 1995 and $16.7 million during 1996. For the nine months ended September 30, 1997, Southwest has spent approximately $27 million in the aggregate for oil and gas acquisition, development and exploration activities and has budgeted additional capital spending of approximately $45 million for the remainder of 1997 and 1998, principally to complete over 190 planned development drilling and recompletion projects. The $45 million budgeted for capital spending is in addition to the $72.3 million purchase price of the Oil and Gas Properties Acquisition completed October 14, 1997. Although management believes that Southwest will have sufficient cash provided by operating activities, bank lines and the proceeds from the Offering to fund planned capital expenditures in 1997 and 1998, if revenues decrease as a result of lower oil and natural gas prices or operating difficulties, Southwest may be limited in its ability to expend the capital necessary to undertake or complete its drilling program in future years. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DRILLING RISKS

  Drilling involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, title problems and shortages or delays in the delivery of equipment. Southwest's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on Southwest's future results of operations and financial condition.

MARKETABILITY OF PRODUCTION

  The marketability of Southwest's oil and natural gas production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities, and the unavailability or lack of capacity thereof could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties.

In addition, federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand could adversely affect Southwest's ability to produce and market its oil and natural gas on a profitable basis.

OPERATING RISKS OF OIL AND NATURAL GAS OPERATIONS

  The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, blowouts, pipe failure, casing collapse, abnormally pressured formations and hazards such as oil spills, natural gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these operating risks could result in substantial losses to Southwest due to injury or loss of life, severe damage to or destruction of property and equipment, pollution or other environmental damage, including damage to natural resources, clean-up responsibilities, penalties and suspension of operations. In accordance with customary industry practice, Southwest maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance obtained by Southwest will be adequate to cover any losses or liabilities. Southwest cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS

  The Company's oil and natural gas and well service operations are subject to various federal, state and local governmental laws and regulations that may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, utilization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations may impose increasingly strict requirements for water and air pollution control and solid waste management and can result in the imposition of civil and even criminal penalties.

  The Company's commercial real estate properties are subject to various federal, state and local regulatory requirements, such as laws with respect to access by disabled persons and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the properties are currently in compliance in all material respects with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company's real estate business and could have an adverse effect on expected distributions by the Company's real estate business.

SUBSTANTIAL COMPETITION

  The Company experiences intense competition in its markets. Such markets are highly competitive and no one competitor is dominant. Southwest competes with major and independent oil and natural gas companies for the acquisition of desirable oil and natural gas properties, as well as for the equipment and labor required to develop and operate such properties. Southwest also competes with major and independent oil and natural gas companies in the marketing and sale of oil and natural gas to marketers and end-users. Sierra competes on the basis of the quality of its equipment and service, its safety record and pricing. Several competitors have access to greater financial and other resources than those of Sierra, which could allow those companies to price their services more aggressively than Sierra. Red Oak competes with other companies for the acquisition of desirable real estate properties principally on the basis of price. Although the Company believes that it has certain advantages over these competitors, some of these competitors have greater financial and other resources than the Company. See "Business--Competition."

ENVIRONMENTAL RISKS

  The Company is subject to a variety of federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous materials. The Company does not currently anticipate any material adverse effect on its business, financial condition or results of operations as a result of the Company's required compliance with U.S. federal, state, provincial, local or foreign environmental laws or regulations or remediation costs. However, some risk of environmental liability and other costs is inherent in the nature of the Company's business. Moreover, the Company anticipates that such laws and regulations will become increasingly stringent in the future, which could lead to material costs for environmental compliance and remediation by the Company. See "Business-- Regulation."

  Any failure by the Company to obtain required permits for, control the use of, or adequately restrict the discharge of, hazardous substances under present or future regulations could subject the Company to substantial liability or could cause its operations to be suspended. Such liability or suspension of operations could have a material adverse effect on the Company's business, financial condition and results of operations.

SIERRA OPERATIONS--DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS

  Sierra's business is substantially dependent upon conditions in the oil and gas industry and, specifically, the expenditures of oil and gas companies. The demand for well servicing activities is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulation, including environmental regulations, local and international political and economic conditions, and governmental policies regarding exploration and development of oil and gas reserves. The demand for well servicing and related services in the United States was severely depressed for most of the last decade due in large part to prolonged weakness and uncertainty in oil and gas prices. As a consequence, diminished demand during that period led to lower rates and reduced use of available equipment. Demand for well services has improved over the last two years, and prices for such services have stabilized or increased during that period. Nonetheless, there can be no assurance that periods of diminished demand in the oil field service industry will not occur.

RED OAK OPERATIONS--ECONOMIC PERFORMANCE AND VALUE OF REAL ESTATE DEPENDENT ON MANY FACTORS

  Real estate property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climates, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs. In recent years, there has been a proliferation of new retailers and a growing consumer preference for value-oriented shopping alternatives that have, among other factors, heightened competitive pressures. In certain areas of the country, there may also be an oversupply of retail space. As a consequence, many companies in all sectors of the retailing industry have encountered significant financial difficulties. A substantial portion of Red Oak's income is derived from rental revenues from retailers in neighborhood and community shopping centers. Red Oak's income would be adversely affected if a significant number of Red Oak's tenants were unable to meet their obligations to Red Oak or if Red Oak were unable to lease a significant amount of space in its properties on economically favorable lease terms. Accordingly, no assurance can be given that Red Oak's financial results will not be adversely affected by these developments in the retail industry.

                                  THE COMPANY

  SRH, a Delaware corporation, was formed in 1997 to serve as a holding company for Southwest, Sierra and Red Oak. The principal operating subsidiary of SRH is Southwest, a Delaware corporation that was formed in 1983 to acquire and develop oil and gas properties. Southwest initially financed the acquisition of oil and gas reserves and its exploration and development efforts through public and private limited partnership offerings. Southwest raised approximately $115 million in 31 public and private limited partnership offerings from 1983 to 1994. Southwest is a general partner of these limited partnerships, owns interests in these partnerships and receives management fees and operating cost reimbursements from such partnerships. Since inception, Southwest, on behalf of itself and the investment partnerships, has acquired over $320 million of oil and gas properties. As of June 30, 1997, Southwest had total estimated net proved reserves of 32.5 MMBbls of oil and
75.3 Bcf of natural gas, aggregating 45.0 MMBoe, with a PV-10 Value of approximately $214.5 million. Southwest's primary operations are in the Permian Basin of West Texas and southeastern New Mexico. Southwest is the Issuer of the Notes and a Restricted Subsidiary of SRH, the guarantor of the Notes.

  Sierra, a Delaware corporation, was formed in 1992 to provide certain well services for Southwest and other oil and gas companies. Sierra expanded its focus to provide a broader range of services, including workover rig services, liquids handling and other services. Since January 1996, Sierra has pursued a consolidation strategy, acquiring 15 well servicing companies in New Mexico and Texas. SRH directly owns approximately 26% of the common stock of Sierra and indirectly owns an additional 10% interest through Southwest, which is the general partner and 15% interest holder in two partnerships that own approximately 64% of the common stock of Sierra. This direct and indirect ownership by SRH and the position of Southwest as general partner of the partnerships, provides SRH with effective voting control of Sierra. Sierra, an affiliate of SRH, is not classified as a Subsidiary of SRH for purposes of the Indenture.

  Red Oak, a Delaware corporation, was formed in 1992 to own and manage commercial real estate properties, including shopping centers and office buildings, in secondary real estate markets in the southwestern United States. Through October 31, 1997, Red Oak has acquired 17 commercial real estate properties for $82.8 million. SRH owns approximately 82% of the common stock of Red Oak on a fully-diluted basis. Red Oak is an Unrestricted Subsidiary.

  The following chart depicts the organizational structure of the Company and includes certain additional information with respect to SRH and its subsidiaries and affiliate related to the Notes. In addition, the chart indicates SRH's direct ownership percentage in its subsidiaries and affiliate and the ownership interest held by Southwest in Sierra, as general partner of Southwest Partners II, L.P. ("Partners II") and Southwest Partners III, L.P. ("Partners III").



                             SOUTHWEST ROYALTIES
                            HOLDINGS, INC. ("SRH")
                           .Parent Guarantor of the
                            Notes on a Senior
                            Secured Basis
                           .Owns Capital Stock
                            of Sierra and Red Oak,
                            Pledged as  Collateral
                            to the Parent Guarantee
   100%                          26%                          82%

 SOUTHWEST                      SIERRA                      RED OAK
OIL AND GAS                  WELL SERVICING               REAL ESTATE

 .Issuer of the Notes        .Unconsolidated Entity       .Unrestricted
                                                          Subsidiary

 .Restricted Subsidiary      .Approximately 26% of        .82% of Common
 of SRH                      Common Stock Directly        Stock Directly
                             Owned by SRH  Pledged        Owned by SRH
 .General Partner and         as Collateral to the         Pledged as
 15% interest                Parent Guarantee             Collateral to the
 holder in Partners II                                    Parent Guarantee
 and Partners III           .Approximately 64%
 which owns 64% of           of Common Stock             .Remaining 18% of
 the Common Stock            Owned by Southwest           Common Stock
 of Sierra                   Partners II and              Owned by
                             Partners III                 Unaffiliated Third
                                                          Parties
                            .Approximately 9% of
                             Common Stock                .$85.9 Million of
                             Owned by                     Pro Forma Debt
                             Unaffiliated Third           Non-Recourse
                             Parties                      to SRH

                            .Approximately 1% of
                             Common Stock Owned by
                             Sierra Management

                            .$52.3 Million of Pro
                             Forma Debt Non-Recourse
                             to SRH



                                     LOGO

  Southwest has three subsidiaries, Midland Southwest Software, Inc. ("Southwest Software"), Threading Products International, LLC ("TPI"), and Blue Heel Company ("Blue Heel"), in which Southwest owns approximately 99%, 97%, and 100%, respectively, of the common stock or membership interests. Southwest

Software creates and markets computer software to the oil and gas industry. TPI produces inserts used to cut threads by manufacturers of threaded products. Blue Heel holds a nominal interest in certain oil and gas properties owned by Southwest. Southwest also owns 40% of the membership interests in SWV Aviation, LLC, which owns an aircraft used by the Company and others. Software, TPI and Blue Heel will be Restricted Subsidiaries under the terms of the Indenture, but SWV Aviation, LLC will not be a Subsidiary thereunder. Sierra currently has no subsidiaries, but expects to form or acquire subsidiaries as a result of future acquisition activities, none of which would be Subsidiaries for purposes of the Indenture. Red Oak has two wholly-owned subsidiaries, MRO Properties, Inc. ("MROP") and MRO Management, Inc. ("MRO Management"), both of which will be Unrestricted Subsidiaries. MROP holds titles to certain real estate properties and is the borrower under a credit agreement related to such properties. This credit agreement is non-recourse to Red Oak. MRO Management performs real estate management services for MROP and Red Oak.

  Both Sierra and Red Oak are operated separately from Southwest; however, Southwest provides both with significant administrative and accounting support. Under the terms of separate service agreements dated September 1, 1997, Southwest has agreed to provide to Sierra and Red Oak administrative services including accounting, bookkeeping, tax preparation and banking and disbursement services. Both agreements have an initial term of five years and renew from year to year if not terminated. Under each agreement, Southwest receives a fixed fee of $12,000 per month. These fees may be adjusted at any time by agreement of the parties. The service agreements may be terminated upon 30 days' notice by either party to the agreements.

  SRH has also entered into a tax sharing agreement effective September 1, 1997 with Southwest and Red Oak. This agreement provides, in general, that the consolidated federal income tax liability of the members of the consolidated group will be apportioned among the members in accordance with the method set forth in Section 1.152-1(a)(2) of the Internal Revenue Code of 1986, as amended and Sections 1.1502-33(d)(2)(i) of the Regulations promulgated thereunder. In order to compensate members of the consolidated group for the use of any net operating losses or tax credits and arriving at the consolidated federal income tax liability for the group, group members have agreed to determine and allocate the tax liability among themselves as provided in the tax regulations.

  The Company's principal executive offices are located at 407 North Big Spring, Suite 300, Midland, Texas 79701. The Company's telephone number is
(915) 686-9927.

                               PRIVATE PLACEMENT

  On October 14, 1997, Southwest completed a $200 million private placement sale of the Old Notes to the Initial Purchasers. Thereupon the Old Notes were offered and sold by the Initial Purchasers only to qualified institutional buyers. The net proceeds from the Private Placement were approximately $190 million. The Issuer used the net proceeds primarily to (i) fund the Oil and Gas Properties Acquisition (net of deposits paid), (ii) repay substantially all indebtedness outstanding under Southwest's bank credit facility and its reserve-based loan facilities, (iii) fund a $10 million equity investment by SRH in Red Oak through a dividend in that amount from the Issuer to SRH, (iv) make a general partner capital contribution to Partners III of approximately $1.7 million, which funds were immediately invested in Sierra common stock, and (v) provide additional working capital for general corporate purposes, including future acquisitions and development of producing oil and gas properties. The following table illustrates the sources and uses of the gross proceeds of the Offering:


             SOURCES OF FUNDS  USES OF FUNDS
             ----------------  -------------

                                (IN THOUSANDS)

Gross proceeds from sale of
 Notes....................... $197,600
                              --------
Total sources................ $197,600
                              ========
Oil and Gas Properties Acquisition................................ $ 67,700
Repayment of Southwest debt(1)....................................   83,500
Red Oak equity investment by SRH..................................   10,000
General partner contribution to
 Partners III.....................................................    1,700
Working capital...................................................   27,100
Fees and expenses.................................................    7,600
                                                                   --------
Total uses........................................................ $197,600
                                                                   ========

--------
(1) Includes amounts owed by Southwest at September 30, 1997 and prepayment penalties. Southwest's indebtedness as of the Offering includes approximately $44.9 million under Southwest's bank credit facility, $29.7 million under a reserve-based facility with Trust Company of the West and TCW Asset Management Company (the "TCW Facility") and $8.9 million under a reserve-based facility with Enron Capital and Trade Resources and Joint Energy Development Investments Limited Partnership (the "ECT Facility"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes to Consolidated Financial Statements.

                                USE OF PROCEEDS

  Neither the Issuer nor SRH will receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Issuer and SRH will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will not result in any change in capitalization of the Company.

                                CAPITALIZATION

  The following table sets forth as of September 30, 1997, the actual capitalization of the Company and pro forma for the Private Placement and the Transactions as if such transactions had occurred on September 30, 1997. The information was derived from, and is qualified by reference to, the Company Financial Statements, included elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                              SEPTEMBER 30,
                                                                  1997
                                                            ------------------
                                                                        PRO
                                                             ACTUAL    FORMA
                                                            --------  --------
                                                             (IN THOUSANDS)
Long-term debt:
  Bank credit facility--Southwest.......................... $ 44,900  $     --
  9.0% TCW Facility........................................   26,338        --
  12.0% ECT Facility(1)....................................    7,229        --
  13.0% mortgage note--Red Oak.............................   55,357    70,357
  Other mortgage notes--Red Oak............................    6,855    15,536
  Capital leases and other debt............................    1,534     2,307
  10.5% Senior Notes due 2004..............................       --   197,582
                                                            --------  --------
    Total debt and capital leases, including current
     portion...............................................  142,213   285,782
Redeemable Common Stock of Red Oak.........................    2,630     2,630
Redeemable Common Stock of SRH(2)..........................    8,291     8,291
Stockholders' equity:
  Preferred stock, no par value, 5,000,000 shares
   authorized, no shares issued and outstanding............       --        --
  Common Stock, $.01 par value, 5,000,000 shares
   authorized, 1,160,537 issued and 946,821 outstanding....      116       116
  Additional paid in capital(1)............................    2,196     2,196
  Retained earnings........................................     (935)   (3,384)
  Note receivable from officer(3)..........................   (1,714)   (1,714)
  Treasury stock...........................................   (3,090)   (3,090)
                                                            --------  --------
    Total stockholders' equity (deficit)...................   (3,427)   (5,876)
                                                            --------  --------
    Total capitalization................................... $149,707  $290,827
                                                            ========  ========

--------
(1) Represents an $8.0 million note payable, due November 2001, net of a $771,000 discount remaining for SRH stock purchase warrants issued in connection with the note. The discount is being amortized to interest expense, using the interest method, over the life of the note.
(2) Redeemable only if SRH does not file, and cause to become effective, by December 31, 2001, a registration statement under the Securities Act related to the offer and sale of any amount of SRH's common stock. The Indenture will contain restrictions that will require SRH to meet certain tests to redeem the stock if the holders elect to require SRH to redeem those shares of common stock. This obligation does not extend to the Issuer.
(3) See "Certain Transactions" regarding the terms of this note.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following tables set forth selected historical and pro forma financial information of the Company for the periods shown. The following information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company Financial Statements and the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus.


                                                                                     NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                         ------------------------------------------------------  ---------------------------
                                                                         PRO                          PRO
                                                                        FORMA                        FORMA
                          1992     1993     1994     1995      1996    1996(1)    1996      1997    1997(1)
                         -------  -------  -------  -------  --------  --------  -------  --------  --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
 Operating revenues:
   Oil and gas.......... $17,999  $19,612  $16,321  $22,717  $ 35,296  $ 53,016  $24,638  $ 26,068  $ 37,873
   Well service.........     746    1,363    2,377    4,218     8,013        --    6,163     7,789        --
   Real estate..........      --       --      605    3,213     4,487    17,710    3,092     5,029    13,877
   Other................      --      279      325      352       622       362      424       948       904
                         -------  -------  -------  -------  --------  --------  -------  --------  --------
     Total operating
      revenue...........  18,745   21,254   19,628   30,500    48,418    71,088   34,317    39,834    52,654
 Operating expenses:
   Oil and gas..........   6,921    7,472    7,879   11,511    14,846    20,893   10,833    12,166    16,409
   Well service.........     623    1,349    2,136    3,315     6,145        --    4,519     5,600        --
   Real estate..........      --       --      195    1,414     1,887     8,458    1,295     1,907     6,166
   General and
    administrative......   4,026    4,191    4,292    5,018     6,953     6,290    4,580     5,059     4,651
   Depreciation,
    depletion and
    amortization........   4,682    6,072    4,437    6,719     8,430    13,513    6,249     8,093    11,968
   Other................      10        4      105      228       554       554      407     1,003     1,003
                         -------  -------  -------  -------  --------  --------  -------  --------  --------
     Total operating
      expenses..........  16,262   19,088   19,044   28,205    38,815    49,708   27,883    33,828    40,197
 Operating income.......   2,483    2,166      584    2,295     9,603    21,380    6,434     6,006    12,457
 Other income
  (expense):
   Interest expense.....  (1,999)  (2,260)  (1,975)  (5,635)  (10,016)  (31,862)  (7,180)  (10,950)  (24,617)
   Interest income......     112      287      229      269       441       430      275       545       536
   Other................     425       26    1,687      (78)      561       592      438       (66)      (52)
                         -------  -------  -------  -------  --------  --------  -------  --------  --------
 Income (loss) before
  income taxes,
  minority interest and
  equity in earnings of
  subsidiary............   1,021      219      525   (3,149)      589    (9,460)     (33)   (4,465)  (11,676)
 Income tax benefit
  (provision)...........    (327)     (72)    (171)   1,044      (365)    3,482      (54)    1,526     4,088
 Minority interest in
  subsidiaries..........      --       --       (1)     (15)      181        (3)      71       322       321
 Equity in earnings of
  subsidiary............      --       --       --       --        --      (448)      --        --        (4)
                         -------  -------  -------  -------  --------  --------  -------  --------  --------
 Income (loss) before
  extraordinary item
  and cumulative effect
  of accounting change..     694      147      353   (2,120)      405    (6,429)     (16)   (2,617)   (7,271)
 Extraordinary item,
  net of tax............      --       --       --       --        --        --       --      (490)       --
 Cumulative effect of
  accounting change.....     446       --       --       --        --        --       --        --        --
                         -------  -------  -------  -------  --------  --------  -------  --------  --------
 Net income (loss)...... $ 1,140  $   147  $   353  $(2,120) $    405  $ (6,429) $   (16) $ (3,107) $ (7,271)
                         =======  =======  =======  =======  ========  ========  =======  ========  ========
 Earnings (loss) per
  common share before
  extraordinary item
  and cumulative effect
  of accounting change.. $  0.66  $  0.15  $  0.37  $ (2.19) $   0.42  $  (6.67) $ (0.02) $  (2.42) $  (6.74)
                         =======  =======  =======  =======  ========  ========  =======  ========  ========

                                                                    AS OF SEPTEMBER
                                     AS OF DECEMBER 31,                   30,
                          ---------------------------------------- -----------------
                           1992    1993    1994    1995     1996     1996     1997
                          ------- ------- ------- ------- -------- -------- --------
                                                (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash and cash
  equivalents...........  $ 5,296 $ 2,461 $ 3,095 $ 3,364 $  8,284 $  4,827 $ 11,152
 Net property and
  equipment.............   29,888  28,257  36,886  78,231  100,176   83,755  141,450
 Total assets...........   46,955  42,128  49,709  95,434  130,284  105,866  180,825
 Long-term debt,
  including current
  portion...............   35,590  29,875  33,723  73,486   93,805   81,875  142,213

                                                                                   NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                          ----------------------------------------------------  -------------------------
                                                                         PRO                        PRO
                                                                        FORMA                      FORMA
                           1992     1993     1994     1995     1996    1996(1)   1996     1997    1997(1)
                          -------  -------  -------  -------  -------  -------  -------  -------  -------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED CASH FLOW
 STATEMENT DATA:
 Net cash provided by
  operating activities..    5,826    6,992    5,222    5,634   10,280      NA     4,835    9,411      NA
 Net cash provided
  (used) by investing
  activities............  (23,635)  (4,882)  (9,641) (44,532) (33,225)     NA   (12,479) (62,731)     NA
 Net cash provided
  (used) by financing
  activities............   21,783   (4,945)   5,054   39,166   27,865      NA     9,107   56,188      NA
OTHER FINANCIAL DATA:
 Capital
  expenditures(2).......  $40,018  $13,032  $15,948  $46,914  $34,513      NA   $12,891  $60,973      NA
 Capital expenditures--
  oil and gas...........   33,577   10,588    9,988   32,077   16,740      NA     9,808   26,522      NA
 Ratio of earnings to
  fixed charges(3)......     1.5x     1.1x     1.3x       (3)    1.1x      (3)       (3)      (3)     (3)
 Adjusted EBITDA(4).....    8,204    8,769    6,880    7,605   16,760  27,858    11,337   11,063  18,113
 Adjusted EBITDA to
  Interest(5)...........     4.1x     3.9x     3.8x     1.8x     2.1x    1.3x      1.9x     1.6x    1.1x

--------
(1) Pro forma to reflect the Offering and the Transaction and certain other acquisitions as if they had occurred on January 1, 1996, as well as the deconsolidation of Sierra, which will be accounted for using the equity method in future periods.
(2)  Includes acquisitions. NA--not applicable
(3) Earnings were insufficient to cover fixed charges by $3,149,000, $33,000 and $4,465,000 for the historical periods ended December 31, 1995, September 30, 1996 and September 30, 1997, respectively, and $9,908,000 and $11,680,000 for the pro forma periods ended December 31, 1996 and September 30, 1997, respectively. For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income (loss) before extraordinary item plus minority interest in subsidiaries and income taxes, plus fixed charges. Fixed charges consist of interest expense and an estimated portion of rentals representing interest costs.
(4) Adjusted EBITDA (as used herein) is calculated based on the Indenture, which requires EBITDA to be calculated by adding the net income (loss) of SRH (as defined on page 5 of this Prospectus) and its Restricted Subsidiaries, excluding the net income (loss) of any Unrestricted Subsidiary, to minority interest in subsidiaries, income tax benefit (provision) and depreciation, depletion and amortization of SRH and interest expense of SRH and its Restricted Subsidiaries. Specifically, net income (loss), income tax benefit (expense), interest expense and depreciation, depletion and amortization of Red Oak is excluded from the calculation of Adjusted EBITDA, as Red Oak is an Unrestricted Subsidiary. EBITDA is used because the Company believes it is commonly used by debt holders and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles ("GAAP") and is not intended to be used in lieu of GAAP presentation of results of operations and cash provided by operating activities.
(5) Adjusted EBITDA to Interest (as used herein) is the ratio of Adjusted EBITDA to interest on the Notes plus interest on any other debt of SRH and any Restricted Subsidiary.

HISTORICAL AND PRO FORMA OPERATING DATA

  The following table sets forth selected information with respect to the Company's operating data for the periods shown and pro forma to give effect to the Oil and Gas Properties Acquisition.


                                                                     NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                        ------------------------------------------ ---------------------
                                                             PRO                   PRO
                                                            FORMA                 FORMA
                         1992   1993   1994   1995   1996  1996(1)  1996   1997  1997(1)
                        ------ ------ ------ ------ ------ ------- ------ ------ -------
OPERATING DATA:
  Production Volumes:
    Oil and condensate
     (MBbls)...........    751    647    629    814  1,001  1,812     743    818  1,391
    Natural gas (MMcf).  3,390  4,737  3,178  4,639  5,403  5,888   3,986  4,142  4,276
    Total (MBoe).......  1,316  1,437  1,159  1,587  1,901  2,793   1,407  1,508  2,104
  Average Realized
   Prices(2):
    Oil and condensate
     (per Bbl)......... $17.76 $16.23 $14.30 $16.40 $20.44 $20.17  $19.72 $19.39 $19.46
    Natural gas (per
     Mcf)..............   1.31   1.61   1.72   1.51   2.22   2.29    2.05   2.01   2.10
    Per Boe............  12.80  12.60  12.47  12.83  17.07  17.91   16.23  16.05  17.12
    Expenses (per Boe):
      Lease operating
       (including
       production
       taxes).......... $ 5.26 $ 5.20 $ 6.80 $ 7.25 $ 7.81 $ 7.48  $ 7.83 $ 8.10 $ 7.82
      Oil and gas
       depreciation,
       depletion and
       amortization....   3.05   3.61   3.03   3.19   3.38   3.94    3.42   4.08   4.73
      Oil and gas
       general and
       administrative,
       net.............   2.69   2.49   2.87   2.17   2.17   1.69    1.93   2.31   1.90

--------
(1) Pro forma to reflect the Oil and Gas Properties Acquisition and certain other acquisitions as if they had occurred on January 1, 1996.
(2) Reflects the actual realized prices received by the Company, including the results of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  SRH is a holding company that conducts its operations through three principal businesses. The Company's oil and gas operations are conducted through Southwest, primarily in the Permian Basin of West Texas and southeastern New Mexico. Well servicing operations, consisting of workover rig services, liquids handling and other services, are conducted through Sierra in Texas and New Mexico. Real estate operations are conducted through Red Oak and are focused in Texas, Oklahoma and Arizona.

  The Company has grown substantially over the last several years primarily through acquisitions in each of its businesses. As a result of these acquisitions, operating results may not be comparable from period to period. The Company's acquisition expenditures for the period from 1994 to September 30, 1997, by business, are listed below:

                                             YEAR ENDED        NINE MONTHS ENDED
                                            DECEMBER 31,         SEPTEMBER 30,
                                       ----------------------- -----------------
                                        1994    1995    1996         1997
                                       ------- ------- ------- -----------------
                                                    (IN THOUSANDS)
Oil and gas (Southwest)............... $ 7,795 $24,116 $ 3,234      $11,384
Well servicing (Sierra)...............     790     923   2,941        6,677
Real estate (Red Oak).................   4,400  12,631  12,528       26,954
                                       ------- ------- -------      -------
  Total acquisition expenditures...... $12,985 $37,670 $18,703      $45,015
                                       ======= ======= =======      =======

  On October 14, 1997, the Company purchased additional oil and gas properties in the Permian Basin from a major oil company for $72.3 million.

  As previously indicated, a substantial portion of the Company's revenue growth for the past several years has been the result of acquisitions. The Company will continue to place emphasis on profitable acquisition opportunities as long as such opportunities exist. However, the Company understands the cyclical nature of the oil and gas industry. Therefore, the Company is also actively seeking to develop its inventory of existing proved developed non-producing and proved undeveloped reserves. The Company's staff and operations are structured to be able to shift emphasis between acquisitions and reserve development depending on market conditions. Because the Company actively pursues both avenues of development, no overly disruptive operational restructuring is required when the Company decides to shift its focus.

  Historically, the Company has placed more emphasis on acquisitions than reserve development. Management believes, however, that if operations were to shift toward reserve development, a stable revenue stream would be generated which would increase as development projects were completed. A significant portion of the Company's reserves are proved undeveloped and are therefore available for development. The Company budgeted approximately $102.7 million in 1997 and $44.9 million in 1998 for oil and gas acquisitions, development and exploration. In 1997, $19.9 million of the $102.7 million was budgeted for development and exploration. Of the $44.9 million budgeted for 1998, $24.3 million is allocated to development and exploration. If management determines that there are fewer acquisition opportunities than expected, it will seek to allocate additional funds to development and exploration activities.

  Southwest's revenue, profitability and cash flow are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil and natural gas it produces. In addition, Southwest's proved reserves and oil and gas production will decline as crude oil and natural gas are produced unless Southwest is successful in acquiring producing properties or conducts successful exploration and development activities.

  Southwest uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the future gross revenues method based on the ratio of current gross revenues to total proved future gross revenues, computed based on current prices. Significant downward revisions of quantity estimates or declines in oil and gas prices that are not offset by other factors could result in a write down for impairment of oil and gas properties. Once incurred, a writedown of oil and gas properties is not reversible at a later date, even if oil or natural gas prices increase.

  The Sierra Equity Sale resulted in a reduction in the direct ownership of Sierra by SRH to approximately 26%. Beginning July 1, 1997, SRH began accounting for its ownership of Sierra as an investment in an unconsolidated subsidiary, consistent with the equity method of accounting under GAAP.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Revenues. Revenues for the Company increased $5.5 million, or 16%, for the nine months ended September 30, 1997, reflecting increased revenues in each of the Company's businesses.

  The following table summarizes production volumes, average sales prices and period to period comparisons for the Company's oil and gas operations, including the effect on revenues, for the periods indicated:

                                              NINE MONTHS
                                                 ENDED     1997 PERIOD COMPARED
                                             SEPTEMBER 30,    TO 1996 PERIOD
                                             ------------- ---------------------
                                                                       REVENUE
                                                           % INCREASE  INCREASE
                                              1996   1997  (DECREASE) (DECREASE)
                                             ------ ------ ---------- ----------
                                                              (IN THOUSANDS)
Production volumes:
  Oil and condensate (MBbls)................    743    818     10 %     $1,479
  Natural gas (MMcf)........................  3,986  4,142      4 %        320
Average sales prices:
  Oil and condensate (per Bbl).............. $19.72 $19.39     (2)%     $ (270)
  Natural gas (per Mcf).....................   2.05   2.01     (2)%       (166)

  Oil and gas revenues increased $1.4 million, or 6%, for the nine months ended September 30, 1997 compared to the same period in 1996, due primarily to increases in oil production. Oil and gas production increased 10% and 4%, respectively, due principally to several acquisitions. Changes in production contributed $1.8 million to increased oil and gas revenues. The average price per barrel of oil was $19.39, a decrease of 2%, and the average price of natural gas was $2.01 per Mcf, a decrease of 2%, for the nine months ended September 30, 1997 compared to the prior period. These lower oil and gas prices contributed to a decrease of $436,000 to revenues.

  Well servicing revenues increased $1.6 million, or 26%, attributable primarily to acquisitions completed in the last half of 1996 and first half of 1997, as well as an increase in rates for well servicing rigs resulting from increased demand for workover and completion services, partially offset by the effects of deconsolidating Sierra at July 1, 1997. The Sierra Equity Sale resulted in a reduction in the direct ownership of Sierra by SRH to approximately 26%. Beginning July 1, 1997, SRH began accounting for its ownership of Sierra as an investment in an unconsolidated subsidiary, consistent with the equity method of accounting under GAAP. Real estate operations revenues increased $1.9 million, or 63%, for the nine months ended September 30, 1997, due primarily to acquisitions completed in the last half of 1996 and first three quarters of 1997. Other operating revenues increased 524,000 or 124% due primarily to TPI, a small manufacturing subsidiary of Southwest, which has increased its market share since commencing operations in 1994.

  Operating Expenses. Operating expenses, before general and administrative expense and depreciation, depletion and amortization, increased $3.6 million, or 21%, for the nine months ended September 30, 1997, due primarily to growth in the Company's businesses through acquisitions.

  Oil and gas operating expense increased $1.3 million, or 12%, for the nine months ended September 30, 1997, due primarily to an increase in the number of oil and gas properties owned by the Company and increased workover activity during the period. The average operating expense was $8.10 per Boe in the nine months ended September 30, 1997, an increase of 3% from $7.83 per Boe for the same period in 1996. This increase in per unit operating costs was attributable primarily to the acquisition of oil and gas properties which affected 1997 results.

  Well servicing operating expense increased $1.1 million, or 23%, for the nine months ended September 30, 1997, attributable primarily to increased activity from recently acquired companies, partially offset by the effects of deconsolidating Sierra at July 1, 1997. Real estate operating expense increased $612,000, or 47%, for the nine months ended September 30, 1997, due primarily to acquisitions. Both well servicing and real estate operating expenses declined, 2% and 4%, respectively, as a percentage of revenues as the Company experienced efficiencies resulting from integrating acquisitions in each of these businesses. Other operating expenses increased $596,000 or 146%, due primarily to the growth of TPI, a small manufacturing subsidiary of Southwest, which commenced operations in 1994.

  General and Administrative ("G&A") Expense. G&A expense for the Company increased $479,000, or 10%, for the nine months ended September 30, 1997, due primarily to an increase in the Company's activities resulting from recent acquisitions. Oil and gas G&A expense increased approximately $768,000, or 28%, for the nine months ended September 30, 1997, and was $2.31 per Boe, an increase of 20% from the comparable prior period, due primarily to additions to oil and gas technical and administrative staff in conjunction with planned increases in future oil and gas development activity. Well servicing G&A expense increased $192,000, or 17%, for the nine months ended September 30, 1997, due primarily to growth through acquisitions and increased business insurance expense associated with those acquisitions, partially offset by the effects of deconsolidating Sierra at July 1, 1997. Well servicing G&A expense declined as a percentage of revenues as the Company experienced the benefits of scale resulting from acquisitions in this business. Real estate G&A expense decreased $31,000, or 6%, for the nine months ended September 30, 1997.

  Depreciation, Depletion and Amortization ("DD&A") Expense. DD&A expense for the Company increased $1.8 million, or 30%, for the nine months ended September 30, 1997 due to growth in each of the Company's businesses. Oil and gas DD&A expense increased approximately $1.4 million, or 28%, and was $4.08 per Boe, an increase of 20% from the comparable prior period. The increase in oil and gas DD&A expense on an overall basis and per Boe was due to a higher increase in production compared to the decrease in prices which resulted in increased revenues and a higher depletion rate. Well servicing DD&A expense remained constant as a percentage of well servicing revenue at 10% for both periods. Real estate DD&A expense increased as a percentage of real estate revenues from 15% in the nine months ended September 30, 1996 to 16% in the nine months ended September 30, 1997.

  Interest Expense. Interest expense for the Company increased $3.8 million, or 53%, for the nine months ended September 30, 1997, primarily as a result of increased borrowings incurred to fund a portion of the Company's acquisitions and oil and gas development. Oil and gas interest expense increased approximately $919,000, or 15%, as a result of increased borrowings for development drilling and acquisitions made in the last quarter of 1996 and the first three quarters of 1997. The average interest rate paid on these borrowings also increased by approximately 1.0%. Well servicing interest expense increased $132,000, attributable to increased debt incurred for acquisitions, partially offset by the effects of deconsolidating Sierra at July 1, 1997. Real estate interest expense increased $2.7 million, or 240%, due to increased debt used to finance acquisitions and an increase of approximately 3.0% in the average interest rate paid on these borrowings, as compared to the prior year. This increase is primarily attributable to the borrowing of non-recourse debt at Red Oak during the period.

  Other Income. Other income decreased $504,000 or 115%, due to the receipt of an insurance settlement in 1996.

  Net Income. Due to the factors described above, net loss for the Company increased $3.1 million to a loss of $3.1 million for the nine months ended September 30, 1997.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenues. Revenues for the Company increased $17.9 million, or 59%, for the year ended December 31, 1996, reflecting increased revenues in each of the Company's businesses.

  The following table summarizes production volumes, average sales prices and period to period comparisons for the Company's oil and gas operations, including the effect on revenues, for the periods indicated:


                                              YEAR ENDED       1996 COMPARED
                                             DECEMBER 31,         TO 1995
                                             ------------- ---------------------
                                                                       REVENUE
                                                           % INCREASE  INCREASE
                                              1995   1996  (DECREASE) (DECREASE)
                                             ------ ------ ---------- ----------
                                                              (IN THOUSANDS)
Production volumes:
  Oil and condensate (MBbls)................    814  1,001     23%      $3,067
  Natural gas (MMcf)........................  4,639  5,403     16%       1,156
Average sales prices:
  Oil and condensate (per Bbl).............. $16.40 $20.44     25%      $4,043
  Natural gas (per Mcf).....................   1.51   2.22     47%       3,834

  Oil and gas revenues increased $12.6 million, or 55%, from 1995 to 1996, due primarily to increases in oil and gas production and prices. Production of oil and gas increased 23% and 16%, respectively, due to the inclusion of production attributable to several acquisitions completed in late 1995, as well as to acquisitions in 1996, resulting in an increase in revenues of $4.2 million. The average realized oil price was $20.44 per Bbl, an increase of 25%, and the average realized gas price was $2.22 per Mcf, an increase of 47%, for 1996 as compared to 1995. These price increases resulted in increased revenues of $7.9 million. Management fees and other oil and gas income also increased at Southwest.

  Well servicing revenues increased $3.8 million, or 90%, attributable primarily to acquisitions completed in 1996, which increased the number of well servicing rigs owned at year end 1996 to 22 from 10 at year end 1995, as well as to an increase in rates for well servicing rigs resulting from increased demand for these services. Real estate revenues increased $1.3 million, or 40%, for 1996, primarily due to the acquisition of three properties in 1996. Other operating revenues increased $270,000 or 77%, due primarily to TPI, a small manufacturing subsidiary of Southwest, which has increased its market shares since commencing operations in 1994.

  Operating Expenses. Operating expenses, before general and administrative expense and depreciation, depletion and amortization, for the Company increased $7.0 million, or 42%, for 1996, due primarily to growth in the Company's businesses through acquisitions.

  Oil and gas operating expense increased $3.3 million, or 29%, for 1996, due principally to the overall increase in production generated from properties acquired during 1996 and the prior year. The average operating expense was $7.81 per Boe in 1996, an increase of 8% from the prior year, attributable primarily to acquisitions of properties with generally higher per unit operating expenses and to increased production taxes resulting from higher oil and gas prices.

  Well servicing operating expense increased $2.8 million, or 85%, for 1996, attributable primarily to increases in expenses arising from acquisitions, but partially offset by a reduction in expenses due to a shift from plugging and abandonment to well servicing activities. Real estate operating expense increased $473,000, or 33%, for 1996, due principally to acquisitions and related increases in direct operating costs. Both well servicing and real estate operating expenses declined as a percentage of revenues as the Company experienced efficiencies resulting from acquisitions in each of these businesses. Other operating expenses increased $326,000 or 143%, due primarily to the growth of TPI, a small manufacturing subsidiary of Southwest, which commenced operations in 1994.

  G&A Expense. G&A expense for the Company increased $1.9 million, or 39%, for 1996, due to an increase in the Company's activities resulting primarily from acquisitions. Oil and gas G&A expense increased approximately $686,000, or 20%, for 1996, and was $2.17 per Boe in each year. This expense increased as the result of the addition of technical and administrative personnel relating to growth in the Company's oil and gas business. Well servicing G&A expense increased $905,000, or 104%, for 1996 compared to the prior year, due primarily to growth through acquisitions and the related additions of operating and administrative personnel. Real estate G&A expense increased $232,000, or 55%, for 1996 compared to the prior year, primarily as the result of a one time incentive compensation payment to management. Both well servicing and real estate G&A expenses increased slightly as a percentage of revenues.

  DD&A Expense. DD&A expense for the Company increased $1.7 million, or 25%, for 1996 due primarily to acquisitions. Oil and gas DD&A expense increased $1.4 million, or 27%, for 1996 due primarily to increases in oil and gas production. The DD&A rate was $3.38 per Boe, an increase of 6% as compared to 1995 results. Well servicing DD&A expense increased $415,000, or 93%, and real estate DD&A expense increased $214,000, or 48%, in 1996 compared to the prior year, attributable primarily to the impact of acquisitions.

  Interest Expense. Interest expense for the Company increased $4.4 million, or 78%, for 1996, primarily as a result of increased borrowings. Oil and gas interest expense increased $3.7 million, or 85% for 1996, as a result of a higher average outstanding debt balance due primarily to development activities and acquisitions made in 1995 and 1996. Well servicing interest expense increased $12,000 for 1996, attributable to an increase in average debt balances. Real estate interest expense increased $632,000, or 50%, for 1996, due principally to increased debt used to finance acquisitions.

  Other Income/Expense. Other income increased $639,000 or 619%, due to the receipt of an insurance settlement in 1996.

  Net Income. Due to the factors described above, net income for the Company increased $2.5 million to $405,000 for 1996.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenues. Revenues for the Company increased $10.9 million, or 55%, for 1995, reflecting increased revenues in each of the Company's businesses, primarily from acquisitions.

  The following table summarizes production volumes, average sales prices and period to period comparisons for the Company's oil and gas operations, including the effect on revenues for the periods indicated:

                                              YEAR ENDED       1995 COMPARED
                                             DECEMBER 31,         TO 1994
                                             ------------- ---------------------
                                                                       REVENUE
                                                           % INCREASE  INCREASE
                                              1994   1995  (DECREASE) (DECREASE)
                                             ------ ------ ---------- ----------
                                                              (IN THOUSANDS)
Production volumes:
  Oil and condensate (MBbls)................    629    814     29 %     $2,645
  Natural gas (MMcf)........................  3,178  4,639     46 %      2,510
Average sales prices:
  Oil and condensate (per Bbl).............. $14.30 $16.40     15 %     $1,712
  Natural gas (per Mcf).....................   1.72   1.51    (12)%       (952)

  Oil and gas revenues increased $6.4 million, or 39%, from 1994 to 1995, due principally to increased oil and gas production and oil prices. Production of oil and gas increased 29% and 46%, respectively, due primarily to production from acquired properties, resulting in an increase in revenues of $5.2 million. The average realized price per barrel of oil was $16.40, an increase of 15%, and the average realized gas price was $1.51 per Mcf, a decrease of 12%, for 1995 compared to 1994. These price changes resulted in increased revenues of $760,000 for 1995 compared to 1994. Management fees and other income also increased at Southwest.

  Well servicing revenues increased $1.8 million, or 77%, attributable primarily to the addition of four well servicing rigs in 1995, resulting in a fleet of ten rigs at year end 1995 compared to six rigs at year end 1994. Real estate revenues increased $2.6 million, for 1995, due primarily to the acquisition of two properties in 1995. Other operating revenues increased $27,000 or 8%, due to the addition of TPI, a small manufacturing subsidiary of Southwest.

  Operating Expenses. Operating expenses, before general and administrative expense and depreciation, depletion and amortization, for the Company increased $6.2 million, or 60%, for 1995, due primarily to growth in the Company's businesses through acquisitions.

  Oil and gas operating expense increased $3.6 million, or 46%, for 1995, due principally to increased production from acquired properties. The average operating expense was $7.25 per Boe in 1995, an increase of 7% from $6.80 per Boe for the prior year, attributable primarily to acquisitions of properties with generally higher per unit operating expenses and to increased production taxes resulting from higher oil and gas prices.

  Well servicing operating expense increased $1.2 million, or 55%, for 1995, attributable primarily to increased expense from businesses acquired. Well servicing operating expense declined as a percentage of revenues, from 90% in 1994 to 79% in 1995 on a consolidated basis, as Sierra achieved improved pricing for its services and efficiencies from its acquisitions. Real estate operating expense increased $1.2 million for 1995, due to increased expense resulting from acquisitions. Other operating expenses increased $123,000 or 117%, due to the addition of TPI, a small manufacturing subsidiary of Southwest.

  G&A Expense. G&A expense for the Company increased $726,000, or 17%, for 1995, compared with 1994, due principally to an increase in the Company's activities from acquisitions. Oil and gas G&A expense increased $123,000, or 4%, for 1995, and was $2.17 per Boe, a decrease of 24% from the prior year. This expense increased as the result of an increase in technical and administrative personnel attributable to growth in the oil and gas business, but decreased on a per unit basis due primarily to increases in oil and gas production. Well servicing G&A expense increased $437,000, or 102%, for 1995 compared to the prior year, due principally to the establishment of the East Texas field office. Real estate G&A expense increased $6,000, or 1%, for 1995 compared to the prior year. Real estate G&A expenses declined as a percentage of revenues as the Company experienced the benefits of scale resulting from acquisitions.

  DD&A Expense. DD&A expense for the Company increased $2.3 million, or 51%, for 1995, compared with 1994. This increase was due primarily to an increase in oil and gas production. Oil and gas DD&A expense increased $1.6 million, or 44%, for 1995, and was $3.19 per Boe, an increase of 5%, compared to the prior year. The increase in oil and gas DD&A expense was attributable primarily to a doubling of the oil and gas property base resulting from acquisitions, and was partially offset by a decreased DD&A rate. Well servicing DD&A expense increased $294,000, or 191%, for 1995, due principally to a significant increase in the well servicing asset base from acquisitions. Real estate DD&A expense increased $364,000, for 1995, due primarily to the acquisition of new properties.

  Interest Expense. Interest expense for the Company increased $3.7 million, or 185%, for 1995, compared with the same period in 1994, due primarily to increased borrowings attributable to acquisitions at Southwest and Red Oak. Oil and gas interest expense increased $2.5 million, or 135%, for 1995. Well servicing interest expense increased $47,000 for 1995, and real estate interest expense increased $1.2 million for 1995.

  Other Income/Expense. Other income decreased $1,765,000 or 105%, due to a gain on sale on assets in 1994.

  Net Income. Due to the factors described above, net income for the Company decreased $2.5 million to a loss of $2.1 million for 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Funding for the Company's business activities has historically been provided by operating cash flows, bank borrowings, reserve-based financing and sales of equity. While the Company regularly engages in discussions relating to potential acquisitions of oil and gas properties, well servicing businesses and real estate properties, it has no present agreement, commitment or understanding with respect to any such acquisition. Any future acquisitions may require additional financing and will be dependent upon financing arrangements available at the time.

  Net Cash Provided by Operating Activities. Cash flows provided by operating activities from the Company's operations were $5.2 million, $5.6 million and $10.3 million for 1994, 1995 and 1996, respectively. Increases in oil and gas production and revenues resulting principally from acquisition and development activities over this three-year period, as well as generally improved oil and gas prices, increased cash flows. Additionally, growth from well servicing acquisitions, increased cash flows, partially offset by cash used in real estate operating activities. Cash flows from the Company's operations for the nine-month period ended September 30, 1997 were $9.4 million, as compared to $4.8 million for the prior year. This increase was primarily attributable to increases in oil and gas production and prices and increased activity attributable to well servicing and real estate acquisitions.

  Net Cash Used in Investing Activities. Cash flows used in investing activities by the Company were $9.6 million, $44.5 million and $33.2 million for 1994, 1995 and 1996, respectively. Acquisitions and oil and gas development activities were the primary uses of funds. Cash flows used in investing activities by the Company for the nine months ended September 30, 1996 were $12.5 million and for the nine months ended September 30, 1997 were $62.7 million.

  The following table sets forth capital expenditures, including acquisitions, made by the Company during the periods indicated.

                                                               NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,   SEPTEMBER 30,
                                       ----------------------- -----------------
                                        1994    1995    1996         1997
                                       ------- ------- ------- -----------------
                                                    (IN THOUSANDS)
   Oil and gas
     Development...................... $ 2,134 $ 6,683 $13,322      $13,215
     Exploration......................      59   1,278     184        1,923
     Acquisitions.....................   7,795  24,116   3,234       11,384
   Well servicing.....................     852   1,598   3,826        6,885
   Real estate........................   5,108  13,239  13,947       27,566
                                       ------- ------- -------      -------
       Total.......................... $15,948 $46,914 $34,513      $60,973
                                       ======= ======= =======      =======

  In 1997, the Company budgeted $102.7 million for oil and gas acquisition, development and exploration, including $72.3 million for the Oil and Gas Properties Acquisition. The Company actually spent $103.9 million in 1997 on acquisition, development and exploration. The Company has budgeted $44.9 million for acquisition, development and exploration in 1998. In addition, Sierra and Red Oak had budgeted $43.6 and $55.0 million, respectively, for acquisitions and capital expenditures in 1997. Actual expenditures for 1997 were $61.4 million for Sierra and $53.8 for Red Oak. The Company anticipates capital expenditures in 1998 of $1.3 million at Sierra and $4.0 million at Red Oak.

  Net Cash Provided by Financing Activities. Cash provided by the Company's financing activities was $5.1 million, $39.2 million (including additional borrowings of $37.1 million) and $27.9 million (including additional borrowings of $18.0 million and $9.9 million net proceeds from issuance of additional equity securities) for 1994, 1995 and 1996, respectively. Cash provided by financing activities for the Company's operations for the nine months ended September 30, 1997 was $56.2 million, consisting of additional net borrowings of $53.7 million and net proceeds from private equity sales by a subsidiary.

  In April 1997, MROP, a wholly-owned subsidiary of Red Oak, entered into a $42 million credit facility maturing in April 2000 with an institutional lender (the "MROP Facility"). The MROP Facility was executed in order to consolidate six mortgage loans, originally incurred to complete the acquisition of certain Red Oak properties, and to finance the acquisition of an additional real estate property. Borrowings under the facility bear interest at a rate of 13%, with 10% payable in cash and the remaining 3% payable in cash or additional notes at MROP's option. The facility contains a number of covenants that, among other things, restrict the ability of MROP to incur additional indebtedness and dispose of assets. The facility is secured by a first lien on substantially all of MROP's properties. MROP's obligations under the facility are nonrecourse to SRH, Southwest, Red Oak and Sierra.

  In conjunction with the Private Placement, the Company arranged new borrowing facilities for each of its businesses. The following discussion summarizes the material terms of such facilities.

  Southwest Credit Facility. The Southwest Credit Facility has been amended to provide for a $75 million revolving line of credit maturing in February 1999, resulting in availability of $40 million, subject to semi-annual borrowing base redetermination. The initial borrowing base of $40 million is subject to a $15 million sub-limit on availability for oil and gas acquisitions, with the balance of the borrowing base available for general corporate purposes. Borrowings accrue interest at LIBOR plus a margin ranging from 1.75% to 2.50% and incur a quarterly commitment fee of three-eighths of one percent ( 3/8%) per annum on the daily average of the unadvanced amount of the borrowing base. The Southwest Credit Facility is secured by substantially all of Southwest's proved oil and gas properties. The facility contains a number of covenants that limit loans and advances, investments, and dividends, as well as setting a minimum interest coverage ratio for SRH.

  Sierra Acquisition Facility. Sierra arranged the Sierra Acquisition Facility, in the amount of $60 million, secured by all of Sierra's assets, with an institutional lender. Tranche A of the Sierra Acquisition Facility is for up to $30 million, with interest payable monthly at the prime rate plus 1.0%. The full amount of Tranche A was used to finance part of Sierra's recent acquisitions and the related working capital and costs and expenses of such transactions. Tranche B of the Sierra Acquisition Facility is for $30 million, with an initial availability of $10 million and subsequent advances subject to lender approval. Sierra spent $61.4 million for acquisitions and capital expenditures in 1997. $50.0 million of those expenditures were funded from the Sierra Acquisition Facility. Interest will be payable monthly on funds advanced under Tranche B, initially at the prime rate plus 3.0%, subject to adjustment. The final maturity of the Sierra Acquisition Facility is 18 months after the date of closing of the facility. Under the terms of the Sierra Acquisition Facility, the lender received certain fees and warrants to purchase common stock of Sierra.

  Red Oak Acquisition Facilities. In order to partially fund Red Oak's recent acquisitions, the MROP Facility was increased by an additional $30 million and Red Oak entered into two additional mortgage facilities with separate lenders (the "Red Oak Acquisition Facilities"). Red Oak spent $53.8 million for acquisitions and capital expenditures in 1997. $51.1 million of those expenditures were funded from the Red Oak Acquisition Facilities. The Red Oak Acquisition Facilities are secured by a first lien on the properties acquired. The two additional mortgage facilities contain a number of covenants that, among other things, restrict the ability of Red Oak to incur additional indebtedness and dispose of assets, and borrowings thereunder bear interest at 9.25%. Red Oak's obligations under the Red Oak Acquisition Facilities are nonrecourse to SRH, Southwest and Sierra.

  To partially fund its recent acquisitions, Red Oak sold additional common stock to SRH for $10 million. SRH funded its purchase of additional common stock from the proceeds of a dividend of $10 million from Southwest, paid out of a portion of the net proceeds from the Private Placement.

  The Company believes that availability under the Southwest Credit Facility, the Sierra Acquisition Facility, the Red Oak Acquisition Facilities, cash flow from operations and the proceeds from the private placement Note Offering, will be sufficient for planned operating and capital expenditure requirements in 1997 and 1998. If the Company makes capital expenditures in excess of planned levels, it may be required to seek additional financing.

                                   BUSINESS

GENERAL

  The Company is an independent oil and gas company engaged in the acquisition, development and production of oil and gas properties, primarily in the Permian Basin of West Texas and southeastern New Mexico, through its wholly-owned subsidiary, Southwest. Since 1983, the Company has grown primarily through selective acquisitions of producing oil and gas properties, completing over $320 million in acquisitions, both directly and through the oil and gas partnerships it manages. The Company also participates in the well servicing industry through its affiliate, Sierra, and owns and manages real estate properties through its subsidiary, Red Oak.

  The Company pursues a strategy of acquiring long-life, producing oil and gas properties, which offer both current cash flow, significant development potential and opportunities to reduce operating and administrative costs. Many of the Company's previous acquisitions were completed during periods of relatively low oil and gas prices, and the Company generally deferred development of such acquired properties to invest available capital in additional acquisitions. Due to increased oil and gas prices and improved availability of capital, the Company has increased its oil and gas development activities. The Company plans to increase capital spending on development and exploitation opportunities.

  At June 30, 1997, on a pro forma basis, the Company owned interests in approximately $2.6 million gross leasehold acres, approximately 75% of which were classified as developed. At such date, the Company's estimated net proved reserves, on a pro forma basis, would have been 32.5 MMBbls of oil and 75.3 Bcf of natural gas, or 45.0 MMBoe. The Company's properties are located primarily in the Permian Basin and generally have well-established production histories with a pro forma reserve life of approximately 15 years. At June 30, 1997, the Company's pro forma PV-10 Value would have been $214.5 million.

  The Company's development projects generally involve moderate drilling and completion costs as they are located primarily in shallow to intermediate depth, normally pressured reservoirs. Additionally, many of these projects contain multiple horizons that are potentially productive, thereby further reducing development drilling risk. The Company has identified over 500 recompletion and development opportunities on its properties. For the nine months ended September 30, 1997, Southwest has spent approximately $27 million in the aggregate for oil and gas acquisition, development and exploration activities and has budgeted additional capital spending of approximately $45 million for the remainder of 1997 and 1998 principally to complete over 190 planned development drilling and recompletion projects. The Company anticipates that its development activities, when combined with new seismic and other data, will result in the identification of additional development drilling prospects and proved reserves.

  The Company engages in the well servicing business through Sierra, in which SRH has a 26% direct ownership interest in Sierra as well as an indirect 10% ownership interest through Southwest which is the general partner and 15% interest holder in two partnerships which own approximately 64% of Sierra. Sierra, which was formed in 1992, provides a broad range of well services to oil and gas companies, including workover rig services, liquids handling and other services. Since January 1996, Sierra has purchased 15 well servicing companies for a total cost of $42.1 million, increasing its equipment fleet to 86 workover rigs. Management believes that Sierra is the fourth largest land-based well servicing company in the United States.

  Red Oak, an 82%-owned subsidiary of SRH, on a pro forma basis, owns and manages retail shopping centers and office buildings in Texas, Oklahoma and Arizona. Since December 1993, Red Oak has acquired 17 properties for approximately $82.8 million.

STRATEGY

  The Company's objective is to increase its revenues, cash flow, earnings and assets through a balanced growth strategy of acquisition, development and exploitation of oil and gas properties, and through its investments in the well servicing and real estate businesses.

  Complete Selective Oil and Gas Acquisitions. The Company seeks to acquire producing oil and gas properties that provide opportunities for the addition of reserves, production and cash flow through operational improvements, production enhancement and additional development. The Company believes these criteria are met in the Permian Basin due to the region's long history of production and multiple producing oil and gas horizons. The Company has acquired over $320 million of oil and gas properties since inception, both directly and through the oil and gas partnerships it manages. Management believes that acquisition opportunities will continue to be available in the Permian Basin.

  Develop and Exploit Existing Oil and Gas Properties. The Company has acquired a diversified portfolio of oil and gas properties that contains numerous identified development opportunities. The Company believes that current oil and gas prices, combined with technical and operating advances, have improved the attractiveness of accelerated development of these properties. The Company plans to significantly increase its capital spending during 1997 and 1998 to pursue these opportunities, which consist principally of infill drilling, recompletions, enhanced recovery operations and workover opportunities. The Company is pursuing these projects to increase cash flow and to identify additional reserves and development projects.

  Maintain Geographic Focus. The Company concentrates its oil and gas activities in the Permian Basin, with properties in this region representing over 90% of the Company's pro forma PV-10 Value at June 30, 1997. The Company believes that its long-life oil and gas properties and large inventory of development projects in the Permian Basin, coupled with region-specific geological, engineering and production experience, provide it with focused operations. Company-operated properties comprised approximately 60% of its pro forma PV-10 Value at June 30, 1997, allowing substantial control over the incurrence and timing of capital and operating expenditures.

  Selectively Grow Well Servicing and Real Estate Businesses. The Company plans to continue the expansion of its well servicing and real estate businesses, primarily in the southwestern United States. The Company expects that Sierra's and Red Oak's active management practices will lead to consolidation benefits, cost savings, more efficient utilization and improved cash flow, thereby enhancing the return on capital invested.

SOUTHWEST

  Prior to 1996, Southwest grew principally through the acquisition of producing properties, establishing a substantial base of producing and undeveloped properties in the Permian Basin. Due to relatively low oil and gas prices, as well as certain other constraints, Southwest pursued limited exploration and development of its properties during this period. With the recovery of oil and gas prices, Southwest increased its development activities in 1996. Southwest plans to accelerate the internal development and exploitation projects. Southwest's development program focuses on its operated properties. For the second half of 1997 and for 1998, Southwest has budgeted capital spending for over 190 drilling and recompletion opportunities within its existing property base, approximately 90% of which are identified as proved in its reserve report. Southwest intends to devote a limited amount of its capital spending to lower risk exploration drilling opportunities, consisting principally of step-out drilling prospects adjacent to existing producing fields.

  Southwest's estimated actual and pro forma net proved reserves as of June 30, 1997 were approximately 31.0 MMBoe and 45.0 MMBoe, respectively, and actual and pro forma production during the first nine months of 1997 was approximately 1.5 MMBoe and 2.1 MMBoe, respectively. Approximately 67% of the pro forma reserves would have been classified as proved developed. As of June 30, 1997, Southwest's PV-10 Value, on a pro forma basis, would have been $214.5 million.

 Principal Oil and Gas Properties

  The Company's oil and gas properties are primarily located in the Permian Basin of West Texas and southeastern New Mexico. Approximately 86% of the Company's PV-10 Value is concentrated in this region (91% on a pro forma basis). The region is characterized by numerous known producing horizons, providing significant opportunities to increase reserves, production and ultimate recoveries through additional development, horizontal drilling, recompletions, enhanced recovery methods, and the use of 3-D seismic, reprocessed 2-D seismic data and other advanced technologies. As of June 30, 1997, the Company operated properties comprising approximately 60% of its PV-10 Value (60% on a pro forma basis). The following table provides information for the Company's ten largest fields which contribute approximately 50% of its reserves and PV-10 Value as of June 30, 1997.

                                                         AS OF JUNE 30, 1997
                                                      -------------------------
                                                        NET               % OF
                                                       PROVED    PV-10    TOTAL
                                                      RESERVES VALUE (IN  PV-10
   FIELD                                               (MBOE)  THOUSANDS) VALUE
   -----                                              -------- ---------- -----
   Flying M..........................................   3,778   $10,786    7.8%
   Halley............................................   2,010    10,376    7.5
   Magnolia Sealy....................................   2,450     9,491    6.9
   Rhoda Walker......................................   1,785     8,444    6.1
   T.J. Good.........................................   1,202     7,430    5.4
   Vealmoor..........................................   1,476     6,839    5.0
   Ward-Estes North..................................     787     4,574    3.3
   Maljamar..........................................     688     3,533    2.6
   Hendrick..........................................     864     3,190    2.3
   Oceanic...........................................     518     2,204    1.6
                                                       ------   -------   ----
     Total...........................................  15,558   $66,867   48.6%
                                                       ======   =======   ====

  Flying M Field. The Flying M Field is located in northern Lea County, New Mexico and produces from the San Andres oil reservoir. The field was discovered in 1964 and was unitized in 1967 when water injection commenced. In 1997, Southwest acquired working interests ranging from 83% to 100% in 6,160 gross acres of the field area, of which 2,240 gross acres are undeveloped. Southwest operates all 46 producing wells and nine active water injection wells, including wells that are not contained within the unitized portion of the field. Development plans for this field include the drilling of ten undrilled 40-acre proved undeveloped locations and the conversion of ten wells to water injection. Further development of the field, including the reduction to 20-acre spacing from the current 40-acre spacing, is presently under evaluation.

  Halley Field. The Halley Field is located in Winkler County, Texas and consists of two leases totaling 7,608 gross acres, of which 3,190 gross acres have been developed. Southwest acquired working interests ranging from 43% to 70% in this field in 1995 and currently operates 123 active producing wells and 33 water injection wells. The field was discovered in 1937 and produces from multiple zones ranging from 2,400 to 3,000 feet in depth. To date, Southwest has performed 30 workovers, increasing average daily production from approximately 200 Bopd and 280 Mcfd of natural gas in 1995 to 321 Bopd and 1,500 Mcfd of natural gas in 1996. Development plans, which have commenced, include the drilling of 20 proved undeveloped locations. An additional 15 potential well locations have been identified and five workovers are scheduled to be completed by the end of 1997.

  Magnolia Sealy Field. The Magnolia Sealy Field is located in Ward County, Texas and produces from the Upper Yates oil reservoir. Southwest acquired its interest in this field in 1988 and operates 21 producing wells and three water disposal wells with a working interest of 90%. There are currently 33 proved undeveloped locations to be drilled on the 1,800 gross acres operated by Southwest. Development plans also include the initiation of a water flood on a portion of the field by early 1998.

  Rhoda Walker Field. The Rhoda Walker Field is located in Ward County, Texas and produces from 18 different reservoirs ranging in depth from 4,700 to 7,000 feet. Southwest acquired its working interests in this field, ranging from 1% to 34%, in 1990. Southwest operates 37 producing wells and five water disposal wells and also owns non-operated interests in 46 wells. The field was discovered in 1971 and contains significant proved developed non-producing reserves. Development plans include 24 recompletions, the drilling of 47 proved undeveloped locations and infill drilling.

  T.J. Good Field. The T.J. Good Field is located in Dawson and Borden Counties, Texas. Southwest and Apache Corporation each own a 50% working interest and Apache operates the 30 producing wells and five injection wells. The field was discovered in 1949 and produces from the Spraberry, Dean and Canyon formations. Southwest acquired its interest in this field in 1995. Development plans include conversion of two producing wells to water injection, additional development and recompletion of the Spraberry and Dean formations and the drilling of two Canyon Reef wells.

  Vealmoor Field. The Vealmoor Field is located in northwest Howard County, Texas. Southwest acquired its 35% non-operated working interest in this field in 1995. The field was discovered in 1948 and is currently producing from 20 wells in the Horseshoe Atoll-Canyon Reef trend. Development plans include the drilling of nine infill wells resulting in 20-acre spacing in a portion of the field. Additionally, seven development locations have been identified to test proved undeveloped locations and Southwest is currently evaluating 3-D seismic data over the field.

  Ward-Estes North Field. The Ward-Estes North Field is located in Ward County, Texas and produces from the Yates, Seven Rivers, Queen and Dense Dolomite formations. Southwest acquired its working interests in this field, ranging from 52% to 98%, in 1988 and operates 32 producing and eight injection wells. The field was discovered in 1933. Southwest initiated several infill drilling and recompletion programs since purchasing its interests, increasing production and reserves. Development plans include five workovers in the Yates and Queen formations and a reduction in spacing to ten acres from 20 acres, with additional water injection wells to be added as needed.

  Maljamar Field. The Maljamar Field is located in Lea County, New Mexico and produces from the Queen, Grayburg, Premier and San Andres reservoirs at depths ranging from 4,200 to 5,500 feet. Southwest acquired its 100% working interests in this field in 1989. The field was discovered in 1954. Development and exploration plans include two workovers and the drilling of five proved undeveloped locations.

  Hendrick Field. The Hendrick Field is located in Winkler County, Texas and produces from the Seven Rivers, Yates and Dolomite formations. Southwest acquired its interests in this field, ranging from 21% to 54%, in 1991 and operates 13 producing wells and five disposal wells. The field was discovered in 1929. Development plans include the completion of three recently drilled wells, installation of pumps to accelerate production and the drilling of nine additional development locations.

  Oceanic Field. The Oceanic Field is located in Howard County, Texas and produces from the Horseshoe Atoll-Canyon Reef trend from multiple pay zones ranging in thickness from 200 to 300 feet. Southwest acquired its 33% non-operated working interest in this field in 1995. The field was discovered in 1953. Development and exploration plans include the drilling of five additional proven undeveloped locations and the interpretation of 3-D seismic data to determine well placement for additional recovery of oil and gas reserves.

 The Oil and Gas Properties Acquisition

  On October 14, 1997, the Company acquired various working interests in 431 producing oil and gas wells, located in seven fields in the Permian Basin of West Texas and southeastern New Mexico. The Company will operate 133 of these wells. The Company believes that it has significant opportunities to improve production and cash flow from these properties through additional development, reconfiguration of operations and reduction of operating and administrative costs. These acquisitions added estimated net proved reserves of approximately
13.3 MMBbls of oil and 4.2 Bcf of gas, or 14.0 MMBoe, as of June 30, 1997. The following table provides information for the seven fields included in the acquisition, and the largest fields are described thereafter.

                                                                AS OF JUNE 30,
                                                                     1997
                                                              ------------------
                                                                NET
                                                              PROVED    PV-10
                                                              RESERVE VALUE (IN
      FIELD                                                   (MBOE)  THOUSANDS)
      -----                                                   ------- ----------
      Huntley................................................  3,513   $22,591
      Ackerly................................................  3,327    17,850
      Foster.................................................  2,255    13,317
      Huntley East...........................................  2,229    12,209
      Jo-Mill................................................  2,425     9,571
      South Maljamar Young...................................    172       915
      Buffalo................................................    117       397
                                                              ------   -------
        Total................................................ 14,038   $76,850

  Huntley Field. The Huntley Field is located in Garza County, Texas. The field was discovered in 1953 and produces from the San Andres and Glorieta reservoirs. Southwest owns a 74% working interest and operates 33 producing and 12 injection wells.

  Ackerly (Dean) Field. The Ackerly (Dean) Field is located in Dawson County, Texas and produces from the Dean Sand oil reservoir. The field was discovered in 1954 with the drilling and completion of the Pan American Graves "A" No. 1 well. Southwest owns a 60% working interest in the East Ackerly Dean Unit-- Phase II, along with interests in two additional leases. Henry Petroleum operates 70 producing and 30 injection wells.

  Foster Field. The Foster Field is located in Ector County, Texas. The field was discovered in 1936 and produces from the Grayburg and Queen formations in the Gist Unit. Southwest owns working interests ranging from 46% to 100% and operates 63 producing and 57 injection wells.

  Huntley East Field. The Huntley East Field is located in Garza County, Texas. The field was discovered in 1956 and produces from a low-relief anticline which covers approximately 1,400 surface acres. Southwest has a 100% working interest in the Huntley East San Andres Unit, which comprises substantially all of the field, and a 100% working interest in the Harold L. Davies lease, and operates 37 producing and seven injection wells.

  Jo-Mill Field. The Jo-Mill Field is located in Borden County, Texas. The field was discovered in 1954, unitized in 1969, and produces from the Upper Spraberry, Lower Spraberry and Dean Sand reservoirs. Southwest owns a 6% working interest in the Jo-Mill Unit. Texaco, Inc. operates 172 producing and 73 injection wells.

 Oil and Gas Reserves

  The following table summarizes the estimates of Southwest's historical and pro forma net proved reserves and the related present values of such reserves at the dates shown. The reserve and present value data for the Company's existing properties as of June 30, 1997 were prepared by Ryder Scott Company Petroleum Engineers for properties representing 89% of the Company's PV-10 Value and by the Company for the remainder of the properties. The reserve and present value data as of December 31, 1996 and for prior periods were prepared by independent petroleum engineer, Donald R. Creamer.

                                  AS OF DECEMBER 31,          AS OF JUNE 30,
                              ----------------------------  -------------------
                                                                      PRO FORMA
                                1994      1995      1996      1997     1997(1)
                              --------  --------  --------  --------  ---------
Proved Reserves:
  Oil and Condensate (MBbls).   10,008    16,580    18,806    19,114    32,456
  Natural Gas (MMcf).........   37,990    70,590    76,776    71,128    75,313
    Total (MBoe).............   16,340    28,345    31,602    30,969    45,008
Proved Developed Reserves:
  Oil and Condensate (MBbls).    4,760     7,349    10,302     9,485    21,125
  Natural Gas (MMcf).........   27,587    51,926    58,961    51,649    55,214
    Total (MBoe).............    9,358    16,003    20,129    18,093    30,327
PV-10 Value (in
 thousands)(2)............... $ 59,064  $117,902  $252,170  $137,688  $214,539
Discounted Future Cash
 Flows(3)
  Future cash inflows........ $227,864  $433,514  $735,100  $479,048  $726,257
  Future production and
   development costs ........ (125,113) (213,698) (283,894) (233,654) (337,386)
                              --------  --------  --------  --------  --------
  Future net cash flows
   before income taxes.......  102,751   219,816   451,206   245,394   388,871
  Future income tax expense..  (28,879)  (64,064) (142,017)  (69,348) (118,130)
                              --------  --------  --------  --------  --------
  Future net cash flows, net
   of tax....................   73,872   155,752   309,189   176,046   270,741
  10% annual discount for
   estimated timing of cash
   flows.....................  (31,766)  (71,646) (130,648)  (71,277) (115,215)
                              --------  --------  --------  --------  --------
  Standardized measure of
   discounted future net cash
   flows, net of tax......... $ 42,106  $ 84,106  $178,541  $104,769  $155,526
                              ========  ========  ========  ========  ========

--------
(1) Pro forma to reflect the Oil and Gas Properties Acquisition as if it had occurred on June 30, 1997.
(2) The present value of future net revenues attributable to Southwest's reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis. Such amounts reflect the effects, if any, of the Company's hedging activities. See "--Oil and Natural Gas Marketing and Hedging."
(3) Discounted future cash flows, including taxes, are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and production costs and risks associated with future production. Because of these considerations, any estimate of fair value is necessarily subjective and imprecise.

  In accordance with applicable requirements of the Commission, estimates of Southwest's proved reserves and future net revenues are made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The average prices used in the reserve report as of June 30, 1997, were $17.34 per Bbl of oil and $2.16 per Mcf of natural gas, compared to average prices used as of December 31, 1996 of $23.89 per Bbl of oil and $3.67 per Mcf of natural gas.

  Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by Southwest, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based.

  In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent Southwest acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of Southwest will decline as reserves are produced. Southwest's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. See "Risk Factors--Replacement of Reserves" and "--Uncertainty of Reserve Information and Future Net Revenue Estimates."

 Net Production, Unit Prices and Costs

  The following table presents certain information with respect to oil and gas production, prices and costs attributable to all oil and gas property interests owned by Southwest for the periods shown:

                                                                 NINE MONTHS
                                                                    ENDED
                                   YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                ------------------------------ ----------------
                                                     PRO FORMA        PRO FORMA
                                 1994   1995   1996   1996(1)   1997   1997(1)
                                ------ ------ ------ --------- ------ ---------
PRODUCTION VOLUMES:
  Oil and condensate (MBbls)...    629    814  1,001   1,812      818   1,391
  Natural gas (MMcf)...........  3,178  4,639  5,403   5,888    4,142   4,276
    Total (MBoe)...............  1,159  1,587  1,901   2,793    1,508   2,104
AVERAGE REALIZED PRICES:
  Oil and condensate (per Bbl). $14.30 $16.40 $20.44  $20.17   $19.39  $19.46
  Natural gas (per Mcf)........   1.72   1.51   2.22    2.29     2.01    2.10
    Per Boe....................  12.47  12.83  17.07   17.91    16.05   17.12
EXPENSES (PER BOE):
  Lease operating (including
   production taxes)........... $ 6.80 $ 7.25 $ 7.81  $ 7.48   $ 8.10  $ 7.82
  Depreciation, depletion and
   amortization................   3.03   3.19   3.38    3.94     4.08    4.73
  General and administrative,
   net.........................   2.87   2.17   2.17    1.69     2.31    1.90

--------
(1) Pro forma to reflect the Oil and Gas Properties Acquisition and certain other acquisitions as if they had occurred on January 1, 1996.

 Producing Wells

  The following table sets forth the number of productive wells in which Southwest owned an interest as of September 30, 1997:

                                                                    GROSS   NET
                                                                    WELLS  WELLS
                                                                    ------ -----
      Oil.......................................................... 10,445 493.3
      Natural Gas..................................................    874  85.2
                                                                    ------ -----
        Total...................................................... 11,319 578.5
                                                                    ====== =====

  Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections and oil wells awaiting connection to production facilities. Wells that are completed in more than one producing horizon are counted as one well.

 Acreage

  The following table sets forth Southwest's developed and undeveloped gross and net leasehold acreage as of September 30, 1997:

                                                                 GROSS     NET
                                                               --------- -------
      Developed............................................... 1,904,181 230,751
      Undeveloped.............................................   618,338  74,931
                                                               --------- -------
        Total................................................. 2,522,519 305,682
                                                               ========= =======

  Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres.

 Drilling Activities

  The table below sets forth the drilling activity of Southwest on its properties for the periods ending December 31, 1994 through December 31, 1996, and for the nine months ended September 30, 1997.

                                                                  NINE MONTHS
                                      YEAR ENDED DECEMBER 31,        ENDED
                                   ----------------------------- SEPTEMBER 30,
                                     1994      1995      1996         1997
                                   --------- --------- --------- ---------------
                                   GROSS NET GROSS NET GROSS NET  GROSS   NET
                                   ----- --- ----- --- ----- --- ------- -------
   Development wells:
     Productive...................   16  8.0   28  5.6   14  5.7      47    25.2
     Non-productive...............    3  1.5    2  0.4   --   --       3     2.4
                                    ---  ---  ---  ---  ---  ---  ------ -------
       Total......................   19  9.5   30  6.0   14  5.7      50    27.6
   Exploratory wells:
       Productive.................    1  0.3   --   --    1  0.1       8     3.0
       Non-productive.............    3  0.7    5  1.0    6   --       3     0.9
                                    ---  ---  ---  ---  ---  ---  ------ -------
       Total......................    4  1.0    5  1.0    7  0.1      11     3.9

  From October 1, 1997 through October 31, 1997, Southwest participated in drilling activities on 12 gross wells. Of the 12 gross (3.3 net) wells, 4 gross (1.4 net) well have been completed as commercial producers, no wells were dry holes and 8 gross (1.9 net) wells are currently being drilled.

 Oil and Natural Gas Marketing and Hedging

  The revenues generated by Southwest's operations are highly dependent upon the prices of and demand for oil and natural gas. The price received by Southwest for its oil and natural gas production depends on numerous factors beyond Southwest's control. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the actions of OPEC, the foreign supply of oil and natural gas and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may adversely affect Southwest's financial condition, liquidity, and results of operations. See "Risk Factors--Volatility of Oil and Natural Gas Prices" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  During 1996, Scurlock Permian Corporation purchased crude oil from Southwest that contributed 13% of Southwest's oil revenue. Southwest does not believe the loss of this purchaser would have a material adverse effect on its operations, revenues or cash flow.

  All of Southwest's oil and natural gas production is currently sold at spot market prices, under various short term and intermediate term contracts. Southwest currently does not utilize commodity swap agreements or fixed price arrangements to reduce its exposure to oil or natural gas price movements.

SIERRA

  Sierra provides a broad range of services used by oil and gas companies in Texas and New Mexico, including workover rig services, liquids handling, fresh and brine water supply and disposal and other services. Sierra's workover rig services include the completion of newly drilled wells, the recompletion and maintenance of existing wells and the plugging and abandonment of wells at the end of their useful life. Complementary services include liquids handling services and fresh and brine water supply and disposal services. SRH currently owns, directly and indirectly, approximately a 40% interest in Sierra.

  Sierra's strategy emphasizes diversification and expansion through the acquisition of well servicing companies and internal growth in order to provide an integrated group of oil field services. Sierra is a participant in the consolidation of the well servicing industry and believes that the highly fragmented well servicing market will continue to provide attractive acquisition opportunities.

  From January 1996 through November 30, 1997, Sierra completed 17 acquisitions of well servicing companies for an aggregate cost of $58.9 million. In total, these acquisitions added 64 well servicing rigs, 134 trucks, 279 frac and test tanks, 32 brine and/or fresh water stations, eight injection wells and various related equipment. However, there can be no assurance that such acquisitions will occur as expected in December or ever. Sierra believes it has been generally successful in acquiring well servicing companies and assets, subsequently reducing overhead expenses and improving the marketing, utilization and efficiency of its growing asset base.

 Well Servicing

  Sierra uses its well servicing rigs to provide completion, maintenance, workover and plugging and abandonment services to major and independent oil and gas companies. Ancillary equipment such as pumps, tanks, blowout preventers and power swivels are provided by Sierra as may be required for a particular job. Sierra also provides trucking services for moving large equipment to and from the job sites of its customers. Sierra generally charges its customers an hourly rate for its well services, which varies based on numerous considerations including market conditions in each region, the type of rig, the amount of ancillary equipment required and the necessary personnel.

  Well services are classified by type of job performed and are generally categorized as completion, maintenance, workover, recompletion or plugging and abandonment. Completion services involve the preparation of a newly drilled well for production and generally involve the installation of permanent equipment. Maintenance services are required on producing wells to ensure efficient and continuous operation and generally involve routine mechanical repairs. Workover and recompletion services involve major repairs and modifications to existing wells and include extension of existing wells to new formations, accessing previously bypassed productive zones and conversion of producing wells to water injection wells. Workover rigs are also used in the plugging and abandonment of oil and natural gas wells no longer capable of producing economic quantities.

  As of December 5, 1997, Sierra operated 86 land-based well servicing rigs and ancillary equipment from 9 yards in Texas and New Mexico.
 Liquids Handling Services

  Sierra provides liquids handling services, comprised of vacuum truck services, frac tank rentals and test tank rentals. After the pending transactions have been completed in December 1997, Sierra will own 134 vacuum and transport trucks. A vacuum truck is a tractor trailer with a fluid hauling capacity of up to 130 barrels. A large vacuum pump mounted on each truck extracts fluids from pits, tanks and other storage facilities. Vacuum trucks are used to transport water to fill frac tanks, to transport produced salt water to injection wells and to transport drilling and completion fluids to and from well locations.

  After the pending acquisitions have been completed in December 1997, Sierra will own 235 frac tanks. Each frac tank can store up to 500 barrels of fluid and is used by oil field operators to store various fluids at the well site, including water, drilling mud, acid and brine. Frac tanks are used during all phases of the life of a producing well and are generally rented on a daily basis.

  Sierra will own 44 test tanks after the pending acquisitions. Each test tank can store up to 250 barrels of fluid and is used by oil field operators to store various well bore fluids at the well site during the testing of production of oil wells. Test tanks are rented on a four-day minimum plus any additional days needed by the operator. Sierra also charges for delivery, set-up and removal of the test tanks.

  Sierra will also own 90 Enviro-Vat systems, the patent for their production and the right to royalties created by the sale of these systems to other operators. The Enviro-Vat is a unitized, trailer mounted system that connects to the well-head to catch normal oil and other liquid spills that occur during regular maintenance, workovers and completions. Sierra believes that the Enviro-Vat system will be a profitable addition to its existing well servicing business as companies increase efforts to minimize the impact of their operations on the environment.

 Fresh and Brine Water Supply and Disposal Services

  Sierra provides fresh and brine water supply and disposal services, including injection wells and fresh water and brine stations.

  After the pending acquisitions have been completed in December 1997, Sierra will own or lease eight injection wells that are authorized to dispose of salt water and incidental non-hazardous oil and gas wastes. These wells are strategically located in close proximity to customers' producing oil and gas wells. Sierra maintains separation equipment at each of its injection wells, permitting it to salvage residual crude oil which is later sold for Sierra's account.

  After the pending acquisitions have been completed in December 1997, Sierra owns 32 brine and/or fresh water stations which are used to supply water necessary for the drilling and completion of oil and gas wells. This complementary business gives Sierra an advantage over certain competitors for water sales and the associated transportation and expands Sierra's customer base.

  Other Services

  Sierra provides other well services, including pit lining and hot oil services. Pit lining services consist of excavating, preparing and eventually closing a pit used during the drilling or completion of oil and gas wells for the collection of fluids such as drilling mud, other well bore fluids and fresh water. Hot oil services consist of pumping hot oil into a gathering line or well tubing to melt paraffin and asphaltines that solidify and restrict production. Sierra intends to acquire and subsequently offer additional well services and products that are complementary to its well servicing strategy.

RED OAK

  Red Oak was formed by the Company in 1992 to acquire and manage neighborhood and community shopping centers, other retail and commercial properties and office buildings. These properties are primarily leased, on a long-term basis, to major retail companies, local specialty retailers and professional and business tenants throughout secondary urban markets in the southwestern United States. As of October 31, 1997, Red Oak owned and managed 14 shopping centers, three office buildings and raw land held for future development.

  Red Oak's primary objective is to acquire, own and manage a portfolio of commercial properties that provides opportunity to increase net operating income and results in significant capital appreciation. Consistent with this strategy, Red Oak focuses its activities primarily in secondary markets in the southwestern United States, including San Antonio, Midland, San Angelo, El Paso, and Corpus Christi in Texas; Reno, Nevada; Tucson, Arizona; and Tulsa and Oklahoma City, Oklahoma. Red Oak believes that the potential for population growth in these markets and a lower level of interest from institutional real estate buyers, as compared to primary markets, result in attractive acquisition opportunities of multi-tenant, income producing properties ranging in purchase price from $1 million to $20 million.

Recent Acquisitions

  From December 1993 through October 31, 1997, Red Oak completed the acquisition of 14 regional shopping centers and three office buildings for a total acquisition cost of $82.8 million. Red Oak has financed and expects to continue to finance the acquisition of its real estate properties with senior secured credit arrangements between Red Oak and private lenders, that are generally non-recourse to the Company. Red Oak believes that as a result of minor capital investment and limited releasing activities, the performance of these properties will improve in a manner consistent with Red Oak's historical experience. Red Oak's existing property portfolio is shown in the table below.

                                              YEAR    SEPTEMBER 30, GROSS LEASABLE
                                           COMPLETED/     1997           AREA
    SHOPPING CENTERS         LOCATION      RENOVATED    OCCUPANCY    (SQUARE FEET)
    ----------------     ----------------- ---------- ------------- --------------
Plaza Oaks.............. Midland, TX       1974/1979     100.0%         94,779
Southwest Plaza......... San Angelo, TX       1978        88.9%        198,983
Town & Country.......... Odessa, TX           1959        61.2%        120,855
State Bank Plaza........ Tulsa, OK            1985        97.8%         34,867
The Plaza............... Tulsa, OK            1985        84.0%        116,605
Madera Village.......... Tucson, AZ           1988        93.3%         96,702
Bear Canyon............. Tucson, AZ           1982        98.0%         70,941
Bears Path.............. Tucson, AZ           1988        72.3%         40,728
Plaza Palomino.......... Tucson, AZ        1985/1986      95.0%         98,634
River Oaks.............. Abilene, TX       1958/1984      82.6%        140,899
San Miguel Square....... Midland, TX          1977        77.0%         77,582
Colonnade at Polo Park.. Midland, TX          1984        96.2%        105,018
Crossroads.............. San Antonio, TX   1961/1990      92.0%        676,705
50 Penn Place........... Oklahoma City, OK    1973        84.0%        129,183
    OFFICE BUILDING
    ---------------
Woodhill................ Midland, TX       1980/1995      98.0%         45,920
Independence Plaza...... Midland, TX          1984        95.6%        148,397
50 Penn Place........... Oklahoma City, OK    1973        85.5%        182,146
          LAND                               ACRES
          ----                             ----------
Red Oak (residential)... Midland, TX         398.3
Southwest Corner
 (commercial)........... Midland, TX          3.9
Lewisville
 (residential).......... Lewisville, TX       95.3

  The aforementioned properties were acquired from unrelated third parties. Prior to each acquisition, the Company performs various due diligence procedures including, but not limited to, evaluation of competition in the rental market, comparative rents, occupancy rates, related operating expenses, cash flow and anticipated capital expenditures. The Company believes the historical operating results of the properties acquired are indicative of future operating results for each respective acquisition.

EMPLOYEES

  As of September 30, 1997, the Company employed 497 people. Of this total, 123 people were employed by Southwest, 359 by Sierra, and 15 by Red Oak. The Company's future success will depend partially on its ability to attract, retain and motivate qualified personnel. The Company is not a party to any collective bargaining agreements and has not experienced any strikes or work stoppages. The Company considers its relations with its employees to be satisfactory.

COMPETITION

  The oil and natural gas industry is highly competitive. The Company's oil and gas business competes for the acquisition of oil and natural gas properties, primarily on the basis of the price to be paid for such properties, with numerous entities including major oil companies, other independent oil and natural gas concerns and individual producers and operators. Many of these competitors are large, well established companies and have financial and other resources substantially greater than those of the Company's oil and gas business. The Company's ability to acquire additional oil and gas properties and to discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

  Competition is intense in all markets in which the Company's businesses operate. Surplus capacity in the well servicing industry has resulted in price being the primary means of competition. Pool Energy Services Co., Key Energy Group, Inc. and Dawson Production Services, Inc., all of which provide workover rig and liquids handling services, are the largest companies in the domestic well servicing market. These companies operate in multiple geographic regions and are larger than the Company's well servicing business. The Company's well servicing business competes on the basis of pricing, performance, safety, availability of equipment to meet customer needs and availability of experienced, skilled personnel in those areas in which it operates. Several competitors have access to greater financial and other resources than those of the Company's well servicing business. The Company's real estate business also competes for the acquisition of desirable commercial real estate properties, primarily on the basis of price.

OPERATING HAZARDS AND RISKS

  The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, blow outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. Any of these occurrences could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

  Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating or other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, mechanical problems, compliance with governmental requirements and shortages and delays in the delivery of equipment and services. The Company's future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on the Company's future results of operations and financial condition.

  The Company's well servicing operations are also subject to hazards inherent in the oil and gas industry, such as blowouts, explosions, craterings, fires and oil spills, that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment, and suspension of operations. In addition, claims for loss of oil and gas production and damage to formations can occur in the workover business. If a serious accident were to occur at a location where Sierra's equipment and services are used, it could result in the Company or Sierra being named as a defendant in a lawsuit asserting potentially large claims. Additionally, because Sierra's vacuum trucks and frac/test tank rentals involve the transport of heavy equipment and materials, traffic accidents resulting in spills, property damage and personal injury may occur.

  Although the Company maintains insurance coverage considered to be customary in each industry in which it participates, it is not fully insured against certain risks, either because insurance is not available or because of the high premium costs. The Company's real estate business carries business interruption insurance. The Company does maintain physical damage, employer's liability, comprehensive commercial general liability and workers' compensation insurance. There can be no assurance that any insurance obtained by the Company will be adequate to cover any losses or liabilities, or that such insurance will continue to be available or available on terms which are acceptable to the Company.

LEGAL PROCEEDINGS

  From time to time, the Company is party to litigation or other legal proceedings that each company considers to be a part of the ordinary course of its business. The Company is not involved in any legal proceedings nor is it party to any pending or threatened claims that could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

REGULATION

  General. Various aspects of the Company's oil and natural gas operations are subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and natural gas industry and its individual members. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 ("NGA") and the Natural Gas Policy Act of 1978 ("NGPA"). In the past, the Federal government has regulated the prices at which oil and natural gas could be sold. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act (the "Decontrol Act"). The Decontrol Act removed all remaining NGA and NGPA price and nonprice controls affecting wellhead sales of natural gas effective January 1, 1993.

  Regulation of Sales and Transportation of Natural Gas. The Company's sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation. In recent years, the FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of initiatives like FERC Order No. 636, issued in April 1992, the interstate natural gas transportation and marketing system has been substantially restructured to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas supplies. In many instances, the results of Order No. 636 and related initiatives have been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. While the United States Court of Appeals upheld most of Order No. 636 last year, certain related FERC orders, including the individual pipeline restructuring proceedings, are still subject to judicial review and may be reversed or remanded in whole or in part. While the outcome of these proceedings cannot be predicted with certainty, the Company does not believe that it will be affected materially differently than its competitors.

  The FERC has also announced several important transportation-related policy statements and proposed rule changes, including a statement of policy and a request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology to establish the rates interstate pipelines may charge for their services. A number of pipelines have obtained FERC authorization to charge negotiated rates as one such alternative. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. Similarly, the Texas Railroad Commission has been reviewing changes to its regulations governing transportation and gathering services provided by intrastate pipelines and gatherers. While the changes being considered by these federal and state regulators would affect the Company only indirectly, they are intended to further enhance competition in natural gas markets. The Company cannot predict what further action the FERC or state regulators will take on these matters, however, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers with which it competes.

  Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

  Oil Price Controls and Transportation Rates. Sales of crude oil, condensate and gas liquids by the Company are not currently regulated and are made at market prices. The price the Company receives from the sale of these products may be affected by the cost of transporting the products to market.

  Environmental. Extensive federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment affect Southwest's oil and natural gas operations and Sierra's well servicing activities. Numerous governmental departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and even criminal penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person. Other laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist or even prohibit exploration and production activities in sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and natural gas industry, including the well servicing industry, increases the Company's cost of doing business and consequently affects the Company's profitability. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company's operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company.

  In addition, Red Oak's real estate management activities are subject to federal, state and local laws, rules and regulations pertaining to protection of the environment which may, in certain circumstances, impose strict liability for environmental contamination, thus rendering Red Oak liable for environmental damages and clean up costs without regard to negligence or fault on the part of Red Oak. Asbestos-containing materials may be present at Red Oak's real estate holdings which may dictate costly remediation to abate asbestos or which may increase the cost of renovations to property when they become necessary. Further, activities on adjacent properties, such as dry cleaning, gasoline retailing, and automobile maintenance, may result in subsurface soil and groundwater contamination that could impair Red Oak's use or sale of real estate holdings or cause Red Oak to incur costs to remediate any contamination caused by activities of lessors or adjacent properties.

  The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes liability, without regard to fault on certain classes of persons that are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances. Under CERCLA such persons may be subject to joint and several liability for the costs of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, companies that incur liability frequently also confront third party claims because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment from a polluted site.

  The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA"), regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas from regulation as "hazardous waste." Disposal of such non-hazardous oil and natural gas exploration, development and production wastes usually are regulated by state law. Other wastes handled at exploration and production sites or used in the course of providing well services may not fall within this exclusion. Moreover, stricter standards for waste handling and disposal may be imposed on the oil and natural gas industry in the future. From time to time legislation is proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from the RCRA definition of "hazardous wastes" thereby potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. If such legislation were enacted it could have a significant impact on the operating costs of Southwest and Sierra, as well as the oil and natural gas industry and well servicing industry in general. The impact of future revisions to environmental laws and regulations cannot be predicted.

  The Company's operations are also subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from operations of Southwest and/or Sierra. Southwest and/or Sierra may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, neither Southwest nor Sierra believes its operations will be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to Southwest or to Sierra than to other similarly situated companies involved in oil and natural gas exploration and production activities or well servicing activities.

  Southwest maintains insurance against "sudden and accidental" occurrences which may cover some, but not all, of the risks described above. Most significantly, the insurance maintained by Southwest will not cover the risks described above which occur over a sustained period of time. Further, there can be no assurance that such insurance will continue to be available to cover all such costs or that such insurance will be available at premium levels that justify its purchase. Sierra also maintains insurance against certain risks associated with underground contamination that may occur as a result of well service activities. However, such insurance is limited to activities at the wellsite and there can be no assurance that such insurance will continue to be available to cover all such costs or that such insurance will be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on Southwest's financial condition and operations.

  Regulation of Oil and Natural Gas Exploration and Production. Exploration and production operations of the Company are subject to various types of regulation at the federal, state and local levels. Such regulations include requiring permits and drilling bonds for the drilling of wells, regulating the location of wells, the method of drilling and casing wells, and the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation matters, including provisions for the utilization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. Some state statutes limit the rate at which oil and natural gas can be produced from Southwest's properties. See "Risk Factors--Compliance with Governmental Regulations."

TITLE TO PROPERTIES

  The Company believes it has satisfactory title to all of its properties in accordance with standards generally accepted in the oil and gas, well servicing and real estate industries. As is customary in the oil and natural gas industry, Southwest makes only a cursory review of title to farmout acreage and to undeveloped oil and natural gas leases upon execution of any contracts. Prior to the commencement of drilling operations, a thorough title examination is conducted and curative work is performed with respect to significant defects. To the extent title opinions or other investigations reflect title defects, Southwest, rather than the seller of the undeveloped property, is typically responsible to cure any such title defects at its expense. If Southwest were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, Southwest could suffer a loss of its entire investment in the property. Southwest has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and natural gas industry. Prior to completing an acquisition of producing oil and natural gas leases, Southwest obtains title opinions on all leases. Southwest's oil and natural gas properties are subject to customary royalty interests, liens for current taxes and other burdens that Southwest believes do not materially interfere with the use of or affect the value of such properties.

FACILITIES

  The principal offices of SRH, Southwest, Sierra and Red Oak are located in Midland, Texas. Sierra also has 12 yards in Texas and one in New Mexico. One building in the principal office complex and nine of Sierra's yards are owned, and all other facilities are leased by the Company. SRH, Southwest, Sierra and Red Oak believe that their leased and owned properties, none of which individually is material to any of the companies, are adequate for current needs.

                                  MANAGEMENT

  The directors and executive officers of SRH and Southwest are as follows:

          NAME           AGE                         POSITION
          ----           --- ---------------------------------------------------------
H. H. Wommack, III......  42 Chairman, President, Chief Executive Officer and Director
H. Allen Corey..........  41 Secretary and Director
Bill E. Coggin..........  43 Vice President and Chief Financial Officer
J. Steven Person........  39 Vice President, Marketing

  The Company expects that following registration of the Notes it will add at least one outside director.

  Set forth below is a description of the backgrounds of the directors and executive officers of SRH and Southwest.

  H. H. Wommack, III has served as Chairman of the Board, President, Chief Executive Officer and a director of SRH since it was formed in July 1997 and of Southwest since its founding in 1983. Mr. Wommack has served as Chairman and a director of Sierra and Red Oak since 1992 and 1992, respectively. Prior to the formation of Southwest, Mr. Wommack was a self-employed independent oil and gas producer engaged in the purchase and sale of royalty and working interests in oil and gas leases and the drilling of wells.

  H. Allen Corey has served as Secretary and a director of SRH since it was formed in July 1997 and of Southwest since its founding in 1983. Mr. Corey has served as a director of Sierra since 1992 and as a director and Assistant Secretary of Red Oak since 1992. Since January 1997, Mr. Corey has been president of Trolley Barn Brewery, Inc., a brew pub restaurant chain based in the southeastern United States, and of counsel to the law firm of Baker, Donelson, Bearman & Caldwell, P.C. From 1986 to 1997, Mr. Corey was a partner at the law firm of Miller & Martin in Chattanooga, Tennessee.

  Bill E. Coggin has served as Vice President and Chief Financial Officer of SRH since it was formed in July 1997. Mr. Coggin has served as Vice President and Chief Financial Officer of Southwest since 1985, and Vice President, Treasurer and a director of Sierra since 1995. Mr. Coggin has served as a director and Vice President, Finance of Red Oak since 1995. Previously, Mr. Coggin was controller for an oil and gas drilling company and an independent oil and gas operator.

  J. Steven Person has served as Vice President, Marketing of SRH since it was formed in July 1997. Mr. Person has served as Vice President, Marketing for Southwest since 1989 and as Vice President, Marketing of Red Oak since 1996. Prior to joining Southwest, Mr. Person was involved in the syndication of mortgage-based securities.

  Other key employees of Southwest, Sierra, and Red Oak include:

 Southwest.

  Jon P. Tate, age 40, has served as Vice President, Land and Assistant Secretary of Southwest since 1989. From 1981 to 1989, Mr. Tate was employed by C.F. Lawrence & Associates, Inc., an independent oil and gas company, as land manager. Mr. Tate is a member of the Permian Basin Landman's Association.

  R. Douglas Keathley, age 42, has served as Vice President, Operations of Southwest since 1992. Before joining Southwest, Mr. Keathley worked as a senior drilling engineer for ARCO Oil and Gas Company and in similar capacities for Reading & Bates Petroleum Co. and Tenneco Oil Co.

  Joel D. Talley, age 36, has served as Vice President, Operations of Southwest since 1996. Before joining Southwest, Mr. Talley worked in various capacities, including regional manager, for Merit Energy Company from 1992 to 1996 and prior to that as a production and drilling engineer and production foreman for ARCO Oil & Gas Company.

 Sierra.

  Joey D. Fields, age 40, has been the President of Sierra since 1993. From 1988 to 1992, Mr. Fields was operations manager for Smith Brothers Casing Pullers and Smith Brothers Pipe, Inc. of Midland, Texas. Mr. Fields has also served as purchasing agent for Permian West Pipe, Inc. in Odessa, Texas.

  Dub W. Harrison, age 39, has served as Executive Vice President of Sierra since 1995 and manages its East Texas operations. From 1987 to 1995, Mr. Harrison was an area manager for Pool Energy Services Co., with responsibilities including all aspects of workover rig services and liquids handling services. Mr. Harrison also served as equipment superintendent and a safety representative for Pool Energy Services Co.

  Charles W. Swift, age 48, has served as Vice President, Operations for Sierra since July 1997 and manages operations for the Permian Basin. From 1986 to 1997, Mr. Swift was a partner of S & N Well Servicing Ltd. of Midland, Texas, which was acquired by Sierra in July 1997. Prior to founding S & N, Mr. Swift served in various capacities in the well servicing industry for over 15 years.

 Red Oak.

  W. Neil McClung, age 47, has served as President and a director of Red Oak since 1994. Prior to his involvement with Red Oak, Mr. McClung was senior vice president of Heitman Properties, Ltd. from 1989 through 1993 where he was responsible for marketing, budget development and leasing for three million square feet of high-rise office building and industrial center space in several metropolitan and secondary markets. Mr. McClung has also served as a property and leasing manager for Heitman in Midland, Texas.

  J. Wesley Tune, age 38, has served as Vice President and Secretary of Red Oak since 1994. Mr. Tune was employed by Heitman Properties, Ltd. in Midland, Texas as property and leasing manager from 1992 until 1994. Prior to his involvement with Heitman, Mr. Tune was a property manager for Mike Lewis & Associates in Midland, Texas, from 1990 to 1992, and manager and controller for Mission Country Club from 1988 to 1990.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain information for the year ended December 31, 1996 with respect to the compensation paid to Mr. Wommack, the Chairman and President, and the three other most highly compensated executive officers of Southwest. No other executive officers of Southwest received annual compensation (including salary and bonuses earned) that exceeded $100,000 for the year ended December 31, 1996. Mr. Wommack determines the compensation of Southwest's executive officers. No compensation has been paid to the executive officers of SRH for their services to SRH.

                                             FISCAL YEAR 1996 COMPENSATION
                                       -----------------------------------------
                                                    BONUS         ALL OTHER
     NAME AND PRINCIPAL POSITION       SALARY ($)   ($)(2)   COMPENSATION ($)(1)
     ---------------------------       ---------- ---------- -------------------
H. H. Wommack, III, President and
 Treasurer (3).......................  586,320.00 231,569.95       7,471.60
Bill E. Coggin, Vice President and
 Chief Financial Officer.............  153,000.00  71,681.14       7,471.60
Richard E. Masterson, Vice President,
 Exploration and Acquisitions (4)....   92,000.00   9,043.18      15,495.45
J. Steven Person, Vice President,
 Marketing...........................   96,062.04   4,800.00       7,064.93

--------
(1) Reflects (i) Southwest's contributions to the Southwest Royalties, Inc. Employee Profit Sharing and 401(k) Plan and premium payments made by Southwest for health, disability and life insurance policies for the referenced individuals and (ii) net cash received from carried interests in Oil and Gas Properties.

  Mr. Masterson, in his capacity as Vice President, Exploration and Acquisitions, received overrided and carried interests in Oil and Gas Properties acquired by Southwest for its own portfolio as part of his annual compensation.

                                                                       CARRIED
                                                                       INTEREST
                                                           PROFIT     IN OIL AND
                                             INSURANCE SHARING/401(K)    GAS
                    NAME                     PREMIUMS   CONTRIBUTION  PROPERTIES
                    ----                     --------- -------------- ----------
H. H. Wommack, III.......................... $5,571.60   $1,900.00    $       --
Bill E. Coggin.............................. $5,571.60   $1,900.00    $       --
Richard E. Masterson........................ $4,362.60   $  690.00    $10,442.85
J. Steven Person............................ $5,571.60   $1,493.33    $       --


(2) Amount includes club dues and automobiles furnished by Southwest.
(3) Mr. Wommack has acted as a general partner of the income funds and certain of the drilling funds sponsored by Southwest since 1983, holding a 1% interest in these partnerships. The value of these partnership interests as of September 30, 1997 was in excess of $1.2 million, but this value is contingent upon future events such as the price and value of the partnerships' oil and gas reserves and the economic recovery and the ultimate depletion of those reserves, and cannot be accurately ascertained.

  Directors of Southwest received $40,000 in 1996 for acting as such.

(4) Mr. Masterson left Southwest in November 1997.

                          PRINCIPAL STOCKHOLDERS AND
                            OWNERSHIP OF MANAGEMENT

  The following table sets forth information with respect to the beneficial ownership of the common stock, excluding treasury shares, of SRH by each person who is known by the Company to own beneficially 5% or more of the common stock of SRH, by each director, and by all officers and directors of SRH as a group. Southwest is a wholly-owned subsidiary of SRH.

                                                           NUMBER OF
                   NAME AND ADDRESS OF                      SHARES   PERCENTAGE
                     BENEFICIAL OWNER                        OWNED    OF CLASS
                   -------------------                     --------- ----------
H. Allen Corey............................................   48,968      4.6%
  c/o Southwest Royalties Holdings, Inc.
  Southwest Royalties Building
  407 N. Big Spring
  Midland, TX 79701-4326
George H. Jewell..........................................   61,855      5.7%
  Baker & Botts, L.L.P.
  One Shell Plaza
  910 Louisiana
  Houston, Texas 77002
H. H. Wommack, III........................................  783,977     72.9%
  c/o Southwest Royalties Holdings, Inc.
  Southwest Royalties Building
  407 N. Big Spring
  Midland, TX 79701-4326
Directors and officers as a group (five (5) persons)......  848,925     78.9%

                             CERTAIN TRANSACTIONS

  The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the applicable agreements.

  On December 15, 1994, H. H. Wommack, III borrowed approximately $1.7 million on an unsecured basis from Southwest for the purpose of purchasing the Southwest common stock held by a certain stockholder. The note held by Southwest was amended on March 15, 1995 to include $35,225 of accrued but unpaid interest. The note carries a 6% interest rate and is being amortized over 30 years with payments of $5,500 semi-monthly. As of September 30, 1997, the outstanding balance of this loan was $1.7 million. Mr. Wommack serves as a general partner of substantially all of the oil and gas limited partnerships sponsored by Southwest since 1983, and he holds an interest in these partnerships of approximately 1%.

                                EXCHANGE OFFER

  In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreement. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Issuer and SRH under the Registration Rights Agreement. See "Exchange and Registration Rights Agreement."

  For each $1,000 principal amount of Old Notes surrendered to the Issuer and SRH pursuant to the Exchange Offer, the holder of such Old Notes will receive $1,000 principal amount of Exchange Notes. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, SRH and the Issuer will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in integral multiples of $1,000 principal amount.

  Under existing interpretations of the staff of the SEC, including EXXON CAPITAL HOLDINGS CORPORATION, SEC No-action Letter (available April 13, 1989), the Morgan Stanley Letter and MARY KAY COSMETICS, INC., SEC No-action Letter (available June 5, 1991), the Issuer and SRH believe that the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Issuer or SRH within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Issuer and SRH that such conditions have been met. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Issuer or SRH nor a broker-dealer tendering Old Notes acquired directly from the Issuer or SRH for its own account, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business and (iii) it is not participating in, and it has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The staff of the SEC has taken the position in no-action letters issued to third parties including SHEARMAN & STERLING, SEC No-action Letter (available July 2, 1993), that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Issuer and SRH are required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. See "Plan of Distribution."

  The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Issuer and SRH having exchanged Exchange Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Issuer and SRH having exchanged, pursuant to the Exchange Offer, Exchange Notes for all Old Notes that have been tendered and not withdrawn on the

Expiration Date. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

  As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old Notes are issued and outstanding. In connection with the issuance of the Old Notes, the Issuer and SRH arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

  The Issuer and SRH shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Issuer and SRH have given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Issuer and delivering Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuer and SRH will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

  This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 30 days after the effective date of the Registration Statement. 1998 unless the Issuer and SRH, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Issuer and SRH will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that SRH and the Issuer are extending the Exchange Offer for a specified period of time. The Issuer and SRH reserve the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Issuer and SRH (if permitted to be waived by the Issuer and SRH), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Issuer and SRH to constitute a material change, the Issuer and SRH will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Issuer and SRH may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Issuer and SRH shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at the rate of 10 1/2% per annum, payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 1998. Interest on the Exchange Notes will accrue from (A) the later of (i) the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor; or (ii) if the Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the Notes, from the date of the original issuance of the Notes, October 14, 1997. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "DTC") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent along with an Agent's Message prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. The tender by a holder of Old Notes will constitute an agreement between such holder and the Issuer and SRH in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

  The term "Agent's Message" means a message, transmitted by the DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such DTC has received an express acknowledgment from the participant in such DTC tendering Old Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Issuer and SRH may enforce such agreement against such participant.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Issuer or SRH. Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Issuer or any other person who has obtained a properly completed stock power from the registered holder.

  Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Old Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an

"Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Issuer and SRH, evidence satisfactory to the Issuer and SRH of their authority to so act must be submitted with the Letter of Transmittal.

  A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) with the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Issuer and SRH in their sole discretion, which determination will be final and binding. The Issuer and SRH reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes their acceptance of which would, in the opinion of the Issuer and SRH or its counsel, be unlawful. The Issuer and SRH also reserve the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Old Notes. The Issuer and SRH's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer and SRH shall determine. Neither the Issuer, SRH, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Issuer and SRH reserves the right in their sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will establish an account with respect to the Exchange Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "--Exchange Agent," or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Old Notes shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the registration number or numbers of such Old Notes (if applicable), and the total principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC with an Agent's Message) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

  Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

  Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal or an Agent's Message and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns and transfers the Old Notes to the Exchange Agent, as agent of the Issuer, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Issuer, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Issuer.

  The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Issuer, the SRH or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Issuer and SRH. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv)specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuer and SRH, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

  Notwithstanding any other term of the Exchange Offer, SRH and the Issuer will not be required to accept for exchange any Old Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if they determine that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

  If the Issuer and SRH determine that they may terminate the Exchange Offer, as set forth above, the Issuer and SRH may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Issuer and SRH will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Issuer and SRH will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old Notes will have certain rights against the Issuer and SRH under the Registration Agreement should the Issuer and SRH fail to consummate the Exchange Offer.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent.

  Delivery of Old Notes, the Letter of Transmittal and all other required documents to the Exchange Agent may be made by (i) Hand/Overnight Courier to the Corporate Trust Department, 4th Floor, Two International Plaza, Boston Massachusetts 02110, Attn: Ms. Sandra Szozsponik or (ii) by mail to the Corporate Trust Department, P.O. Box 778, Boston, Massachusetts 02102-0078,
Attn: Ms. Sandra Szozsponik; or (iii) by facsimile transmission (for Eligible Institutions only): 617-664-5290. Confirmation may be made by calling 617-664-5587.

DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Issuer and SRH. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Issuer and SRH in person, by telegraph or telephone. The Issuer and SRH will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Issuer and SRH, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Issuer and SRH may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

  The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Issuer and SRH. The Issuer and SRH will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  No gain or loss for accounting purposes will be recognized by the Issuer or SRH upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Issuer over the term of the Exchange Notes under generally accepted accounting principles.

                             DESCRIPTION OF NOTES

  The Old Notes were issued and the Exchange Notes will be issued pursuant to an indenture, dated October 14, 1997 (the "Indenture"), by and among Southwest, as Issuer, SRH, as the Parent Guarantor, and State Street Bank and Trust Company, N.A., as Trustee (the "Trustee"). References to the "Notes" shall include the "Exchange Notes" except where the context otherwise requires. The Indenture is governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summaries of certain provisions of the Notes, the Indenture and the Security Documents do not purport to be complete and are subject to, and are qualified in their entirety by reference to all of the provisions of the Indenture or the Security Documents, as applicable. A copy of the form of the Indenture, the Registration Rights Agreement and each of the Security Documents is available from the Issuer upon request. Capitalized terms used herein, and not otherwise defined herein, have the meanings defined under the heading "Certain Definitions." Other capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture.

  The Notes will be issued in full registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which currently is the Trustee's corporate trust office in Hartford, Connecticut. The Issuer may change the Paying Agent and Registrar without notice to Holders of the Notes. The Issuer will pay principal (premium, if any) and interest on the Notes at the corporate trust offices of the Trustee or its agency in New York, New York. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the Issuer's option, by wire transfer or check mailed to the registered addresses of the Holders as shown on the Note Register.

  As of the Issue Date, the Issuer is a Restricted Subsidiary of SRH, the Parent Guarantor of the Notes. As of the Issue Date, Red Oak will be an Unrestricted Subsidiary of SRH. Subject to the requirements of the Indenture, SRH will be able to designate future Subsidiaries as Unrestricted
Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

  Any Notes that remain outstanding after the completion of this Offer, together with the Exchange Notes issued in connection with this Offer, will be treated as a single class of securities under the Indenture.

  Under certain circumstances, the obligations of the Issuer under the Notes may be guaranteed in the future by other Restricted Subsidiaries of SRH. See "--Ranking and Guarantees."

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited in aggregate principal amount to $200 million and will mature on October 15, 2004. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semi-annually on each April 15 and October 15 commencing on April 15, 1998 to the Persons who are registered Holders at the close of business on April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

  The Issuer does not have the right to redeem the Notes prior to October 15, 2001. Thereafter, the Issuer may redeem the Notes, at its option, in whole or in part, at any time, at the following redemption prices (expressed as a percentage of the outstanding principal amount) if redeemed during the twelve-month period commencing on October 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2001...........................................................  105.250%
      2002...........................................................  102.625%
      2003 and thereafter............................................  100.000%

  Notwithstanding the foregoing, at any time on or prior to October 15, 2000, the Issuer may redeem up to $70 million of the aggregate principal amount of the Notes in cash at a redemption price equal to 110.50% of the principal amount of the Notes so redeemed, together with accrued and unpaid interest thereon to the redemption date, with the net proceeds of any Public Equity Offering, provided that at least $130 million in aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption and provided further that such redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

 Selection and Notice

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, provided that no Note of $1,000 or less shall be redeemed in part. Notice of redemption will be sent by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the Note Register. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the date fixed for redemption, upon surrender of such Note, a new Note in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date fixed for redemption, unless the Issuer defaults on its payment obligations, interest will cease to accrue on the Notes or portions thereof called for redemption.

RANKING AND GUARANTEES

  The indebtedness of the Issuer evidenced by the Notes ranks senior in right of payment to all Subordinated Indebtedness of the Issuer and pari passu in right of payment with all existing and future senior Indebtedness of the Issuer. Pursuant to the Parent Guarantee, SRH unconditionally guarantees on a senior basis, to each Holder and the Trustee, the full and prompt performance of the Issuer's obligations under the Indenture and the Notes, including the payment of principal of, premium, if any, and interest on the Notes. The Parent Guarantee ranks pari passu in right of payment to all existing and future senior Indebtedness of SRH. The Parent Guarantee is secured by pledges of the Capital Stock of Sierra and Red Oak directly owned by SRH. See "-- Collateral." The Notes, the Parent Guarantee and the Subsidiary Guarantees are effectively subordinated, however, to any secured Indebtedness of the Issuer, SRH and the Subsidiary Guarantors to the extent of the collateral therefor, including any Indebtedness under the Southwest Credit Facility, which is secured by substantially all of the Issuer's oil and gas properties. As of September 30, 1997, SRH and the Issuer would have had $1.5 million of senior Indebtedness outstanding, excluding the Notes and the Parent Guarantee. See "Capitalization."

  The Indenture also provides that each Significant Subsidiary of SRH (other than the Issuer), whether now existing or hereafter formed or acquired, becomes a Subsidiary Guarantor either by execution of the Indenture or a supplemental indenture and thereby guarantee the Notes as described herein. In addition, the Indenture provides that each Restricted Subsidiary (other than the Issuer) which Incurs any Indebtedness (other than to SRH or the

Issuer) shall, within 10 days following the Incurrence of such Indebtedness, become a Subsidiary Guarantor by execution of a supplemental indenture and thereby guarantee the Notes as described herein. As of the Issue Date, there will be no Subsidiary Guarantor.

  Each Subsidiary Guarantor will unconditionally guarantee on a senior unsecured basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Issuer's obligations under the Indenture and the Notes, including the payment of principal of, premium, if any, and interest on the Notes. The Subsidiary Guarantee of each Subsidiary Guarantor will rank pari passu in right of payment to all existing and future senior Indebtedness of such Subsidiary Guarantor.

  The obligation of each Subsidiary Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. SRH and each Subsidiary Guarantor that makes a payment or distribution under the Parent Guarantee or a Subsidiary Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of SRH and each Subsidiary Guarantor, determined in accordance with GAAP. See "Risk Factors-- Possible Limitations on Enforceability of Subsidiary Guarantees."

  The Indenture provides that, subject to the following paragraph, each Subsidiary Guarantor (including any existing or future Restricted Subsidiary that becomes a Subsidiary Guarantor) may not consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person or sell or convey all or substantially all of its assets to another Person or group unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or the transferee entity (A) is a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia and (B) expressly assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture, in a form satisfactory to the Trustee, under the Notes and the Indenture, (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists and immediately after giving effect to such transaction, the resulting surviving or transferee entity could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (i) of the covenant described herein under the caption "Limitation on Incurrences of Additional Indebtedness and Issuances of Disqualified Capital Stock," and (iii) such Subsidiary Guarantor or the Person formed by or surviving any such consolidation or merger or the transferee entity on a pro forma basis will have Net Worth (immediately after the transaction) equal to or greater than the Net Worth of such Subsidiary Guarantor immediately preceding the transaction. The foregoing does not apply to a merger, consolidation, sale or other such transaction between Subsidiary Guarantors, between the Issuer and any Subsidiary Guarantor or between SRH and any Subsidiary Guarantor.

  The Indenture provides that in the event of (i) the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary or (ii) a sale or other disposition of all or substantially all of the properties or assets of any Subsidiary Guarantor to a third party or an Unrestricted Subsidiary, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, in either case, in a transaction or manner that does not violate any of the covenants in the Indenture, then such Subsidiary Guarantor (in the event of such a designation or a sale or other disposition, by way of such a merger, consolidation or otherwise, or a disposition of all of the Capital Stock of such Subsidiary Guarantor) or the Person acquiring such properties or assets (in the event of a sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor) will be released from and relieved of any obligations under its Subsidiary Guarantee, provided that any Net Cash Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption "--Covenants--Limitation on Asset Sales," and provided, further, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests that secure, any other Indebtedness of SRH or its Restricted Subsidiaries shall also terminate upon such release, sale or disposition.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder has the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Issuer to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date that is no later than 60 Business Days after the occurrence of such Change of Control (the date on which the repurchase is effected being referred to herein as the "Change of Control Payment Date"), at a cash purchase price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), plus accrued and unpaid interest thereon to the Change of Control Payment Date.

  The Issuer shall notify the Trustee within five Business Days after each date upon which a Change of Control has occurred. Within 20 Business Days after the occurrence of each Change of Control, the Issuer will make an irrevocable, unconditional offer (a "Change of Control Offer") to the Holders of Notes to purchase all of the Notes at the Change of Control Purchase Price, plus accrued and unpaid interest thereon to the Change of Control Payment Date, by sending written notice of a Change of Control Offer, by first class mail, to each Holder at its registered address, with a copy to the Trustee. The notice to Holders will contain all instructions and materials required by applicable law and will contain or make available to Holders other information material to such Holders' decision to tender Notes pursuant to the Change of Control Offer.

  On or before the Change of Control Payment Date, the Issuer will, to the extent lawful, (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount sufficient to pay the Change of Control Purchase Price of all Notes so tendered, and (iii) deliver or cause to be delivered to the Trustee all Notes so accepted, together with an officers' certificate listing the Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price for such Notes, plus accrued and unpaid interest thereon to the Change of Control Payment Date, and the Trustee will promptly cancel all Notes so accepted by the Issuer pursuant to the Change of Control Offer and authenticate and mail (or cause to be transferred by book entry) to such Holders a new Note equal in principal amount, as applicable, to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The Change of Control provisions described above are applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or other similar transaction of SRH or the Issuer. The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction affecting SRH or the Issuer that may adversely affect the Holders if such transaction is not the type of transaction included within the definition of "Change of Control." A transaction involving the management of SRH, the Issuer or any Affiliate or a transaction involving a recapitalization of SRH or the Issuer will result in a Change of Control only if it is the type of transaction specified in such definition.

  The existence of a Holder's right to require the Issuer to repurchase Notes in connection with a Change of Control may deter a third party from acquiring SRH or the Issuer in a transaction that would constitute a Change of Control.

  The source of funds for any repurchase of Notes upon a Change of Control will be the Company's cash or cash generated from operation or other sources, including borrowings or sales of assets; however, there can be no assurance that sufficient funds will be available at the time of any Change of Control to repay all Indebtedness owing or to make any required repurchase of the Notes. Any failure by the Issuer to repurchase Notes tendered pursuant to a Change of Control Offer will constitute an Event of Default. See "--Events of Default and Remedies."

  The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of (i) SRH and its Restricted Subsidiaries, taken as a whole, or
(ii) the Issuer. Although there is a developing body of judicial opinions interpreting the phrase "all or substantially all," no precise standard exists under New York law, which is the law governing the Indenture and the Notes. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of (i) SRH and its Restricted Subsidiaries, taken as a whole, or (ii) the Issuer, to another Person or group is uncertain.

  To the extent applicable and if required by law, SRH and the Issuer will comply with Section 14 of the Exchange Act, the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and other securities laws, rules, and regulations which may then be applicable to any offer by the Issuer to repurchase the Notes at the option of Holders upon a Change of Control; and, if such laws, rules, and regulations require or prohibit any action inconsistent with the foregoing, compliance by SRH and the Issuer with such laws, rules, and regulations will not constitute a breach of the Issuer's obligations with respect to the foregoing.

COVENANTS

  The Indenture contains, among others, the following covenants:

 Limitation on Incurrences of Additional Indebtedness and Issuances of Disqualified Capital Stock

  The Indenture provides that SRH may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become liable for, contingently or otherwise (to "Incur" or, as appropriate, an "Incurrence"), any Indebtedness or issue any Disqualified Capital Stock, except that SRH or a Restricted Subsidiary may Incur Indebtedness and SRH or the Issuer may issue shares of Disqualified Capital Stock if:

    (i) the Consolidated Fixed Charge Coverage Ratio for SRH's Reference Period for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Capital Stock is issued would have been (A) at least 2.0 to 1.0 if such additional Indebtedness is Incurred or such Disqualified Capital Stock is issued during the period commencing on the Issue Date and ending on December 31, 1998 or (B) at least 2.5 to 1.0 if such additional Indebtedness is Incurred or such Disqualified Capital Stock is issued at any time thereafter;

    (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is Incurred or such Disqualified Capital Stock is issued or would occur as the result of such Incurrence of such additional Indebtedness or the issuance of such Disqualified Capital Stock; and

    (iii) SRH's Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the consolidated Indebtedness of SRH and its Restricted Subsidiaries.

Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrrence of such Indebtedness, SRH and any Restricted Subsidiary may Incur Permitted Indebtedness.

  Any Indebtedness Incurred or Disqualified Capital Stock issued by any Person that is not a Subsidiary of SRH or any of its Restricted Subsidiaries, as the case may be, which Indebtedness or Disqualified Capital Stock is outstanding at the time such Person becomes a Restricted Subsidiary of, or is merged into, or consolidated with SRH or such Restricted Subsidiary, as the case may be, shall be deemed to have been Incurred or issued, as the case may be, at the time such Person becomes a Restricted Subsidiary of, or is merged into, or consolidated with SRH or such Restricted Subsidiary.

 Limitation on Restricted Payments

  (a) The Indenture provides that SRH will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of SRH or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of SRH or any Restricted Subsidiary or dividends or distributions payable to SRH or the Issuer or any wholly-owned Restricted Subsidiary of SRH or the Issuer or warrants, rights or options to acquire Qualified Capital Stock of SRH or any Restricted Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any such shares of Capital Stock of SRH or any Affiliate (other than any Capital Stock owned by SRH or any of its wholly-owned Restricted Subsidiaries), or any options, warrants or other rights to acquire such Capital Stock, (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, or (iv) make any Restricted Investment (such payments or other actions described in clauses (i) through (iv) being collectively referred to as a "Restricted Payment"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of SRH, whose determination shall be conclusive and evidenced by a Board Resolution),

  (1) no Default or Event of Default shall have occurred and be continuing,

  (2) SRH could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in accordance with clause (i) of the covenant "--Limitation on Incurrences of Additional Indebtedness and Issuances of Disqualified Capital Stock," and

  (3) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum (without duplication) of the following:

    (A) 50% of the Adjusted Consolidated Net Income of SRH accrued on a cumulative basis during the period commencing with the first full quarter after the Issue Date and ending on the last day of SRH's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or if Adjusted Consolidated Net Income is a loss, minus 100% of such loss), plus

    (B) the aggregate Net Proceeds received after the Issue Date by SRH or the Issuer from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of SRH or the Issuer or any options, warrants or rights to purchase such shares of Qualified Capital Stock of SRH or the Issuer, plus

    (C) the aggregate Net Proceeds received after the Issue Date by SRH or the Issuer (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of SRH or the Issuer, plus

    (D) the aggregate Net Proceeds received after the Issue Date by SRH or the Issuer from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of SRH or the Issuer, together with the aggregate cash received by SRH or the Issuer at the time of such conversion or exchange, minus

    (E) the amount of any write-downs, writeoffs, other negative revaluations, and other negative extraordinary charges not otherwise reflected in Adjusted Consolidated Net Income of SRH during such period.

  (b) Notwithstanding paragraph (a) above, SRH and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (2), (3), (4), (5) and (7) below) no Default or Event of Default shall have occurred and be continuing:

    (1) the payment of any dividend on Capital Stock of SRH or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph
  (a) above;

    (2) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of SRH or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Proceeds from, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of SRH or the Issuer;

    (3) the repurchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Proceeds from, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (i) Subordinated Indebtedness (provided such Indebtedness is on terms no less favorable to the Holders of the Notes than the terms of the Subordinated Indebtedness being redeemed) or (ii) shares of Qualified Capital Stock of SRH or the Issuer;

    (4) the repurchase, redemption or other acquisition of any Capital Stock of any Affiliate organized as a limited partnership in which SRH or the Issuer is a general partner pursuant to a redemption which is mandatory under the terms of such partnership's limited partnership agreement;

    (5) the repurchase or other acquisition of any Capital Stock of any Restricted Subsidiary, whether in one or a series of substantially contemporaneous transactions, which causes such Person to become a wholly-owned Restricted Subsidiary of SRH;

    (6) the payment on behalf of any Subsidiary or Affiliate of its allocated pro rata costs associated with the issuance of the Notes and any Investment in Capital Stock of such Person taken by SRH in payment thereof;

    (7) the distribution or dividend by SRH to its stockholders of the shares of Capital Stock of Red Oak owned by SRH, provided at the time of such distribution or dividend (and after giving effect thereto):

      (i) the Consolidated Fixed Charge Coverage Ratio for SRH's Reference Period for which internal financial statements are available immediately preceding the date of such distribution would have been at least 3.0 to 1.0; and

      (ii) SRH's Adjusted Consolidated Net Tangible Assets are equal to or greater than 200% of the consolidated Indebtedness of SRH and its Restricted Subsidiaries.

  The actions described in clause (1) of this paragraph (b) shall be Restricted Payments that shall be permitted to be made in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a), provided that any dividend paid pursuant to clause (1) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to clause (1) of this paragraph (b), and provided that any Net Proceeds received under clauses
(2) or (3)(ii) of paragraph (b) shall not be included in subclauses (B) or (C) of clause (3) of paragraph (a) above.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Indenture provides that SRH may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create, or permit or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of SRH to (a) pay dividends or make other distributions on its Capital Stock to SRH or any of its other Restricted Subsidiaries, (b) make loans or advances or pay any Indebtedness or other obligations owed to SRH or to any other Restricted Subsidiary, or (c) transfer any of its properties or assets to SRH or to any other Restricted Subsidiary, except encumbrances and restrictions existing under (i) this Indenture, any Permitted Bank Credit Facility as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment or transfer restrictions than those contained in the Permitted Bank Credit Facility as in effect on the Issue Date and (ii) any agreement of a Person acquired by SRH or a Restricted Subsidiary of SRH, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition, and are not applicable to any Person or property, other than the Person or any property of the Person so acquired.

 Limitation on Transactions with Affiliates

  The Indenture provides that SRH may not, and may not permit any of its Subsidiaries to, enter directly or indirectly into, or permit to exist, any transaction or series of related transactions with or for the benefit of any Affiliate except for transactions made in good faith, the terms of which are fair and reasonable to SRH or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by SRH or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Affiliates and SRH delivers: (i) with respect to any transaction or series of transactions with an Affiliate involving aggregate consideration in excess of $1 million, an officers' certificate certifying that such transaction or transactions comply with this covenant, (ii) with respect to any transaction or series of transactions with an Affiliate involving aggregate consideration in excess of $2 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such transaction or transactions comply with this covenant and that such transaction or transactions have been approved in good faith by a majority of the members of the Board of Directors who are independent (which resolution shall be conclusive evidence of compliance with this provision), provided that if there is not a majority of independent directors able to approve such transaction, SRH shall also deliver an opinion as to the fairness to SRH or such Subsidiary of such transaction or transactions from a financial point of view issued by an investment banking firm of recognized national standing, which opinion shall be conclusive evidence of compliance with this provision; and (iii) with respect to any transaction or series of transactions with an Affiliate involving aggregate consideration in excess of $5 million, an officers' certificate as described in subclause (ii) above and an opinion as to the fairness to SRH or such Subsidiary of such transaction or transactions from a financial point of view issued by an investment banking firm of recognized national standing, which resolution and opinion shall be conclusive evidence of compliance with this provision; provided, however, that this covenant will not restrict: (1) transactions between SRH and any of its Restricted Subsidiaries or transactions between Restricted Subsidiaries of SRH, (2) transactions pursuant to the Tax Sharing Agreement and the Security Documents, (3) Restricted Payments permitted by the provisions of the Indenture described under the covenant captioned "--Limitation on Restricted Payments," (4) any employee compensation arrangements by SRH or any of its Subsidiaries which has been approved by a majority of SRH's disinterested directors and found in good faith by such directors to be in the best interests of SRH or such Subsidiary, as the case may be; and (5) customary directors' fees and indemnification and similar arrangements.

 Limitation on Asset Sales

  The Indenture provides that SRH may not, and may not permit any Restricted Subsidiary to, consummate an Asset Sale unless: (a) SRH or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Capital Stock being sold or issued or otherwise disposed of; and (b) at least 75% of the value of the consideration for such Asset Sales consists of cash, Cash Equivalents or Exchange Assets or any combination thereof; provided that the amount of any liabilities (as shown on SRH's or such Restricted Subsidiary's most recent balance sheet) of SRH or any Restricted Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness or otherwise by their terms subordinated to the Notes, the Parent Guarantee or the Subsidiary Guarantees) that are assumed by the transferee of such assets pursuant to a customary novation agreement that releases SRH and such Restricted Subsidiary from further liability shall also be deemed to be cash for purposes of this provision.

  Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, SRH or such Restricted Subsidiary may apply such Net Cash Proceeds, at its option, in any order or combination: (a) to repay and permanently reduce Indebtedness outstanding under any Permitted Bank Credit Facility to which it, the Issuer or any other Restricted Subsidiary of SRH is a party, (b) to make Capital Expenditures or (c) to make other acquisitions of assets to be used in SRH's and its Restricted Subsidiaries' oil and gas business. Pending the final application of any such Net Cash Proceeds, SRH or such Restricted Subsidiary may temporarily invest such Net Cash Proceeds in any manner that is not prohibited by the terms of the Indenture. Any Net Cash Proceeds from Asset Sales that are not applied as provided in clauses (a) through (c) of the first sentence of this paragraph will (after expiration of the relevant periods) be deemed to constitute "Excess Cash."

  When the amount of Excess Cash exceeds $10 million, the Issuer or SRH will make an irrevocable, unconditional offer (an "Excess Cash Offer") to the Holders to purchase the maximum amount of Notes which could be acquired by application of such amount of Excess Cash as described herein (the "Excess Cash Offer Amount"), in cash at the purchase price equal to 100% of the principal amount thereof (the "Excess Cash Offer Price"), together with accrued and unpaid interest to the Excess Cash Purchase Date.

  Notice of an Excess Cash Offer will be sent at least 30 and not more than 60 days prior to the Excess Cash Purchase Date, by first-class mail, by the Issuer or SRH to each Holder at the address on the Note Register, with a copy to the Trustee. Such notice will set forth a date on which the Notes tendered shall be accepted (the "Excess Cash Purchase Date") and the Excess Cash Offer shall remain open for at least 20 Business Days and close no later than 30 Business Days after the date such notice is given. The notice to the Holders will contain all information, instructions and materials required by applicable law or otherwise material to such Holders' decision to tender Notes pursuant to the Excess Cash Offer.

  To the extent applicable and if required by law, the Issuer and SRH will comply with Section 14 of the Exchange Act, the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and other securities laws, rules, and regulations which may then be applicable to any Excess Cash Offer by the Issuer or SRH; and, if such laws, rules, and regulations require or prohibit any action inconsistent with the foregoing, compliance by the Issuer or SRH with such laws, rules, and regulations will not constitute a breach of its obligations with respect to the foregoing.

  On or before an Excess Cash Purchase Date, the Issuer or SRH shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Excess Cash Offer, (ii) deposit with the Paying Agent money sufficient to pay the Excess Cash Offer Price, plus accrued and unpaid interest thereon to the Excess Cash Purchase Date of all Notes or portions thereof so accepted, and
(iii) deliver to the Trustee all Notes so accepted together with an officers' certificate listing the Notes or portions thereof being purchased by the Issuer or SRH. The Paying Agent shall promptly mail to Holders of Notes so accepted payment in an amount equal to the Excess Cash Offer Price, plus accrued and unpaid interest thereon to the Excess Cash Purchase Date. The Trustee shall promptly cancel all Notes accepted by the Issuer pursuant to the Excess Cash Offer and authenticate and mail to the Holders of Notes so accepted a new Note equal to the principal amount of any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed by the Issuer to the Holder thereof. The Issuer or SRH will publicly announce the results of the Excess Cash Offer on or as soon as practicable after the Excess Cash Purchase Date.

  If the amount required to acquire all Notes tendered by Holders pursuant to the Excess Cash Offer (the "Excess Cash Acceptance Amount") shall be less than the aggregate Excess Cash Offer Amount, then the excess of the Excess Cash Offer Amount over the Excess Cash Acceptance Amount may be used by SRH or any Restricted Subsidiary in any manner permitted by the Indenture. Upon consummation of any Excess Cash Offer made in accordance with the terms of the Indenture, the amount of Excess Cash will be reduced to zero.

 Limitation on Liens

  The Indenture provides that SRH may not, and may not permit any Restricted Subsidiary to, directly or indirectly, incur, or suffer to exist any Lien upon any of their respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens.

 Limitation on Lines of Business

  The Indenture provides that SRH will not engage in any line of business other than to act as a holding company for the Issuer, Sierra and Red Oak and such other business activities as are reasonably related or incidental thereto. The Indenture will provide that the Restricted Subsidiaries will not engage in any line of business other than the oil and gas exploration and production business, such other business activities as are reasonably related or incidental thereto and any other business activities of SRH and its Restricted Subsidiaries conducted as of the Issue Date.

 Designation of Unrestricted Subsidiaries

  The Board of Directors of SRH may designate any Restricted Subsidiary (other than the Issuer) to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default and following such designation, SRH could Incur $1.00 of additional Indebtedness pursuant to paragraph (i) of the covenant described herein under the caption "Limitation on Incurrences of Additional Indebtedness and Issuances of Disqualified Capital Stock." For purposes of making such determination, all outstanding Investments by SRH and its Restricted Subsidiaries in the Subsidiary so designated which have not been repaid in cash will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (3) of paragraph (a) of the covenant "Limitation on Restricted Payments." All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of the fair market value or book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, the definition of "Unrestricted Subsidiary" set forth under the caption "Certain Definitions" describes the circumstances under which a future Unrestricted Subsidiary of SRH may be designated as a Restricted Subsidiary by the Board of Directors of SRH.

  The Board of Directors of SRH or any Restricted Subsidiary may designate any Unrestricted Subsidiary of such Person (other than Red Oak) as a Restricted Subsidiary of such Person; provided that, (a) if the Unrestricted Subsidiary has any Indebtedness outstanding or is otherwise liable for any Indebtedness or has a negative Net Worth, then immediately after giving pro forma effect to such designation, such Person could Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the provisions described under the heading "--Covenants--Limitation on Incurrences of Additional Indebtedness and Issuances of Disqualified Capital Stock" (assuming, for purposes of this calculation, that each dollar of negative Net Worth is equal to one dollar of Indebtedness), (b) all Indebtedness of such Unrestricted Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Person on the date such Unrestricted Subsidiary becomes a Restricted Subsidiary, and (c) no Default or Event of Default would occur or be continuing after giving effect to such designation. Any Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the Indenture.

 Limitation on the Sale or Issuance of Capital Stock of Restricted
Subsidiaries

  The Indenture provides that SRH will not sell or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary (other than the Issuer), and shall not permit any Restricted Subsidiary (other than the Issuer), directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (a) to SRH or a wholly-owned Restricted Subsidiary, or
(b) if all shares of Capital Stock of such Restricted Subsidiary are sold or otherwise disposed of. In connection with any sale or disposition of Capital Stock of any Restricted Subsidiary, SRH will be required to comply with the covenant described under the caption "Limitation on Asset Sales," and in the case of a sale of the Issuer, the covenants described under the captions "Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "Limitation on Merger, Sale or Consolidation."

 Ownership of Restricted Subsidiaries

  The Indenture provides that all of the Capital Stock of each Restricted Subsidiary (other than the Issuer, TPI and Southwest Software) be owned, whether directly or indirectly, by SRH. The Indenture will also provide that SRH will ensure that the Issuer remain a Restricted Subsidiary so long as any of the Notes remains outstanding.

 Limitation on Merger, Sale or Consolidation

  The Indenture provides that SRH will not consolidate with or merge with or into any other Person or, directly or indirectly, sell, lease, assign, transfer, or convey all or substantially all of its assets (computed on a consolidated basis), to another Person or group of Persons acting in concert, whether in a single transaction or through a series of related transactions, unless (i) either (a) SRH is the continuing Person or (b) the resulting, surviving, or transferee entity is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and shall expressly assume all of the obligations of SRH under the Indenture, the Parent Guarantee and the Security Documents by appropriate documents supplemental thereto, executed and delivered to the Trustee on or prior to the consummation of such transaction, in form satisfactory to the Trustee; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Net Worth of the resulting surviving or transferee entity is at least equal to the Net Worth of SRH immediately prior to such transaction; and (iv) except for a merger of SRH with or into any wholly-owned Restricted Subsidiary, the resulting surviving or transferee entity would immediately thereafter be permitted to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (i) of the covenant described herein under the caption "Limitation on Incurrences of Additional Indebtedness and Issuances of Disqualified Capital Stock." For purposes of this covenant, the Consolidated Fixed Charge Coverage Ratio shall be determined on a pro forma consolidated basis (giving effect to the transaction) for the Reference Period immediately preceding such transaction.

  The Indenture provides that the Issuer will not consolidate with or merge with or into any other Person, or, directly or indirectly, sell, lease, assign, transfer, or convey all or substantially all of its assets (computed on a consolidated basis), to another Person or group of Persons acting in concert, whether in a single transaction or through a series of related transactions, unless (i) either (a) the Issuer is the continuing Person or (b) the resulting, surviving, or transferee entity is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and shall expressly assume all of the obligations of the Issuer under the Indenture and the Notes by a supplemental indenture, executed and delivered to the Trustee on or prior to the consummation of such transaction, in form satisfactory to the Trustee; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction;
(iii) immediately after giving effect to such transaction on a pro forma basis, the Net Worth of the surviving or transferee entity is at least equal to the Net Worth of the Issuer immediately prior to such transaction; (iv) except for a merger of the Issuer with or into SRH or any wholly-owned Restricted Subsidiary, the resulting surviving or transferee entity would immediately thereafter be permitted to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (i) of the covenant described herein under the caption "Limitation on Incurrences of Additional Indebtedness and Issuances of Disqualified Capital Stock"; (v) SRH shall have executed and delivered to the Trustee, in form satisfactory to the Trustee, a supplemental indenture confirming the obligation of SRH to pay the principal of and interest on the Notes pursuant to the Parent Guarantee and to perform all the covenants of SRH under the Indenture and the Parent Guarantee;
(vi) each Subsidiary Guarantor shall have executed and delivered to the Trustee, in form satisfactory to the Trustee, a supplemental indenture confirming such Subsidiary Guarantor's obligations to pay the principal of and interest on the Notes pursuant to its Subsidiary Guarantee; and (vii) the Trustee shall have received an opinion of counsel to the effect that such consolidation, merger, conveyance, transfer or lease will not result in the Issuer being required to make any deduction for or on account of taxes from payments made under or in respect of the Notes. For purposes of this covenant, the Consolidated Fixed Charge Coverage Ratio shall be determined on a pro forma consolidated basis (giving effect to the transaction) for the Reference Period immediately preceding such transaction.


  Upon any consolidation or merger or any transfer of all or substantially all of the assets of SRH or the Issuer in accordance with the foregoing, the successor Person formed by such consolidation or merger or the Person to whom such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, SRH under the Parent Guarantee and the Security Documents or the Issuer under the Indenture, as the case may be, with the same effect as if such successor corporation had been named as SRH or the Issuer therein.

  This covenant includes a phrase relating to the sale, lease, transfer, conveyance or other dispositions of "all or substantially all" of the assets of a Person. Although there is a developing body of judicial opinions interpreting the phrase "all or substantially all," no precise standard exists under applicable law. Accordingly, the ability of the Holders of the Notes to declare an Event of Default as the result of such a disposition or series of dispositions is uncertain.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (i) the failure by the Issuer to pay installments of interest on the Notes as and when the same become due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Issuer to pay all or any part of the principal or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, (iii) the failure by the Issuer or SRH to comply with the provisions under the caption "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitation on Asset Sales" or "Limitation on Merger, Sale or Consolidation," (iv) the failure by SRH, the Issuer or any of its other Restricted Subsidiaries to observe or perform any other covenant, agreement or warranty contained in the Notes, the Indenture, the Parent Guarantee, any Subsidiary Guarantee or any Security Document and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% of the principal amount of the Notes then outstanding, (v) certain events of bankruptcy, insolvency, or reorganization in respect of SRH, the Issuer or any of its other Significant Subsidiaries, (vi) a default which extends beyond any stated period of grace applicable thereto (including any extension thereof) under any mortgage, indenture, or instrument under which there is outstanding any Indebtedness of SRH, the Issuer or any of its other Restricted Subsidiaries aggregating in excess of $1 million or a failure to pay such Indebtedness at its stated maturity, provided that a waiver by all of the lenders of such Indebtedness of such default shall constitute a waiver hereunder for the same period, (vii) one or more final judgments not covered by insurance aggregating at least $1 million at any one time rendered against SRH, the Issuer or any of its other Restricted Subsidiaries and not stayed or discharged within 60 days, (viii) any Note, the Indenture or any Security Document not being in full force and effect (except where no material adverse effect to the Holders of the Notes would result) or ceasing to give the Trustee a perfected Lien on the Collateral, or (ix) the Parent Guarantee or any of the Subsidiary Guarantees ceases to be in full force and effect or the Parent Guarantee or any of the Subsidiary Guarantees is declared to be null and void or unenforceable or the Parent Guarantee or any of the Subsidiary Guarantees is found to be invalid or any Guarantor denies its liability under the Parent Guarantee or its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

  The Indenture provides that if an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee must, within 90 days after the occurrence of such Event of Default, give to the Holders notice of such default; provided, that, except in the case of default in payment of principal of, premium, if any, or interest on the Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% of the principal amount of Notes then outstanding, by notice in writing to the Issuer (and to the Trustee if given by Holders), may declare all principal of, premium, if any, and accrued interest on the Notes to be due and payable immediately. If an Event of Default specified in clause (v) above occurs, all principal, premium, if any, and accrued interest on the Notes will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of not less than a majority of the principal amount of Notes are authorized to rescind such acceleration if any existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the Notes, the Holders of a majority of the Notes at the time outstanding may waive on behalf of all the Holders any Default or Event of Default, except a Default in the payment of principal of, premium, if any, or interest on any Note not yet cured, or a Default, or Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of all of the Holders of the Notes. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

Subject to all provisions of the Indenture, the Holders of a majority of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

COLLATERAL

  The Parent Guarantee is secured by the pledge to the Trustee for the ratable benefit of the Holders of (x) all of the Capital Stock of Sierra now or hereafter directly owned by SRH, equals approximately 30% of the outstanding shares of Capital Stock of Sierra, and (y) all of the Capital Stock of Red Oak now or hereafter directly owned by SRH, which equals approximately 82% of the outstanding shares of Capital Stock of Red Oak.

  In the event of an Equity Offering in which SRH sells its shares of Sierra or Red Oak, such shares may be released by the Trustee from the Lien of the Security Documents for sale in connection with such Equity Offering. The Trustee would have no Lien on the proceeds from any such sale of released shares. Notwithstanding the foregoing, no such shares may be released by the Trustee if at the time of such proposed release, a Default or Event of Default has occurred and is continuing or would occur as a result of such release. In addition, the Trustee will release the shares of Red Oak from the Lien of the Security Documents to the extent such shares are subject to a transaction permitted by clause (7) of paragraph (b) of the covenant. See "--Limitation on Restricted Payments."

FORECLOSURE ON COLLATERAL

  If the Notes become due and payable prior to the Stated Maturity Date thereof or are not paid in full at the Stated Maturity Date thereof, the Trustee may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the Security Documents and applicable law. The proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit shall be applied first to pay the expenses of such foreclosure or suit and amounts then payable to the Trustee and thereafter to pay the principal of and interest on the Notes. The Trustee has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and the Holders' interest in, the Collateral.

  There can be no assurance that the Trustee will be able to sell the Collateral without substantial delays or that the proceeds obtained will be sufficient to pay all amounts owing to Holders of the Notes. See "Risk Factors--Adequacy of Collateral; Risks of Foreclosure" and "--Possible Limitations on Enforceability of Subsidiary Guarantees."

LEGAL DEFEASANCE; SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Issuer will be deemed to have paid and discharged the entire indebtedness on all of the outstanding Notes (except as to (i) Issuer's right of optional redemption, (ii) rights of Holders to receive payments of principal of, premium, if any, and interest on the Notes (but not the Change of Control Purchase Price or the Excess Cash Offer Price) and any other rights of the Holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Indenture, and (iv) certain other specified provisions in the Indenture (the foregoing exceptions (i) through (iv) are collectively referred to as the "Reserved Rights")) on the 91st day (or one day after such other greater period of time in which any such deposit of trust funds may remain subject to set aside or avoidance under applicable bankruptcy or insolvency laws, e.g., one year after any such deposit) after the irrevocable deposit by the Issuer with the Trustee, in trust for the benefit of the Holders, of (i) money in an amount, (ii) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or (iii) a combination thereof, sufficient to pay and discharge the principal of, premium, if any, and interest on the Notes then outstanding on the Stated Maturity Date or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to the Stated Maturity Date or to a particular redemption date. Such a trust may be established only if certain conditions are satisfied, including delivery by the Issuer to the Trustee of an opinion of outside counsel acceptable to the Trustee (who may be outside counsel to the Issuer) to the effect that (i) the defeasance and discharge will not be deemed, or result in, a taxable event

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for Federal income tax purposes, with respect to the Holders, (ii) the
Issuer's deposit will not result in the Issuer or any Guarantor, the trust or the Trustee being subject to regulation under the Investment Company Act of 1940, and (iii) after the passage of 90 days (or any greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those laws apply to the Issuer or any Guarantor) following the deposit of the trust funds, such funds will not be subject to set aside or avoidance under any bankruptcy, insolvency, or other similar laws affecting creditors' rights generally. The Indenture will not be discharged if, among other things, an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or any Guarantor shall have occurred and be continuing on the date of such deposit. The Indenture, the Parent Guarantee, any Subsidiary Guarantee and each of the Security Documents will cease to be of further effect as to all outstanding Notes when
(i) all outstanding Notes have been delivered to the Trustee for cancellation or (ii) the Issuer has paid or caused to be paid the principal of, premium, if any, and interest on the Notes.

RULE 144A INFORMATION REQUIREMENT

  The Issuer and SRH have agreed to furnish to the Holders or beneficial Holders of the Old Notes and prospective purchasers of the Old Notes designated by the Holders of the Old Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Exchange Act until such time as the Issuer either exchanges all of the Old Notes for the Exchange Notes or has registered all of the Old Notes for resale under the Exchange Act.

REPORTS

  The Indenture requires SRH to furnish to the Trustee, within 60 days after the end of each fiscal quarter or 90 days after the end of a fiscal quarter that is also the end of a fiscal year, an officers' certificate to the effect that responsible officers of SRH have conducted or supervised a review of the activities of SRH and its Subsidiaries and of performance under the Indenture and that, to the best of such officers' knowledge, based on their review, SRH and the Issuer have fulfilled all of their obligations under the Indenture or, if there has been a Default, specifying each Default known to them, its nature and its status. SRH and the Issuer will also be required to notify the Trustee of any changes in the composition of the Board of Directors of SRH or any of its Subsidiaries or of any amendment to the charter or bylaws of SRH or any of its Subsidiaries.

  Each of SRH and its Subsidiaries, where applicable, shall deliver to the Trustee and to each Holder, within 15 days after it files them with the SEC, copies of all reports and information that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In addition, whether or not required by the rules and regulations of the SEC, SRH will file a copy of all such information with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to investors or prospective investors who request it in writing.

  Concurrently with the reports delivered pursuant to the preceding paragraph, SRH will be required to deliver to the Trustee and to each Holder annual and quarterly financial statements with appropriate footnotes of SRH and its consolidated Subsidiaries, all prepared and presented in a manner substantially consistent with those of SRH required by the preceding paragraph.

  The Issuer is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting the Issuer, SRH and the Trustee to enter into a supplemental indenture or amend the Security Documents for certain limited purposes without the consent of the Holders, including curing ambiguities, defects or inconsistencies, releasing Subsidiary Guarantees as described under "--Ranking and Guarantees" or making any other change with respect to matters arising under the Indenture, so long as such change does not adversely affect the rights of any of the Holders. With the consent of the Holders of not less than a majority of the principal amount of the Notes then outstanding, the Issuer, SRH and the Trustee

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will be permitted to amend or supplement the Indenture or any Security
Document or enter into any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of the Holders of not less than 66% of the principal amount of the Notes then outstanding, (i) prior to the date on which a Change of Control Offer is required to be made, reduce the Change of Control Purchase Price or alter the provisions of the covenant described herein under the heading "Repurchase of Notes at the Option of the Holder Upon a Change of Control," or (ii) prior to the date upon which an Excess Cash Offer is required to be made, reduce the Excess Cash Offer Price or alter the provisions of the covenant described herein under the heading "Limitation on Asset Sales," in a manner adverse to the Holders; provided further, that no such modification may, without the consent of each Holder: (i) change the stated maturity date or the date any installment of principal of, or any installment of interest on, any Note is due, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity date thereof (or, in the case of redemption, on or after the redemption date), or, (x) after the date upon which a Change of Control Offer is required to be made, reduce the Change of Control Purchase Price or alter the provisions of the covenant described herein under the heading "Repurchase of Notes at the Option of the Holder Upon a Change of Control" or (y) after the date upon which an Excess Cash Offer is required to be made, reduce the Excess Cash Offer Price or alter the provisions of the covenant described herein under the heading "Limitation on Asset Sales" in a manner adverse to the Holders, (ii) reduce the percentage of the outstanding Notes whose consent is required for any such amendment, supplemental indenture, or waiver provided for in the Indenture,
(iii) modify certain of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of all Holders of the Notes, (iv) adversely affect the ranking of the Notes, the Parent Guarantee or the Subsidiaries Guarantees; or (v) release any Collateral from the Liens created pursuant to the Security Documents or release the Parent Guarantee or any Subsidiary Guarantee, in any case otherwise than in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interests, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

  The Holders of a majority of the principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS OR DIRECTORS

  No stockholder, officer, or director, as such, past, present, or future of SRH or any of its Subsidiaries or any successor corporation of any of them shall have any personal liability in respect of the obligations of SRH or such Subsidiary under the Notes, the Indenture, the Parent Guarantee, any Subsidiary Guarantees or any Security Document by reason of his or its status as such stockholder, officer, or director.

GOVERNING LAW

  The Indenture, the Notes, the Parent Guarantee, any Subsidiary Guarantees and the Security Documents are governed by the laws of the State of New York.


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CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Adjusted Consolidated Net Income" of SRH for any period means the Net Income (loss) of SRH and its Restricted Subsidiaries for such period, determined in accordance with GAAP, excluding (without duplication) the Net Income of Red Oak or any other Unrestricted Subsidiary which is a consolidated Subsidiary for such period, reduced by the amount of the deduction from Net Income of SRH attributable to the minority interest in Red Oak or any other Unrestricted Subsidiary which is a consolidated Subsidiary for such period.

  "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenue from proved oil and gas reserves of SRH and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated or audited by independent petroleum engineers in one or more Reserve Reports prepared as of the end of SRH's most recently completed fiscal year as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of SRH and its Restricted Subsidiaries attributable to any acquisition consummated since the effective date of such year-end Reserve Reports and (B) estimated oil and gas reserves of SRH and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the effective date of such year-end Reserve Reports which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases, in each case calculated in accordance with SEC guidelines (utilizing the prices and costs utilized in such year-end Reserve Reports), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of SRH and its Restricted Subsidiaries produced or disposed of since the effective date of such year-end Reserve Reports and (D) reductions in the estimated oil and gas reserves of SRH and its Restricted Subsidiaries since the effective date of such year-end Reserve Reports attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the effective date of such year-end Reserve Reports which would, in accordance with standard industry practice, result in such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end Reserve Reports); provided that, in the case of each of the determinations made pursuant to sub-clauses (A) through (D) above, such increases and decreases shall be as estimated by SRH's engineers, except that if there is a Material Change and in connection with the Incurrence of Indebtedness for which the Consolidated Fixed Charge Coverage Ratio must be determined, all or any part of an increase in discounted future net revenue resulting from the matters described in sub-clauses (A) and (B) above is needed to permit the Incurrence of such Indebtedness, then the discounted future net revenue utilized for purposes of this clause (a) (i) shall be confirmed in writing by independent petroleum engineers, provided further that, if the events referred to in sub-clauses (C) and (D) above, when taken alone, would not cause a Material Change, then such written confirmation need only cover the incremental additions to discounted future net revenue resulting from the determinations made pursuant to sub-clauses (A) and (B) above to the extent needed to permit the Incurrence of such Indebtedness, (ii) the capitalized costs that are attributable to oil and gas properties of SRH and its Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on SRH's books and records as of a date no earlier than the date of SRH's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of SRH's latest annual or quarterly financial statements and (iv) the greater of (A) the net book value on a date no earlier than the date of SRH's latest annual or quarterly financial statements and (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including the amount of Investments in unconsolidated Subsidiaries, Affiliates, other Persons or Unrestricted Subsidiaries) of SRH and its Restricted Subsidiaries, as of a date no earlier than the date of SRH's latest audited financial statements, minus (b) the sum of (i) minority interests,
(ii) any non-current portion of gas balancing liabilities of SRH and its Restricted Subsidiaries reflected in SRH's latest annual or quarterly financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in SRH's year-end

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

Reserve Reports), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of SRH and its Restricted Subsidiaries with respect to Production Payments on the schedules specified with respect thereto, (iv) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in SRH's initial or year-end Reserve Reports), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties and (v) the amount of environmental liabilities payable by SRH or any Restricted Subsidiary. If SRH changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, Adjusted Consolidated Net Tangible Assets will continue to be calculated as if SRH was still using the full cost method of accounting.

  "Affiliate" means (i) any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with SRH or any Subsidiary of SRH or any officer, director, or employee of SRH or any Subsidiary of SRH or of such Person, (ii) the spouse, any immediate family member, or any other relative who has the same principal residence of any Person described in clause (i) above, and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such spouse, family member or other relative, and (iii) any trust in which any Person described in clause (i) or (ii), above, is a fiduciary or has a beneficial interest. For purposes of this definition the term "control" means
(a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) the beneficial ownership of 10% or more of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

  "Asset Sale" means (i) any direct or indirect conveyance, sale, transfer or other disposition (including through damage or destruction for which Insurance Proceeds are paid or by condemnation), in one transaction or a series of related transactions, of any of the properties, businesses or assets of SRH or any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired or (ii) any sale or other disposition by SRH of any Capital Stock of any Affiliate, Unrestricted Subsidiary or any Subsidiary of SRH or its Restricted Subsidiaries (other than the Issuer). Notwithstanding the foregoing, the following will not be deemed to be an Asset Sale: (a) the conveyance, sale, lease, transfer or other disposition by any of SRH's Restricted Subsidiaries of any or all of its assets (upon voluntary liquidation or otherwise) to SRH; (b) the conveyance, sale, lease, transfer or other disposition by any Restricted Subsidiary of any or all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary;
(c) non-material dispositions of assets in the ordinary course of business;
(d) Asset Sales not otherwise permitted by clauses (a) through (c) or (f) and
(g) of this sentence provided that the aggregate proceeds from all such Asset Sales do not exceed $2.5 million in any twelve-month period; (e) the disposition of all or substantially all of the assets of (i) SRH and its Restricted Subsidiaries, taken as a whole, or (ii) the Issuer, if such disposition is governed by the provisions of the covenant captioned "Repurchase of Notes at the Option of Holder Upon a Change of Control" and/or--"Covenants--Limitation on Merger, Sale or Consolidation;" (f) a conveyance, sale, assignment, lease, license, transfer, abandonment or other disposal by SRH and its Restricted Subsidiaries of (i) damaged, worn out, unserviceable or other obsolete property in the ordinary course of business or
(ii) other property no longer necessary for the proper conduct of their business; and (g) the conveyance, sale, transfer or otherwise disposition by SRH and its Restricted Subsidiaries of crude oil and natural gas production and refined products in the ordinary course of business.

  "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest borne by the Notes) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the cities of New York, New York, Hartford, Connecticut or Boston, Massachusetts are required or authorized by law or other governmental action to be closed.

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

  "Capital Expenditures" of a Person means expenditures (whether paid in cash or accrued as a liability) by such Person or any of its Subsidiaries that, in conformity with GAAP, are or would be included in "capital expenditures," "additions to property, plant, or equipment" or comparable items in the consolidated financial statements of such Person consistent with prior accounting practices.

  "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations, or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including without limitation, each class of common stock and preferred stock of such Person, if such Person is a corporation, and each general or limited partnership interest or other equity interest of such Person, if such Person is a partnership or limited liability company.

  "Capitalized Lease Obligation" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

  "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any Eligible Institution, (e) commercial paper rated "P-l," "A-l" or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, and in each case maturing within 180 days after the date of acquisition, (f) shares of money market funds, including those of the Trustee, that invest solely in United States dollars and securities of the types described in clauses (a) through (e), and (g) demand and time deposits and certificates of deposit with an Eligible Institution or with commercial banks insured by the Federal Deposit Insurance Corporation.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of SRH and its Restricted Subsidiaries, taken as a whole, to any person (as such term is used in Section 13(d)(3) of the Exchange Act) other than to SRH or a Subsidiary Guarantor; (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Issuer to any person (as such term is used in Section 13(d)(3) of the Exchange Act) other than to SRH or a Subsidiary Guarantor; (iii) SRH or the Issuer consolidates with or merges into another Person or any Person consolidates with, or merges into, SRH or the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of SRH or the Issuer is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of SRH or the Issuer is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of SRH or the Issuer immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction; (iv) the adoption of a plan relating to the liquidation or dissolution of SRH or the Issuer not involving a merger or consolidation or a sale or other disposition of assets described in clause (i) or (ii) above; (v) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), excluding the Permitted Holders, becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of SRH's or the Issuer's then outstanding Voting Stock; provided that the sale of Voting Stock of SRH or the Issuer to a Person or Persons acting as underwriters in connection with a firm commitment underwriting shall not constitute a Change of Control; or (vi) the first day on which a majority of the members of the Board of Directors of SRH are not Continuing Directors (other than by action of the Permitted Holders). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of SRH or the Issuer will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

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  "Change of Control Offer" shall have the meaning given to it under the covenant--"Repurchase of Notes at the Option of the Holder Upon a Change of Control."

  "Change of Control Purchaser Price" shall have the meaning given to it under the covenant--"Repurchase of Notes at the Option of the Holder Upon a Change of Control."

  "Collateral" shall mean the Capital Stock of Sierra and Red Oak directly owned by SRH and any other property described in the Pledge Agreement or any other Security Documents as being subject to the Liens created thereby.

  "Consolidated Fixed Charge Coverage Ratio" on any date means, with respect to SRH, the ratio, on a pro forma basis, of (i) the aggregate amount of EBITDA attributable to continuing operations and businesses and exclusive of the amounts attributable to operations and businesses discontinued or disposed of, on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period, for the Reference Period to (ii) the aggregate Consolidated Interest Expense (exclusive of amounts attributable to discontinued operations and businesses on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to Consolidated Interest Expense subsequent to the date of discontinuation or disposal) during the Reference Period; provided, that for purposes of such computation, in calculating EBITDA and Consolidated Interest Expense, (a) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (b) the Incurrence of any Indebtedness or issuance of Disqualified Capital Stock or the retirement of any Indebtedness or Capital Stock during the Reference Period or subsequent thereto shall be assumed to have occurred on the first day of such Reference Period, and (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of determination had been the applicable rate for the entire period, unless SRH or any of its Restricted Subsidiaries is a party to a Swap Obligation (that remains in effect for the 12-month period after the date of determination) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

  "Consolidated Interest Expense" of SRH means, for any period, the aggregate interest expense (without duplication), during such period in respect of all Indebtedness of SRH and its Restricted Subsidiaries (including all commissions, discounts, other fees and charges owed with respect to letters of credit and banker's acceptance financing and costs associated with Swap Obligations, but excluding any interest accrued on intercompany payables among SRH and its Restricted Subsidiaries or among Restricted Subsidiaries for taxes to the extent the liability for such taxes has been assumed pursuant to the Tax Sharing Agreement) determined on a consolidated basis in accordance with GAAP. For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and (y) Consolidated Interest Expense attributable to any Indebtedness represented by the guarantee by SRH or a Restricted Subsidiary of such Person other than with respect to Indebtedness of SRH or a Restricted Subsidiary of SRH shall be deemed to be the interest expense attributable to the item guaranteed.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of SRH who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

  "Default" means an event or condition, the occurrence of which is, or with the lapse of time or giving of notice or both would be, an Event of Default.

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  "Disqualified Capital Stock" means with respect to any Person any Capital
Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an even or passage of time would have, a redemption or similar payment due, on or prior to the Stated Maturity Date.

  "EBITDA" means for any period the sum of the Adjusted Consolidated Net Income of SRH for such period, plus the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Adjusted Consolidated Net Income), of (i) the provision for income taxes for such period for SRH, (ii) depreciation, depletion, and amortization of SRH for such period and (iii) Consolidated Interest Expense for such period, determined, in each case, on a consolidated basis for SRH and its consolidated Subsidiaries otherwise in accordance with GAAP.

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million and that is rated "A" (or higher) according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Service at the time as of which any investment or rollover therein is made.

  "Equity Offering" means any Public Equity Offering or other bona fide sale of Qualified Capital Stock of Sierra and/or Red Oak to any Person (other than SRH or any Affiliate) resulting in Net Proceeds to SRH in excess of $15,000,000.

  "Excess Cash Acceptance Amount" shall have the meaning given to it in the covenant described herein under the heading "--Covenant--Limitation on Asset Sales."

  "Excess Cash Offer" shall have the meaning given to it under the heading "-- Covenant--Limitation on Asset Sales."

  "Excess Cash Offer Amount" shall have the meaning given to it in the covenant described herein under the heading "--Covenant--Limitation on Asset Sales."

  "Excess Cash Offer Price" shall have the meaning given to it in the covenant described herein under the heading "--Covenant--Limitation on Asset Sales."

  "Excess Cash Purchase Date" shall have the meaning given to it in the covenant described herein under the heading "--Covenant--Limitation on Asset Sales."

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

  "Exchange Assets" means assets acquired by SRH or any Restricted Subsidiary in exchange for assets of SRH or any Restricted Subsidiary in connection with an Asset Sale, which acquired assets include proved reserves with a value that, together with the cash or Cash Equivalents received therefor by SRH or such Restricted Subsidiary, is equal to or greater than the value of the proved reserves included in the assets disposed of by SRH or such Restricted Subsidiary in connection with such Asset Sale; provided, that (i) ownership of such assets does not violate the covenant "Limitation on Lines of Business" and (ii) during any fiscal year, SRH and its Restricted Subsidiaries can collectively acquire assets (other than proved reserves, cash or Cash Equivalents) with a fair market value of up to $500,000 in exchange for assets of SRH and the Restricted Subsidiaries with proved reserves, and such assets acquired by such Person shall constitute "Exchange Assets" hereunder.

  "GAAP" means generally accepted accounting principles as in effect in the United States on the Issue Date applied on a basis consistent with that used in the preparation of the audited financial statements of SRH included in this Prospectus.

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

  "Guarantors" means SRH and each Subsidiary Guarantor.

  "Holders" means any Person from time to time in whose name any Note is registered on the Note Register.

  "Hydrocarbons" means oil, natural gas, condensate, and natural gas liquids.

  "Indebtedness" means, with respect to any Person, without duplication (i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property acquired by such Person or services received by such Person, but excluding trade account payables and accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or being contested in good faith by appropriate proceedings, promptly instituted and diligently pursued, (c) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Swap Obligations, (d) for the payment of money relating to a Capitalized Lease Obligation, (e) for the Attributable Indebtedness associated with any Sale and Leaseback Transaction or (f) for Production Payments that such Person or any of its Restricted Subsidiaries elect to treat as Indebtedness; (ii) reimbursement obligations of such Person with respect to letters of credit; (iii) all liabilities of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability (to the extent of such guaranty or other legal liability) other than for endorsements, with recourse, of negotiable instruments in the ordinary course of business; and (iv) all obligations secured by a Lien (other than Permitted Liens, except to the extent the obligations secured by such Permitted Liens are otherwise included in clause
(i), (ii) or (iii) of this definition and are obligations of such Person) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, regardless of whether the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (but, if such obligations are not assumed by such Person or are not otherwise such Person's legal liability, the amount of such Indebtedness shall be deemed to be limited to the fair market value of such property or assets determined as of the end of the preceding fiscal quarter).

  "Insurance Proceeds" means the interest in and to all proceeds (net of costs of collection, including attorneys' fees) which now or hereafter may be paid under any insurance policies now or hereafter obtained by or on behalf of SRH or any Restricted Subsidiary in connection with any assets thereof, together with interest payable thereon and the right to collect and receive the same, including, without limitation, proceeds of casualty insurance, title insurance, business interruption insurance and any other insurance now or hereafter maintained with respect to such assets.

  "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars, puts and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates.

  "Investment" by any Person in any other Person means (a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) and (without duplication) any amount committed to be advanced, loaned or extended to such other Person; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the entering into of any Swap Obligation with such other Person; or (e) the making of any capital contribution by such Person to such other Person.

  "Investment Grade Rating" means with respect to any Person or issue of debt securities or preferred stock, a rating in one of the four highest letter rating categories (without regard to "+" or "-" or other modifiers) by any rating agency or if any such rating agency has ceased using letter rating categories or the four highest of such letter rating categories are not considered to represent "investment grade" ratings, then the comparable "investment grade" ratings (as designated by any such rating agency).

  "Issue Date" means the date of first issuance of the Notes under the Indenture.

  "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, regardless of whether filed, recorded, or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

  "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than either (i) 10% from the end of the immediately preceding fiscal quarter in the estimated discounted future net revenue from proved oil and gas reserves of SRH and its Restricted Subsidiaries, or (ii) 20% from the end of the immediately preceding year in the estimated discounted future net revenue from proved oil and gas reserves of SRH and its Restricted Subsidiaries, in each case calculated in accordance with clause (a) (i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (a) any acquisitions of oil and gas reserves made after the end of the immediately preceding year for which the discounted future net revenues have been estimated by independent petroleum engineers since the end of the preceding year and on which a Reserve Report or Reserve Reports exist and (b) any disposition of properties existing at the beginning of the current quarter or current year, as the case may be, for purposes of clause (i) or clause (ii) above, that have been disposed of in accordance with the covenant "Limitation on Asset Sales."

  "Net Cash Proceeds" means an amount equal to the aggregate amount of cash and Cash Equivalents received by SRH or any Restricted Subsidiary in respect of an Asset Sale, less the sum of (i) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by SRH) of income, franchise, sales and other applicable taxes to be paid, payable or accrued by SRH or such Restricted Subsidiary (in each case as estimated in good faith by SRH without giving effect to tax attributes unrelated to such Asset Sale) in connection with such Asset Sale, and (ii) the aggregate amount of cash and Cash Equivalents so received which is used to retire any then existing Indebtedness of SRH or such Restricted Subsidiary (other than the Notes), as the case may be, which is secured by a Lien on the property subject of the Asset Sale or which is required by the terms of such Indebtedness to be repaid in connection with such Asset Sale.

  "Net Income" of any Person for any period means the net income (loss) of such Person for such period, determined on a consolidated basis in accordance with GAAP, excluding (without duplication) (i) all extraordinary, unusual and nonrecurring gains, (ii) the net income, if positive, of any other Person, in which such Person or any of its consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a consolidated Subsidiary of such Person during such period, (iii) the net income, if positive, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (iv) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary.

  "Net Proceeds" means (a) in the case of any sale by a Person of Qualified Capital Stock or other securities, the aggregate net cash proceeds received by such Person from the sale of such securities (other than to a Restricted Subsidiary) after payment of reasonable out-of-pocket expenses, commissions and discounts incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Indebtedness of such Person for or into shares of Qualified Capital Stock of such Person, the net book value of such outstanding securities as adjusted on the books of such Person or Indebtedness of such Person to the extent recorded in accordance with GAAP, in each case, on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness or securities to such Person upon such exchange, exercise, conversion or surrender and less (i) any and all payments made to the holders of such Indebtedness or securities and (ii) all other expenses incurred by such Person in connection therewith, in each case, in so far as such payments or expenses are incident to such exchange, exercise, conversion, or surrender).

  "Net Working Capital" of any Person means (i) all current assets of such Person and its Restricted Subsidiaries, minus (ii) all current liabilities of such Person and its consolidated Subsidiaries other than the current portion of long term Indebtedness, each item to be determined on a consolidated basis in conformity with GAAP.

  "Net Worth" of any Person means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts included therein attributable to Disqualified Capital Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock (not otherwise deducted from stockholder's equity), and the principal amount of any promissory notes receivable from the sale of the Capital Stock of such Person or any of its Restricted Subsidiaries each item to be determined in conformity with GAAP.

  "Note Register" means the register maintained by or for the Issuer in which the Issuer shall provide for the registration of the Notes and the transfer of the Notes.

  "Parent Guarantee" means an unconditional senior guarantee of the Notes given by SRH pursuant to the terms of the Indenture.

  "Parent Guarantor" means SRH, which will execute the Parent Guarantee.

  "Permitted Bank Credit Facility" means, with respect to any Person, a revolving credit and/or letter of credit facility with a commercial banking institution, the proceeds of which are used for working capital and other general corporate purposes, as the same may be amended, extended or refinanced from time to time.

  "Permitted Hedging Transactions" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by SRH and its Restricted Subsidiaries as part of their normal business operations as a risk-management strategy or hedge against adverse changes in the prices of natural gas, feedstock or refined products; provided, that such transactions do not in the case of SRH and its Restricted Subsidiaries, on a monthly basis, relate to more than 90% of their combined average net natural oil and gas production per month for the most recent 3-month period measured at the time of such transaction; provided, further, that, at the time of such transaction (i) the counter party to any such transaction is an Eligible Institution or a Person that has an Investment Grade Rating or has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating or (ii) such counter party's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, an Eligible Institution or a Person that has an Investment Grade Rating or that has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating.

  "Permitted Holders" means H.H. Wommack III (or his heirs, his estate or any trust in which he or his immediate family members own, directly or indirectly, a beneficial interest in excess of 50%).

  "Permitted Indebtedness" means, without duplication, each of the following:
(a) the Indebtedness evidenced by the Notes, the Parent Guarantee or the Subsidiary Guarantees; (b) Indebtedness owed by any Restricted Subsidiary to SRH or any other Restricted Subsidiary or Indebtedness owed by SRH to any Restricted Subsidiary; provided that, such Indebtedness is Subordinated Indebtedness; (c) Indebtedness outstanding under a Permitted Bank Credit Facility so long as the aggregate principal amount of all Indebtedness outstanding under all Permitted Bank Credit Facilities for SRH and its Restricted Subsidiaries does not exceed $50,000,000 less the amount of Net Cash Proceeds from any Asset Sale applied pursuant to the covenant "Limitation on Asset Sales" to repay or prepay such Indebtedness that results in a permanent reduction relating thereto; (d) Swap

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

Obligations of SRH or its Restricted Subsidiaries; (e) Indebtedness outstanding on the Issue Date (and not repaid with the proceeds of the Offering); (f) other Indebtedness owed by SRH or its Restricted Subsidiaries in an aggregate principal amount outstanding not to exceed $1,000,000 at any one time; and (g) Permitted Refinancing Indebtedness.

  "Permitted Investment" means, when used with reference to SRH or any Restricted Subsidiary, (i) trade credit extended to Persons in the ordinary course of business; (ii) purchases of Cash Equivalents; (iii) Investments by SRH or its Restricted Subsidiaries in Persons which are wholly-owned Restricted Subsidiaries and are engaged in the oil and gas exploration and production business; (iv) Swap Obligations; (v) advances to officers and employees of the Company or any Restricted Subsidiary in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $500,000 in the aggregate outstanding at any time; (vi) margin deposits in connection with Permitted Hedging Transactions; (vii) any Investments outstanding on the Issue Date and Investments in Red Oak by SRH on the Issue Date in an amount not to exceed $10 million; (viii) Investments and expenditures made in the ordinary course of business by SRH or its Restricted Subsidiaries, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil or gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties; provided that in the case of any joint venture engaged in processing, gathering, marketing or transporting oil or gas (i) all Indebtedness of such joint venture (other than a joint venture that is an Unrestricted Subsidiary) that would not otherwise constitute Indebtedness of SRH or a Restricted Subsidiary shall be deemed Indebtedness of such Person in proportion to its direct or indirect ownership interest in such joint venture and (ii) such joint venture shall be reasonably calculated to enhance the value of the reserves of such Person or marketability of production from such reserves; (ix) other Investments not in excess of $2 million at any time outstanding; (x) loans made to officers, directors and employees of SRH or any of its Restricted Subsidiaries approved by the applicable Board of Directors (or by an authorized officer), the proceeds of which are used solely to purchase stock or to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such stock or the exercise price of such stock options, as applicable; and (xi) the repayment of Indebtedness not to exceed $500,000 in conjunction with the acquisition of all the Capital Stock of Love Petroleum Company.

  "Permitted Liens" with respect to any Person means (a) Liens imposed by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of such Person in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of such Person in accordance with GAAP; (c) deposits of cash or Cash Equivalents to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit issued to secure such performance or other obligations); (d) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person; (e) Liens securing Parent

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

Guarantee, the Notes, any Subsidiary Guarantee or Permitted Bank Credit Facilities; (f) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, other types of social security legislation, property insurance and liability insurance; (g) Liens on the assets of any Person existing at the time such assets are acquired by such Person, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (A) are not created, incurred or assumed in contemplation of such assets being acquired by such Person and (B) do not extend to any other assets of such Person; (h) leases or subleases granted to others that do not materially interfere with the ordinary course of business of any of such Person, and (i) any extension, renewal or replacement of the Liens created pursuant to any of clauses (a) through (h); provided that such Liens would have otherwise been permitted under such clauses, and provided further that the Liens permitted by this clause (i) do not secure any additional Indebtedness or encumber any additional property.

  "Permitted Refinancing Indebtedness" means any Indebtedness of a Person issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of such Person; provided that: (i) the principal amount (or accredited value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accredited value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness (other than Indebtedness under Permitted Bank Credit Facilities) has a final maturity date later than the final maturity date of, and has a weighted average life equal to or greater than the weighted average life of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) with respect to any such Indebtedness of SRH being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness shall not be incurred by any Restricted Subsidiary.

  "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state, or political subdivision thereof, trust, municipality, or other entity.

  "Pledge Agreement" means that certain Pledge Agreement by SRH in favor of the Trustee pursuant to which the Capital Stock in Sierra and Red Oak owned by SRH have been pledged to the Trustee, for the ratable benefit of the Holders of the Notes.

  "Preferred Stock" means, with respect to any Person, any class or classes (however designated) of Capital Stock of such Person that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person over shares of Capital Stock of any other class of such Person.

  "Production Payment" means any volumetric or dollar-denominated production payment or other similar burden on the property of SRH or any of its Restricted Subsidiaries.

  "Public Equity Offering" means an underwritten public offering by a nationally recognized member of the National Association of Securities Dealers of Qualified Capital Stock of the Issuer or SRH pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Red Oak" means Midland Red Oak Realty, Inc.

  "Reference Period" with regard to any Person means the four full fiscal quarters of such Person ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

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

  "Reserve Report" means a report prepared by independent petroleum engineers with respect to Hydrocarbon reserves in accordance with guidelines published by the SEC.

  "Restricted Investment" means (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of Unrestricted Subsidiary and (ii) any Investment other than a Permitted Investment.

  "Restricted Subsidiary" means any Subsidiary of SRH (including the Issuer) which is not an Unrestricted Subsidiary.

  "Sale and Leaseback Transaction" means an arrangement relating to property owned on the Issue Date or thereafter acquired whereby a Person or a Subsidiary of such Person transfers such property to another Person and leases it back from such other Person.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

  "Security Documents" means the Pledge Agreement and each other agreement evidencing the pledge of assets to secure the Parent Guarantee that may be entered into on or after the Issue Date pursuant to the terms of the Indenture.

  "Sierra" means Sierra Well Service, Inc.

  "Significant Subsidiary" means (a) any Restricted Subsidiary having (i) for the most recent fiscal year of such Subsidiary, consolidated revenues greater than $10 million or (ii) as at the end of such fiscal year of such Subsidiary, assets or liabilities greater than $10 million and (b) any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; provided however, that "Significant Subsidiary" shall not include a joint venture if and so long as an Investment therein would constitute a Permitted Investment under clause (viii) of the definition thereof.

  "Southwest Software" means Midland Southwest Software, Inc.

  "Stated Maturity Date" means October 15, 2004.

  "Subordinated Indebtedness" means Indebtedness of the Issuer, SRH or a Subsidiary Guarantor that (i) requires no payment of principal prior to or on the Stated Maturity Date and (ii) is expressly subordinate and junior in right of payment to the Notes, the Parent Guarantee or the Subsidiary Guarantees, as the case may be.

  "Subsidiary" with respect to any Person means (i) a corporation with respect to which such Person or its Subsidiaries own, directly or indirectly, at least 50% of such corporation's Voting Stock, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a 50% ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such other Person.

  "Subsidiary Guarantee" means any guarantee of the Notes by any Subsidiary Guarantor.

  "Subsidiary Guarantor" means each Subsidiary that becomes a Subsidiary Guarantor of the Notes in compliance with the provisions of the Indenture.

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

  "Swap Obligation" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions or one or more futures exchanges in the ordinary course of business and not for purposes of speculation that is designed to protect such Person against fluctuations in
(x) interest rates with respect to Indebtedness Incurred and which shall have a notional amount no greater than 100% of the principal amount of the Indebtedness being hedged thereby or (y) currency exchange rate fluctuations.

  "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of September 1, 1997, among SRH and other Subsidiaries, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not materially adverse to the Holders of the Notes.

  "TPI" means Threading Products International, LLC.

  "Unrestricted Non-Recourse Indebtedness" of any Unrestricted Subsidiary means (i) Indebtedness of such Person that is secured solely (other than with respect to clause (ii) below) by a Lien upon the stock of an Unrestricted Subsidiary of such Person and as to which there is no recourse (other than with respect to clause (ii) below) against such Person or any of its assets other than against such stock (and the dollar amount of any Indebtedness of such Person as described in this clause (i) shall be deemed to be zero for purposes of all other provisions of the Indenture) and (ii) guarantees of the Indebtedness of Unrestricted Subsidiaries of such Person.

  "Unrestricted Subsidiary" means, in respect of SRH, Red Oak; and in respect of any Person, any other Person ("Other Person") that would, but for this definition of "Unrestricted Subsidiary" be a Subsidiary of such Person organized or acquired after the Issue Date as to which all of the following conditions apply: (i) neither such Person nor any of its other Subsidiaries provides credit support of any Indebtedness of such Other Person (including any undertaking, agreement or instrument evidencing such Indebtedness); (ii) such Other Person is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness; (iii) neither such Person nor any of its Subsidiaries has made an Investment in such Other Person unless such Investment was permitted by the provisions described under "--Covenants--Limitation on Restricted Payments;" and (iv) the Board of Directors of such Person, as provided below, shall have designated such Other Person to be an Unrestricted Subsidiary on or prior to the date of organization or acquisition of such Other Person. Any such designation by the Board of Directors of such Person shall be evidenced to the Trustee by delivering to the Trustee a resolution thereof giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions.

  "Unrestricted Subsidiary Indebtedness" means, as to any Unrestricted Subsidiary of any Person, Indebtedness of such Unrestricted Subsidiary (i) as to which neither such Person nor any Subsidiary of such Person is directly or indirectly liable (by virtue of such Person or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), unless such liability constitutes Unrestricted Non-Recourse Indebtedness and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder (other than SRH or any Subsidiary of SRH) of any Indebtedness of such Person or any Subsidiary of such Person to declare a default on such Indebtedness of such Person or any Subsidiary of such Person or cause the payment thereof to be accelerated or payable prior to its Stated Maturity Date, unless, in the case of this clause
(ii), such Indebtedness constitutes Unrestricted Non-Recourse Indebtedness.

  "Voting Stock" means Capital Stock of a Person having generally the right to vote in the election to directors of such Person.

BOOK ENTRY; DELIVERY AND FORM

  Except as described in the next paragraph, the Notes are represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note was deposited on October 14, with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The Global Note is subject to certain restrictions on transfer set forth therein and bears the legend regarding such restrictions set forth under "Notice to Investors."

  Notes (i) originally purchased by or transferred to "foreign purchasers" or Accredited Investors who are not Qualified Institutional Buyers or (ii) held by Qualified Institutional Buyers who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Securities"). Upon the transfer to a Qualified Institutional Buyer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note. For a description of the restrictions on the transfer of Certificated Securities and any interest in the Global Note, see "Notice to Investors."

  Pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian credited, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Note to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Note is shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially were designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Note is limited to persons who have accounts with DTC ("participants") or persons who own interests through participants. Qualified Institutional Buyers will hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

  So long as DTC or its nominee is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in any Global Note will be able to transfer that interest except in accordance with DTC's procedures in additional to those provided for under the Indenture.

  Payments of the principal of, premium, if any, and interest (including Additional Interest) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any paying agent of the Issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certified Security for any reason, including to sell Notes to persons in states which require physical delivery of the Certificated same day Securities, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

  DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described under "Exchange and Registration Rights Agreement") only at the direction of one or more participants to whose account the interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

  DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Issuer within 90 days, or at SRH's election at any time, Certificated Securities will be issued in exchange for the Global Note.

                  EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

  Pursuant to the Registration Rights Agreement, SRH and the Issuer agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Old Notes for the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will offer to the holders of Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

  If (i) SRH and the Issuer are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Notes notifies the Issuer within the specified time period that
(A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by holder or (C) it is a broker-dealer and owns Old Notes acquired directly from the Issuer or an affiliate of SRH or the Issuer, SRH and the Issuer will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined) by the holders thereof. SRH and the Issuer will use their best efforts to cause the applicable registration statement to be declared effective within specified periods by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

  Under existing Commission interpretations, the Transfer Restricted Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealer in connection with resales of the Exchange Notes. SRH and the Issuer have agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each holder of the Old Notes who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not participating in, and it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is neither an "affiliate" of SRH or the Issuer, as defined in Rule 405 of the Securities Act, nor a broker-dealer tendering Old Notes acquired directly from the Issuer for its own account. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, SRH and the Issuer will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the date of original issuance of the Notes (the "Closing Date"), (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, SRH and the Issuer will use their best efforts to have the Exchange Offer Registration Statement declared effective by the

Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuer will commence the Exchange Offer and use commercially reasonable best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, SRH and the Issuer will file on or prior to the later of (x) 90 days after the Closing Date or (y) 30 days after such filing obligation arises and use their best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises; provided that if the Issuer has not consummated the Exchange Offer within 180 days of the Closing Date, then SRH and the Issuer will file the Shelf Registration Statement with the Commission on or prior to the 181st day after the Closing Date and use its best efforts to cause the Shelf Registration Statement to be declared effective within 60 days after such filing. SRH and the Issuer will be required to use their best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the Closing Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto.

  If (i) SRH and the Issuer fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) the Issuer fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the interest rate on Transfer Restricted Notes will increase ("Additional Interest"), with respect to the first 90-day period immediately following the occurrence of such Registration Default by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 2% per annum with respect to all Registration Defaults. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possible with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies and tax-exempt organizations, may be subject to special rules. In addition, this discussion is limited to persons that will hold the Notes represented thereby as a "capital asset" within the meaning of section 1221 of the Code.

INTEREST INCOME

  Interest on the Notes will be includable in the income of a holder under the holder's regular method of accounting. The Notes will not be treated as having been issued with original issue discount.

MARKET DISCOUNT

  Investors acquiring Notes pursuant to this Prospectus should note that the resale of the Notes may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Note (other than a holder who purchased the Note upon original issuance) purchases it at a market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

  Each holder of Notes generally will recognize gain or loss upon the sale, exchange, repurchase, redemption, retirement or other disposition of those Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Notes (including any market discount previously included in income by the holder). Any such gain or loss recognized on the sale, exchange, repurchase, redemption, retirement or other disposition of a Note should be capital gain or loss (except as discussed under "Market Discount" above), and would be long-term capital gain or loss if the Note had been held for more than one year at the time of the sale or exchange. If the Notes had been held by a noncorporate holder for more than 12 months but not more than 18 months, such capital gains generally shall be subject to tax at a maximum 28% rate. If the Notes had been held for more than 18 months, however, such capital gain generally will be subject to tax at a maximum 20% rate. An investor's initial basis in a Note will be the cash price it paid therefor.

BACKUP WITHHOLDING

  A holder of Notes may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to report properly interest, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Issuer with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons ("exempt recipients"), provided their exemptions from backup withholding are properly established.

  The amount of any "reportable payments" including interest made to the holders of Notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such holders and to the IRS for each calendar year.

FOREIGN HOLDERS

  The following discussion is a summary of certain U.S. federal income tax consequences to a Foreign Person that holds a Note. The term "Foreign Person" means a nonresident alien individual or foreign corporation, but only if the income or gain on the Note is not "effectively connected with the conduct of a trade or business within the U.S." If the income or gain on the Note is "effectively connected with the conduct of a trade or business within the U.S.," then the nonresident alien individual or foreign corporation will be subject to tax on such income or gain in essentially the manner as a U.S. citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to the branch profits tax.

  Under the portfolio interest exception to the general rules for the withholding of tax on interest paid to a Foreign Person, a Foreign Person will not be subject to U.S. federal income tax (or to withholding) on interest payments on a Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote and is not a controlled foreign corporation with respect to the U.S. that is related to the Issuer through stock ownership and (ii) the Issuer, its paying agent or the person who would otherwise be required to withhold tax received either (A) a statement (an "Owner's Statement") signed under penalties of perjury by the beneficial owner of the Note in which the owner certifies that the owner is not a U.S. person, or in the case of an individual, that he is neither a citizen nor a resident of the United States, and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by the Financial Institution holding the Note on behalf of the beneficial owner, together with a copy of the Owner's Statement. The term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a Note on behalf of the owner of the Note. A Foreign Person who does not qualify for the "portfolio interest" exception, would, under current law, generally be subject to U.S. federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments.

  In general, gain recognized by a Foreign Person upon the redemption, sale or exchange of a Note (including any gain representing accrued market discount) will not be subject to U.S. federal income tax. However, a Foreign Person may be subject to U.S. federal income tax at a flat rate of 30% (unless exempt by an applicable treaty) on any such gain if the Foreign Person is an individual present in the U.S. for 183 days or more during the taxable year in which the
Note is redeemed, sold or exchanged, and certain other requirements are met.

EXCHANGE OFFER

  The exchange of the Exchange Notes for the Notes pursuant to this Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to holders exchanging the Old Notes for the Exchange Notes pursuant to this Offer. The holder must continue to include stated interest in income as if the exchange had not occurred. Similarly, there would be no U.S. federal income tax consequences to a holder of Old Notes that does not participate in the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Prior to the Initial Offering, there was no market for the Notes. The Notes are not listed on a national securities exchange or authorized for trading on the National Association of Securities Dealers Automated Quotation System. The Old Notes sold to QIBs are eligible for trading in the PORTAL market. The Issuer has been advised by the Initial Purchasers that the Initial Purchasers currently intend to make a market in the Exchange Notes; however, they are not obligated to do so and any market making may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the Old Notes or the Exchange Notes will develop.

  The Initial Purchasers may have engaged in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Initial Purchasers may have overalloted in connection with the Private Placement, creating a short position in the Old Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Old Notes, the Initial Purchasers may bid for, and purchase, Old Notes in the open market. Any of these activities may stabilize or maintain the market price of the Old Notes above independent market levels. The Initial Purchasers were not required to engage in these activities, and may end any of these activities at any time.

  If a trading market develops for the Old Notes or the Exchange Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

  Certain of the Initial Purchasers and their respective affiliates provide or have provided banking, advisory and other financial services for the Company in the ordinary course of business. Banc One Capital Corporation is an affiliate of Bank One, Texas, N.A. ("Bank One"). Bank One is a lender under the Southwest Credit Facility and received its proportionate share (82%) of the repayment by the Issuer of borrowings thereunder from the net proceeds of the Private Placement. Paribas Corporation is an affiliate of Banque Paribas. Banque Paribas is a lender under the Southwest Credit Facility and received its proportionate share (18%) of the repayment of the Issuer of borrowings thereunder from the net proceeds of the Private Placement.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer and SRH have agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations). In addition, for 180 days after the completion of the Exchange Offer, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  Neither the Issuer nor SRH will receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of

Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Issuer will promptly send additional copies of this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer and SRH have agreed in the Registration Rights Agreement to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and to indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                      TRANSFER RESTRICTIONS ON OLD NOTES

OFFERS AND SALES BY THE INITIAL PURCHASERS

  The Old Notes have not been registered under the Securities Act and may not be offered or sold in the United States, or to, or for the account or benefit of, U.S. persons except in accordance with an applicable exemption from the registration requirements thereof. Accordingly the Old Notes were being offered and sold only to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) ("QIBs") under Rule 144A under the Securities Act and other Institutional Accredited Investors in a private sale exempt from the registration requirements of the Securities Act.

INVESTOR REPRESENTATIONS AND RESTRICTIONS ON RESALE

  Each purchaser of the Old Notes was deemed to have represented and agreed as follows:

    (1) it was acquiring the Old Notes for its own account or for an account with respect to which it exercises sole investment discretion, and that it or such account is a QIB or an Institutional Accredited Investor acquiring the Old Notes for investment purposes and not for distribution;

    (2) it acknowledged that the Old Notes had not been registered under the Securities Act and could not be offered or sold except as permitted below;

    (3) it understood and agreed (x) that such Old Notes were being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and (y) that (A) if within two years after the date of original issuance of the Old Notes or if within three months after it ceases to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the Issuer, it decided to resell, pledge or otherwise transfer the Old Notes on which the legend set forth below appears, such Old Notes may be resold, pledged or transferred only (i) to the Issuer,
  (ii) so long as such securities are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Old Note if such Old Note is not in book-entry form), (iii) to an Institutional Accredited Investor (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Old Note if such Old Note is not in book-entry form) who has certified to the Issuer and the Trustee for the Old Notes that such transferee is an Institutional Accredited Investor and is acquiring the Old Notes for investment purposes and not for distribution, (iv) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (v) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States, (B) the initial purchaser, and each subsequent holder is required to, notify any purchaser of the Old Notes from it of the resale restrictions referred to in (A) above, if then applicable, and (C) with respect to any transfer of the Old Notes by an Institutional Accredited Investor, such holder will deliver to the Issuer and the Trustee such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions;

    (4) it understands that the notification requirement referred to in (3) above will be satisfied, in the case only of transfers by physical delivery of Certificated Securities other than a Global Note by virtue of the fact that the following legend will be placed on the Old Notes unless otherwise agreed by the Issuer:

    "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE

  TRANSFERRED (X) PRIOR TO THE SECOND ANNIVERSARY OF THE ISSUANCE HEREOF (OR A PREDECESSOR NOTE HERETO) OR (Y) BY ANY HOLDER THAT WAS AN AFFILIATE OF THE ISSUER AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH TRANSFER, IN EITHER CASE OTHER THAN (1) TO THE ISSUER, (2) SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS NOTE), (3) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS NOTE) THAT IS ACQUIRING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION, AND A CERTIFICATE IN THE FORM ATTACHED TO THIS NOTE IS DELIVERED BY THE TRANSFEREE TO THE COMPANY AND THE TRUSTEE, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 (IF APPLICABLE) UNDER THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. AN INSTITUTIONAL ACCREDITED INVESTOR HOLDING THIS SECURITY AGREES IT WILL FURNISH TO THE ISSUER AND THE TRUSTEE SUCH CERTIFICATES AND OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT ANY TRANSFER BY IT OF THIS NOTE COMPLIES WITH THE FOREGOING RESTRICTIONS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES FOR THE BENEFIT OF THE ISSUER THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR (2) AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 5O1(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IT IS HOLDING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. THIS SECURITY IS SUBJECT TO A REGISTRATION RIGHTS AGREEMENT DATED AS OF OCTOBER 14, 1997, AMONG THE COMPANY, THE ISSUER, JEFFERIES & COMPANY, INC., BANC ONE CAPITAL CORPORATION AND PARIBAS CORPORATION, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER."

    (5) it (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Old Notes and (ii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

    (6) it had received a copy of the Offering Circular relating to the offering of the Old Notes and acknowledges that it has had access to such financial and other information, and has been afforded the opportunity to ask questions of the Issuer and receive answers thereto, as it deemed necessary in connection with its decision to purchase the Old Notes; and

    (7) it understood that the Issuer, the Initial Purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agreed that if any of the acknowledgments, representations and warranties deemed to have been made by it by its purchase of the Old Notes are no longer accurate, it shall promptly notify the Issuer and the Initial Purchasers. If it acquired the Old Notes as a fiduciary or agent for one or more investor accounts, it represented that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of such account.

  ANY OLD NOTES NOT EXCHANGED IN THE EXCHANGE OFFER FOR EXCHANGE NOTES WILL CONTINUE TO BE SUBJECT TO THE TRANSFER RESTRICTIONS DESCRIBED ABOVE.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby has been passed upon for the Company by Baker, Donelson, Bearman & Caldwell, P.C., Memphis, Tennessee.
H. Allen Corey, an officer and director of the Issuer and SRH, is also of counsel to Baker, Donelson, Bearman & Caldwell, P.C.

                                    EXPERTS

ACCOUNTANTS

  The consolidated financial statements of the Company as of December 31, 1996, and for the period ended December 31, 1996, included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as stated in their report appearing herein. The consolidated financial statements of the Company as of December 31, 1995, and for the two years in the period ended December 31, 1995, included in this Prospectus have been audited by Joseph Decosimo and Company, LLP, independent accountants, as stated in their report appearing herein.

  The historical statement of revenues and direct operating expenses of the Oil and Gas Properties Acquisition for the years ended December 31, 1994, 1995 and 1996, included in this Prospectus has been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The statements of revenues and certain expenses of Bear Canyon Shopping Center, Bears Path Center and Madera Village Shopping Center for the nine months ended September 30, 1996, and of 50 Penn Place, Colonnade at Polo Park Venture, Independence Plaza, Ltd., Plaza Palomino and Crossroads Mall for the year ended December 31, 1996, have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

  The Board of Directors of Southwest and SRH decided to engage KPMG Peat Marwick LLP as independent accountants. KPMG Peat Marwick was so engaged on June 9, 1997, replacing Joseph Decosimo and Company LLP on that date.

  Joseph Decosimo and Company, LLP had been engaged to audit the Company's financial statements for the two years ended December 31, 1994 and 1995. Joseph Decosimo and Company's reports on the Company's financial statements for those years do not contain an adverse opinion or a disclaimer of opinion, and such reports are not qualified or modified as to uncertainty, audit scope or accounting principals. During the time Joseph Decosimo and Company served as the Company's accountant, the Company and Joseph Decosimo and Company had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Joseph Decosimo and Company, would have caused it to make reference thereto in such reports nor were there any reportable events required to be disclosed. In accordance with the rules of the Commission, Joseph Decosimo and Company has reviewed and concurred with the above discussion. A copy of Joseph Decosimo and Company's letter is filed as an exhibit to the registration statement of which this Prospectus is a part.

RESERVE ENGINEERS

  Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof as of June 30, 1997 included in this Prospectus and in the notes to the financial statements of the Company have been prepared by Ryder Scott Company Petroleum Engineers for properties representing 89% of the Company's PV-10 Value at such date. Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof for the Oil and Gas Properties Acquisition as of June 30, 1997 included in this Prospectus have been prepared by Ryder Scott Company Petroleum Engineers. Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof as of December 31, 1996 and for prior periods included in this Prospectus and in the notes to the financial statements of the Company have been prepared by independent petroleum engineer, Donald R. Creamer.

                               GLOSSARY OF TERMS

  The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base to the state or area where the reserves exit and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

  Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume.

  Bcf. Billion cubic feet.

  Boe. Barrel of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

  Bopd. Barrels of oil per day.

  Completion. The installation of permanent equipment for the production of oil and natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

  Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

  Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

  Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

  Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

  Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

  Horizontal drilling. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.

  MBbls. One thousand barrels.

  MBoe. One thousand barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

  Mcf. One thousand cubic feet.

  Mcfd. One thousand cubic feet per day.

  Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

  MMBbls. One million barrels of crude oil or other liquid hydrocarbons.

  MMBoe. One million barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

  MMcf. One million cubic feet.

  Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

  Oil. Crude oil, condensate and natural gas liquids.

  Present value and PV-10 Value. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

  Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

  Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production.

  Proved developed reserves. Proved reserves that are expected to be recovered from existing wellbores, whether or not currently producing, without drilling additional wells. Production of such reserves may require a recompletion.

  Proved reserves. The estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

  Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

  Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage.

  Recompletion. The completion for production of an existing wellbore in another formation from that in which the well has been previously completed.

  Reserve life. A ratio determined by dividing the existing reserves by production from such reserves for the prior twelve month period.

  Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reserves.

  Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

  Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

  Wellbore. The hole drilled by the bit.

  Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

  Workover. Operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

  Unaudited Pro Forma Combined Financial Statements of Southwest
   Royalties, Inc.........................................................  F-1
  Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997.....  F-2
  Unaudited Pro Forma Combined Statement of Operations for the year ended
   December 31, 1996......................................................  F-4
  Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 1997...............................................  F-5
  Notes to Unaudited Pro Forma Combined Financial Statements..............  F-6
Consolidated Financial Statements of Southwest Royalties Holdings, Inc.
 and Subsidiaries:
  Independent Auditors' Reports........................................... F-12
  Consolidated Balance Sheets as of December 31, 1995 and 1996, and
   September 30, 1997 (unaudited)......................................... F-14
  Consolidated Statements of Operations for the years ended December 31,
   1994, 1995 and 1996, and the nine months ended September 30, 1996 and
   1997 (unaudited)....................................................... F-16
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1994, 1995 and 1996, and the nine months ended September
   30, 1997 (unaudited)................................................... F-17
  Consolidated Statements of Cash Flows for the years ended December 31,
   1994, 1995 and 1996, and the nine months ended September 30, 1996 and
   1997 (unaudited)....................................................... F-18
  Notes to Consolidated Financial Statements.............................. F-20
Historical Statement of the Oil and Gas Properties Acquisition:
  Report of Independent Accountants....................................... F-37
  Historical Statement of Revenues and Direct Operating Expenses for the
   years ended December 31, 1994, 1995 and 1996 and the nine months ended
   September 30, 1997 (unaudited)......................................... F-38
  Notes to Historical Statement of Revenues and Direct Operating Expenses. F-39
Financial Statements of 50 Penn Place:
  Independent Auditors' Report............................................ F-42
  Statements of Revenue and Certain Expenses for the year ended December
   31, 1996 and the nine months ended September 30, 1997 (unaudited)...... F-43
  Notes to Statements of Revenue and Certain Expenses..................... F-44
Financial Statements of Bear Canyon Shopping Center:
  Independent Auditors' Report............................................ F-46
  Statement of Revenue and Certain Expenses for the nine months ended
   September 30, 1996..................................................... F-47
  Notes to Statement of Revenue and Certain Expenses...................... F-48
Financial Statements of Bears Path Center:
  Independent Auditors' Report............................................ F-50
  Statement of Revenue and Certain Expenses for the nine months ended
   September 30, 1996..................................................... F-51
  Notes to Statement of Revenue and Certain Expenses...................... F-52
Financial Statements of Colonnade at Polo Park Venture:
  Independent Auditors' Report............................................ F-54
  Statements of Revenue and Certain Expenses for the year ended December
   31, 1996 and the nine months ended September 30, 1997 (unaudited)...... F-55
  Notes to Statements of Revenue and Certain Expenses..................... F-56
Financial Statements of Independence Plaza, Ltd.:
  Independent Auditors' Report............................................ F-58
  Statements of Revenue and Certain Expenses for the year ended December
   31, 1996 and the nine months ended September 30, 1997 (unaudited)...... F-59
  Notes to Statements of Revenue and Certain Expenses..................... F-60

Financial Statements of Madera Village Shopping Center:
  Independent Auditors' Report............................................ F-62
  Statement of Revenue and Certain Expenses for the nine months ended
   September 30, 1996..................................................... F-63
  Notes to Statement of Revenue and Certain Expenses...................... F-64
Financial Statements of Plaza Palomino:
  Independent Auditors' Report............................................ F-66
  Statements of Revenue and Certain Expenses for the year ended December
   31, 1996 and the three months ended March 31, 1997 (unaudited)......... F-67
  Notes to Statements of Revenue and Certain Expenses..................... F-68
Financial Statements of Crossroads Mall:
  Independent Auditors' Report............................................ F-69
  Statements of Revenue and Certain Expenses for the nine months ended
   December 31, 1996 and the nine months ended September 30, 1997
   (unaudited)............................................................ F-70
  Notes to Statements of Revenue and Certain Expenses..................... F-71

             UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
                      SOUTHWEST ROYALTIES HOLDINGS, INC.

  The unaudited pro forma combined financial statements have been prepared to give effect to the issuance of the Old Notes, as issued on October 14, 1997, and the application of net proceeds therefrom, the Transactions, certain completed and pending acquisitions of Southwest and Red Oak (to the extent not already reflected in the consolidated financial statements of the Company) and the exchange of the Old Notes for New Notes (having no significant effects on the unaudited pro forma combined financial statements) as if such transactions had taken place on September 30, 1997 with respect to the unaudited pro forma combined balance sheet, and as of January 1, 1996 with respect to the unaudited pro forma combined statements of operations.

  The unaudited pro forma combined financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place at the date specified and are not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures, changes in the real estate market, and other factors.

  The following unaudited pro forma combined financial statements should be read in conjunction with the consolidated financial statements and the related notes of the Company.

                       SOUTHWEST ROYALTIES HOLDINGS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                                                        PRO FORMA       PRO
                                               THE     ACQUISITION     FORMA
                                             COMPANY   ADJUSTMENTS    COMBINED
                                             -------   -----------    --------
                                                    (IN THOUSANDS)
                  ASSETS
                  ------
Current assets
  Cash and cash equivalents................  $ 11,152   $189,982 (a)   $47,026
                                                         (82,630)(b)
                                                         (67,688)(c)
                                                          (1,699)(d)
                                                          (2,091)(e)
  Accounts receivable......................    11,182                   11,182
  Other....................................     1,224                    1,224
                                             --------                 --------
    Total current assets...................    23,558                   59,432
                                             --------                 --------
Oil and gas properties, using the full cost
 method
  Proved ..................................   112,394     67,688 (c)   180,082
  Unproved.................................     4,193                    4,193
  Accumulated depreciation and depletion...   (35,982)                 (35,982)
                                             --------                 --------
    Oil and gas properties, net............    80,605                  148,293
Rental property, net.......................    55,785     25,705 (e)    81,490
Other property and equipment...............     5,060                    5,060
Other assets:
  Investment in subsidiary.................     2,778      1,699 (d)     4,477
  Real estate investments..................     4,237                    4,237
  Deferred debt costs, net.................     3,466      7,600 (a)     9,181
                                                              67 (e)
                                                          (1,952)(f)
  Other, net...............................     5,336                    5,336
                                             --------                 --------
    Total other assets.....................    15,817                   23,231
                                             --------                 --------
Total assets...............................  $180,825                 $317,506
                                             ========                 ========


  See accompanying notes to unaudited pro forma combined financial statements

                       SOUTHWEST ROYALTIES HOLDINGS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                                                        PRO FORMA      PRO
                                               THE     ACQUISITION    FORMA
                                             COMPANY   ADJUSTMENTS   COMBINED
                                             -------   -----------   --------
                                                    (IN THOUSANDS)
  LIABILITIES, REDEEMABLE COMMON STOCK AND
            STOCKHOLDERS' EQUITY
  ----------------------------------------
Current liabilities
 Current portion of long-term debt.......... $  3,408                $  3,408
 Accounts payable and accrued expenses......   19,779       (242)(b)   19,537
 Other current liabilities..................        5                       5
                                             --------                --------
     Total current liabilities..............   23,192                  22,950
                                             --------                --------
Long-term debt, less current maturities.....  138,805    197,582 (a)  282,374
                                                         (77,694)(b)
                                                          23,681 (e)
Other long-term liabilities.................    4,588     (2,878)(b)    1,710
Deferred income taxes.......................    4,809       (636)(b)    3,490
                                                            (683)(f)
Minority interest...........................    1,937                   1,937
Redeemable common stock of subsidiary.......    2,630                   2,630
Redeemable common stock.....................    8,291                   8,291
Stockholders' equity
 Preferred stock............................       --                      --
 Common stock...............................      116                     116
 Additional paid-in capital.................    2,196                   2,196
 Retained earnings (deficit)................     (935)    (1,180)(b)   (3,384)
                                                          (1,269)(f)
 Note receivable from an officer and
  stockholder...............................   (1,714)                 (1,714)
 Treasury stock, at cost....................   (3,090)                 (3,090)
                                             --------                --------
     Total stockholders' equity (deficit)...   (3,427)                 (5,876)
                                             --------                --------
Total liabilities and stockholders' equity.. $180,825                $317,506
                                             ========                ========


  See accompanying notes to unaudited pro forma combined financial statements

                       SOUTHWEST ROYALTIES HOLDINGS, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                                PRO FORMA ADJUSTMENTS
                                                             -----------------------------   PRO
                           THE     OIL AND GAS    RED OAK    ACQUISITION   DECONSOLIDATION  FORMA
                         COMPANY   ACQUISITIONS ACQUISITIONS ADJUSTMENTS    OF SIERRA(M)   COMBINED
                         --------  ------------ ------------ -----------   --------------- --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues
 Oil and gas............ $ 35,296    $18,587      $    --      $  (867)(g)                 $ 53,016
 Well servicing.........    8,013         --           --                      $(8,013)          --
 Real estate............    4,487         --       13,223                                    17,710
 Other .................      622         --           --                         (260)         362
                         --------    -------      -------                                  --------
   Total operating
    revenues............   48,418     18,587       13,223                                    71,088
                         --------    -------      -------                                  --------
Operating expenses
 Oil and gas............   14,846      9,525           --       (3,478)(g)                   20,893
 Well servicing.........    6,145         --           --                       (6,145)          --
 Real estate............    1,887         --        6,571                           --        8,458
 General and
  administrative........    6,953         --        1,108                       (1,771)       6,290
 Depreciation,
  depletion and
  amortization..........    8,430         --           --        4,562 (h)        (863)      13,513
                                                                 1,384 (i)
 Other..................      554         --           --                                       554
                         --------    -------      -------                                  --------
   Total operating
    expenses............   38,815      9,525        7,679                                    49,708
                         --------    -------      -------                                  --------
Operating income........    9,603      9,062        5,544                                    21,380
                         --------    -------      -------                                  --------
Other income (expense)
 Interest expense.......  (10,016)        --           --      (14,415)(j)          82      (31,862)
                                                                (7,513)(k)
 Interest income........      441         --           --                          (11)         430
 Other..................      561         --           --                           31          592
                         --------    -------      -------                                  --------
Income (loss) before
 income taxes and
 minority interest......      589      9,062        5,544                                    (9,460)
Income tax benefit
 (provision)............     (365)        --           --       4,007 (l)         (160)       3,482
Minority interest in
 subsidiaries...........      181         --           --                         (184)          (3)
Equity in earnings of
 subsidiary.............       --         --           --                         (448)        (448)
                         --------    -------      -------                                  --------
Income (loss) from
 continuing operations.. $    405    $ 9,062      $ 5,544                                  $ (6,429)
                         ========    =======      =======                                  ========
Income (loss) from
 continuing operations
 per share.............. $   0.42                                                          $  (6.67)
                         ========                                                          ========
Weighted average common
 shares.................  964,009                                                           964,009
                         ========                                                          ========

  See accompanying notes to unaudited pro forma combined financial statements

                       SOUTHWEST ROYALTIES HOLDINGS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                 PRO FORMA ADJUSTMENTS
                                                              -----------------------------
                            THE     OIL AND GAS    RED OAK    ACQUISITION   DECONSOLIDATION PRO FORMA
                          COMPANY   ACQUISITIONS ACQUISITIONS ADJUSTMENTS    OF SIERRA(M)   COMBINED
                         ---------  ------------ ------------ -----------   --------------- ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues
 Oil and gas ........... $  26,068    $13,145       $   --      $(1,340)(g)                 $  37,873
 Well servicing ........     7,789         --           --                      $(7,789)           --
 Real estate............     5,029         --        8,848                                     13,877
 Other..................       948         --           --                          (44)          904
                         ---------    -------       ------                                  ---------
   Total operating
    revenues............    39,834     13,145        8,848                                     52,654
                         ---------    -------       ------                                  ---------
Operating expenses
 Oil and gas............    12,166      6,980           --       (2,737)(g)                    16,409
 Well servicing.........     5,600         --           --                       (5,600)           --
 Real estate............     1,907         --        4,259                                      6,166
 General and
  administrative........     5,059         --          894                       (1,302)        4,651
 Depreciation,
  depletion and
  amortization..........     8,093         --           --        3,785 (h)        (747)       11,968
                                                                    837 (i)
 Other..................     1,003         --           --                                      1,003
                         ---------    -------       ------                                  ---------
 Total operating
  expenses..............    33,828      6,980        5,153                                     40,197
                         ---------    -------       ------                                  ---------
Operating income........     6,006      6,165        3,695                                     12,457
                         ---------    -------       ------                                  ---------
Other income (expense)
 Interest expense.......   (10,950)        --           --       (9,913)(j)         184       (24,617)
                                                                 (3,938)(k)
 Interest income........       545         --           --                           (9)          536
 Other..................       (66)        --           --                           14           (52)
                         ---------    -------       ------                                  ---------
Income (loss) before
 income taxes and
 minority interest......    (4,465)     6,165        3,695                                    (11,676)
Income tax benefit
 (provision)............     1,526         --           --        2,561 (l)           1         4,088
Minority interest in
 subsidiaries...........       322         --           --                           (l)          321
Equity in earnings of
 subsidiary.............        --         --           --           --              (4)           (4)
                         ---------    -------       ------                                  ---------
Income (loss) before
 extraordinary loss..... $  (2,617)   $ 6,165       $3,695                                  $  (7,271)
                         =========    =======       ======                                  =========
Income (loss) before
 extraordinary loss per
 share.................. $   (2.42)                                                         $   (6.74)
                         =========                                                          =========
Weighted average common
 shares................. 1,078,454                                                          1,078,454
                         =========                                                          =========

  See accompanying notes to unaudited pro forma combined financial statements

                      SOUTHWEST ROYALTIES HOLDINGS, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

1. BASIS OF PRESENTATION

  The unaudited pro forma combined financial statements have been prepared to give effect to the Offering and the application of net proceeds therefrom to repay a portion of the Company's debt (the "Exising Debt"), the Transactions and certain completed and pending acquisitions of Southwest Royalties, Inc. ("Southwest"), and Midland Red Oak Realty, Inc. ("Red Oak") (to the extent not already reflected in the consolidated financial statements of the Company), as if such transactions had taken place on September 30, 1997 with respect to the unaudited pro forma combined balance sheet, and as of January 1, 1996 with respect to the unaudited pro forma combined statements of operations. Each of the acquisitions is recorded using the purchase method of accounting.

  Following is a description of the individual columns included in the unaudited pro forma combined balance sheet:

  THE COMPANY--Represents the consolidated balance sheet of Southwest Royalties Holdings, Inc. ("SRH") as of September 30, 1997.

  Following is a description of the individual columns included in the unaudited pro forma combined statements of operations:

  THE COMPANY--Represents the consolidated statements of operations (exclusive of extraordinary items) of SRH for the year ended December 31, 1996 and the nine months ended September 30, 1997.

  OIL AND GAS ACQUISITIONS--Represents the revenues and direct operating expenses of the oil and gas properties acquired for the period from January 1, 1996 to the earlier of the closing date of each acquisition or September 30, 1997. On December 26, 1996, Southwest acquired certain oil and gas properties from Hondo Drilling, in January 1997, Southwest acquired an interest in the Flying M Field, and on October 14, 1997, Southwest completed the acquisition of certain oil and gas properties ("Oil and Gas Properties Acquisition") for a total purchase price of $72.3 million. See
  Note 3 for summarized information for these acquisitions.

  RED OAK ACQUISITIONS--Represents the revenue and certain expenses of the real estate properties acquired for the period from January 1, 1996 to the earlier of the closing date of each acquisition or September 30, 1997. On October 15, 1996, Red Oak completed the acquisition of Bear Canyon, Bears Path and Madera Village, on April 7, 1997, Red Oak closed the Plaza Palomino acquisition, on September 2, 1997 Red Oak closed the River Oaks Village acquisition, on September 30, 1997, Red Oak closed the acquisition of 50 Penn Place, on October 21, 1997, Red Oak closed the Colonnade, Independence Plaza, and San Miguel acquisitions, and on October 23, 1997, Red Oak closed the Crossroads acquisitions. See Note 4 for summarized information for these acquisitions.

2. PRO FORMA ENTRIES

  (a) To record the issuance of $200.0 million of 10 1/2% Senior Notes due 2004, including net proceeds of approximately $190.0 million, debt issuance costs of approximately $7.6 million and discount of $2.4 million.

  (b) To record the repayment of existing Southwest debt of approximately $77.7 million and related accrued interest of approximately $3.1 million and prepayment penalties of approximately $1.8 million. The loss on the extinguishment of debt will be reported as an extraordinary item, net of related tax effect.

  (c) To record the Oil and Gas Properties Acquisition using the purchase method of accounting. The allocation of the purchase price to the acquired assets and liabilities is preliminary and, therefore, subject to change.

                      SOUTHWEST ROYALTIES HOLDINGS, INC.

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
  (d) To record the Company's additional investment of $1,699,000 in a partnership of which Southwest serves as general partner. The partnership's primary asset is its investment in Sierra.

  (e) To record the Red Oak Acquisitions using the purchase method of accounting and to record incremental borrowings under the MROP Facility and additional mortgage facilities. The allocation of each purchase price to the acquired assets and liabilities is preliminary and, therefore, subject to change.

  (f) To record the write-off of deferred debt costs related to the Existing Debt. This write-off will be treated as a loss or extinguishment of debt and reported as an extraordinary item, net of related tax effects.

  (g) To eliminate the oil and gas revenues and production costs associated with the tertiary recovery (CO2) project on the Oil and Gas Properties Acquisition. The Company's acquisition of the Oil and Gas Properties Acquisition did not include the business of the tertiary recovery project. The seller of the Oil and Gas Properties Acquisition was involved in a CO2 project which the Company explicitly did not acquire. The principle tangible assets and liabilities of the CO2 project were pipeline imbalances which the Company did not acquire.

  (h) To record estimated incremental depletion expense on the Oil and Gas acquisitions.

  (i) To record estimated incremental depreciation expense on the Red Oak acquisitions.

  (j) To record incremental interest expense associated with the Senior Notes including incremental interest associated with the Oil and Gas acquisitions, amortization of the estimated debt issue costs of $7 million over the life of the Senior Notes and the reversal of interest recognized on the debt of Southwest to be retired with the proceeds of the Senior Notes. A 1/8% change in interest rate on such notes would result in a $225,000 change in annual interest expense.

  (k) To record incremental interest associated with borrowings used to finance the Red Oak Acquisitions. The associated notes are generally for 20 years with interest ranging from 9.25% to 13.00% and loan origination costs from 1% to 3% of the respective note amounts.

  (l) To adjust pro forma income tax expense.

  (m) To reflect the deconsolidation of Sierra. On July 1, 1997, additional common stock of Sierra was sold to a partnership. As a consequence, the Company no longer has majority voting control of Sierra. Southwest is the general partner of the partnership.

                       SOUTHWEST ROYALTIES HOLDINGS, INC.

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

3. OIL AND GAS ACQUISITIONS

  The following tables summarize the revenues and direct operating expenses for the Oil and Gas Acquisitions for periods prior to their acquisition. The audited statements of revenues and direct operating expenses for the Oil and Gas Properties Acquisition are included elsewhere herein. Such audited financial statements for Flying M and Hondo are not presented as they are not required.

                            OIL AND GAS ACQUISITIONS

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                          YEAR ENDED DECEMBER 31, 1996

                                                        OIL AND GAS
                                                        PROPERTIES  OIL AND GAS
                                         FLYING M HONDO ACQUISITION ACQUISITIONS
                                         -------- ----- ----------- ------------
                                               (IN THOUSANDS)
      Oil and gas revenues..............  $1,660  $797    $16,130     $18,587
      Oil and gas operating expenses....     668   391      8,466       9,525
                                          ------  ----    -------     -------
        Operating income................  $  992  $406    $ 7,664     $ 9,062
                                          ======  ====    =======     =======


              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                        OIL AND GAS
                                                        PROPERTIES  OIL AND GAS
                                               FLYING M ACQUISITION ACQUISITIONS
                                               -------- ----------- ------------
                                                        (IN THOUSANDS)
      Oil and gas revenues....................   $495     $12,650     $13,145
      Oil and gas operating expenses..........    218       6,762       6,980
                                                 ----     -------     -------
        Operating income......................   $277     $ 5,888     $ 6,165
                                                 ====     =======     =======

                      SOUTHWEST ROYALTIES HOLDINGS, INC.

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

4. RED OAK ACQUISITIONS

  The following tables summarize the revenue and certain expenses for the Red Oak Acquisitions for periods prior to their acquisition. The audited statements of revenues and certain expenses for each of the acquisitions (other than River Oaks Village and San Miguel) are presented elsewhere herein. The audited financial statements of River Oaks Village and San Miguel are not presented as they are not required.

                             RED OAK ACQUISITIONS

                  STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                         YEAR ENDED DECEMBER 31, 1996

                    BEARS  BEAR  MADERA  RIVER OAKS  PLAZA             INDEPENDENCE 50 PENN             SAN     RED OAK
                    PATH  CANYON VILLAGE  VILLAGE   PALOMINO COLONNADE    PLAZA      PLACE  CROSSROADS MIGUEL ACQUISITIONS
                    ----- ------ ------- ---------- -------- --------- ------------ ------- ---------- ------ ------------
                                                                (IN THOUSANDS)
Real estate
 revenues.......... $151   $243   $814      $627     $1,157    $675       $1,079    $3,525    $4,572    $380    $13,223
Operating expenses
 Property
  management.......   96     98    250       202        478     254          551     1,530     2,938     174      6,571
 General and
  administrative...    7      9     26       100         99      37          125       508       159      38      1,108
                    ----   ----   ----      ----     ------    ----       ------    ------    ------    ----    -------
   Total operating
    expenses.......  103    107    276       302        577     291          676     2,038     3,097     212      7,679
                    ----   ----   ----      ----     ------    ----       ------    ------    ------    ----    -------
Operating income... $ 48   $136   $538      $325     $  580    $384       $  403    $1,487    $1,475    $168    $ 5,544
                    ====   ====   ====      ====     ======    ====       ======    ======    ======    ====    =======


                  STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                     NINE MONTHS ENDED SEPTEMBER 30, 1997

                         RIVER OAKS  PLAZA             INDEPENDENCE 50 PENN             SAN     RED OAK
                          VILLAGE   PALOMINO COLONNADE    PLAZA      PLACE  CROSSROADS MIGUEL ACQUISITIONS
                         ---------- -------- --------- ------------ ------- ---------- ------ ------------
                                                          (IN THOUSANDS)
Real Estate Revenues....    $454      $343     $623        $877     $2,725    $3,514    $312     $8,848
Operating expenses
 Property management....      96       121      196         490      1,049     2,171     136      4,259
 General and
  administrative........      98        26       23         107        295       301      44        894
                            ----      ----     ----        ----     ------    ------    ----     ------
   Total operating
    expenses............     194       147      219         597      1,344     2,472     180      5,153
                            ----      ----     ----        ----     ------    ------    ----     ------
Operating income........    $260      $196     $404        $280     $1,381    $1,042    $132     $3,695
                            ====      ====     ====        ====     ======    ======    ====     ======

                      SOUTHWEST ROYALTIES HOLDINGS, INC.

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

5. OIL AND GAS RESERVE DATA

  The following unaudited pro forma supplemental information regarding the oil and gas activities of Southwest is presented pursuant to the disclosure requirements promulgated by the Commission and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities". The pro forma combined reserve information is presented as if the acquisition of the oil and gas interests described above had occurred on January 1, 1996.

  Management emphasizes that reserve estimates are inherently imprecise and subject to revision and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. Such changes could be significant.

 Quantities of oil and gas reserves

                                               OIL AND   NATURAL    BARRELS OF
                                              CONDENSATE   GAS    OIL EQUIVALENT
                                               (MBBLS)   (MMCF)       (MBOE)
                                              ---------- -------  --------------
Total Proved Reserves:
 Balance, January 1, 1996....................   36,888   84,212       50,923
  Sales of minerals-in-place.................     (989)    (466)      (1,067)
  Revisions of previous estimates............    2,291    6,143        3,315
  Production.................................   (1,812)  (5,888)      (2,793)
                                                ------   ------       ------
Balance, December 31, 1996...................   36,378   84,001       50,378
                                                ======   ======       ======

                       SOUTHWEST ROYALTIES HOLDINGS, INC.

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

 Standardized measure of discounted future net cash flows

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
                                                                        (IN
                                                                     THOUSANDS)
Future cash inflows................................................  $1,183,721
Future production and development costs............................    (400,659)
                                                                     ----------
Future net cash flows before income taxes..........................     783,062
Future income tax expense..........................................    (234,919)
                                                                     ----------
Future net cash flows..............................................     548,143
10% annual discount for estimated timing of cash flows.............    (245,568)
                                                                     ----------
Standardized measure of discounted future net cash flows...........  $  302,575
                                                                     ==========

 Changes relating to the standardized measure of discounted future net cash flows

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
                                                                       (IN
                                                                    THOUSANDS)
Sales of oil and gas produced, net of production costs............   $(32,641)
Net change in sales prices net of production costs................    182,229
Extensions and discoveries, net of future production and
 development costs................................................         --
Revisions to estimated future development costs...................      1,854
Revisions of previous quantity estimates..........................     28,439
Accretion of discount.............................................     17,430
Net change in income taxes........................................    (54,974)
Sale of minerals-in-place.........................................     (2,439)
Changes in production rates, timing and other.....................    (11,626)
                                                                     --------
                                                                      128,272
Discounted future net cash flows--
  Beginning of period.............................................    174,303
                                                                     --------
  End of period...................................................   $302,575
                                                                     ========

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Southwest Royalties Holdings, Inc.:

  We have audited the accompanying consolidated balance sheet of Southwest Royalties Holdings, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Royalties Holdings, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Midland, Texas
August 11, 1997 (except as to Note 16,
which is as of September 18, 1997)

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
SOUTHWEST ROYALTIES, INC.
Midland, Texas

  We have audited the accompanying consolidated balance sheet of SOUTHWEST ROYALTIES, INC. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31 ,1995 and 1994. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SOUTHWEST ROYALTIES, INC. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

Joseph Decosimo and Company, LLP

Chattanooga, Tennessee
March 27, 1996, except for
note 14, as to which the date
is August 11, 1997

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                   DECEMBER 31,
                                                 ---------------- SEPTEMBER 30,
                     ASSETS                       1995     1996       1997
                     ------                      ------- -------- -------------
                                                                   (UNAUDITED)
Current assets
  Cash and cash equivalents..................... $ 3,364 $  8,284   $ 11,152
  Accounts receivables net of allowance of $30,
   $173 and $123,respectively...................   6,504    7,728     10,366
  Receivables from related parties..............   1,116      792        816
  Federal income tax receivable.................     270      --         --
  Subscription receivable.......................     --     2,807        --
  Deferred income taxes.........................     191      --         --
  Other current assets..........................     822    1,074      1,224
                                                 ------- --------   --------
    Total current assets........................  12,267   20,685     23,558
                                                 ------- --------   --------
Oil and gas properties, using the full cost
 method of accounting...........................
  Proved........................................  73,788   89,453    112,394
  Unproved......................................   2,076    1,866      4,193
                                                 ------- --------   --------
                                                  75,864   91,319    116,587
  Less accumulated depletion, depreciation and
   amortization.................................  23,387   29,821     35,982
                                                 ------- --------   --------
    Oil and gas properties, net.................  52,477   61,498     80,605
                                                 ------- --------   --------
Well servicing property and equipment, net......   2,010    4,628        --
                                                 ------- --------   --------
Rental property, net............................  18,789   29,177     55,785
                                                 ------- --------   --------
Other property and equipment, net...............   4,955    4,873      5,060
                                                 ------- --------   --------
Other assets....................................
  Equity investment in subsidiary...............     --       --       2,778
  Real estate investments.......................   1,973    4,510      4,237
  Deferred debt costs, net of accumulated
   amortization of $683, $1,041 and $1,501,
   respectively.................................   1,776    2,892      3,466
  Other, net....................................   1,187    2,021      5,336
                                                 ------- --------   --------
    Total other assets..........................   4,936    9,423     15,817
                                                 ------- --------   --------
Total assets.................................... $95,434 $130,284   $180,825
                                                 ======= ========   ========

  See accompanying notes to unaudited pro forma combined financial statements

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                 DECEMBER 31,
   LIABILITIES, REDEEMABLE COMMON STOCK AND    -----------------  SEPTEMBER 30,
             STOCKHOLDERS' EQUITY               1995      1996        1997
   ----------------------------------------    -------  --------  -------------
                                                                   (UNAUDITED)
Current liabilities
  Current maturities of long-term debt........ $ 4,661  $ 10,216    $  3,408
  Accounts payable............................   8,036     6,893      10,937
  Accounts payable to related parties.........   1,340     1,179       1,442
  Accrued expenses............................   2,051     3,038       7,400
  Federal income taxes payable................     --         30           5
  Deferred income taxes.......................     --        425         --
                                               -------  --------    --------
    Total current liabilities.................  16,088    21,781      23,192
                                               -------  --------    --------
Long-term debt................................  68,825    83,589     138,805
                                               -------  --------    --------
Other long-term liabilities...................   1,522     3,134       4,588
                                               -------  --------    --------
Deferred income taxes.........................   5,699     5,830       4,809
                                               -------  --------    --------
Minority interest.............................   1,240     4,931       1,937
                                               -------  --------    --------
Redeemable common stock in subsidiary.........   2,501     2,520       2,630
                                               -------  --------    --------
Redeemable common stock.......................     --      8,258       8,291
                                               -------  --------    --------
Stockholders' equity
  Preferred stock--$1 par value; 5,000,000
   shares authorized; none issued.............     --        --          --
  Common stock - $.10 par value; 5,000,000
   shares authorized; 1,160,537 issued at
   December 31, 1995 and 1996 and 1,161,537
   issued at September 30, 1997...............     116       116         116
  Additional paid-in capital..................   1,305     2,196       2,196
  Retained earnings (accumulated deficit).....   1,767     2,172        (935)
  Note receivable from an officer and
   stockholder................................  (1,760)   (1,735)     (1,714)
  Less: Treasury stock-- at cost; 194,575 and
   204,575 shares at December 31, 1995 and
   1996, respectively and 214,215 at September
   30, 1997...................................  (1,869)   (2,508)     (3,090)
                                               -------  --------    --------
  Total stockholders' equity (deficit)........    (441)      241      (3,427)
                                               -------  --------    --------
Total liabilities and stockholders' equity.... $95,434  $130,284    $180,825
                                               =======  ========    ========

   The accompanying notes are an integral part of these financial statements.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE NINE
                                FOR THE YEARS ENDED           MONTHS ENDED
                                    DECEMBER 31,             SEPTEMBER 30,
                             ----------------------------  -------------------
                               1994      1995      1996      1996      1997
                             --------  --------  --------  --------  ---------
                                                              (UNAUDITED)
Operating revenues
  Oil and gas, including re-
  lated party
  management fees of $1,318,
  $1,506, $1,509, $1,140 and
  $1,156, respectively...... $ 16,321  $ 22,717  $ 35,296  $ 24,638  $  26,068
  Well servicing, including
   related party revenues of
   $292, $166, $112, $87 and
   $8, respectively.........    2,377     4,218     8,013     6,163      7,789
  Real estate...............      605     3,213     4,487     3,092      5,029
  Other.....................      325       352       622       424        948
                             --------  --------  --------  --------  ---------
    Total operating
     revenues...............   19,628    30,500    48,418    34,317     39,834
                             --------  --------  --------  --------  ---------
Operating expenses
  Oil and gas...............    7,879    11,511    14,846    10,833     12,166
  Well servicing............    2,136     3,315     6,145     4,519      5,600
  Real estate...............      195     1,414     1,887     1,295      1,907
  General and
  administrative, net of
  related party
  administrative costs of
  $1,805, $2,039, $2,139,
  $1,610 and $1,607,
  respectively..............    4,292     5,018     6,953     4,580      5,059
  Depreciation, depletion
   and amortization.........    4,437     6,719     8,430     6,249      8,093
  Other.....................      105       228       554       407      1,003
                             --------  --------  --------  --------  ---------
    Total operating
     expenses...............   19,044    28,205    38,815    27,883     33,828
                             --------  --------  --------  --------  ---------
Operating income............      584     2,295     9,603     6,434      6,006
                             --------  --------  --------  --------  ---------
Other income (expense)
  Interest and dividend
   income...................      229       269       441       275        545
  Interest expense..........   (1,975)   (5,635)  (10,016)   (7,180)   (10,950)
  Other.....................    1,687       (78)      561       438        (66)
                             --------  --------  --------  --------  ---------
                                  (59)   (5,444)   (9,014)   (6,467)   (10,471)
                             --------  --------  --------  --------  ---------
Income (loss) before income
   taxes, minority interest
   and extraordinary item...      525    (3,149)      589       (33)    (4,465)
  Income tax benefit
   (provision)..............     (171)    1,044      (365)      (54)     1,526
                             --------  --------  --------  --------  ---------
Income (loss) before
   minority interest and
   extraordinary item.......      354    (2,105)      224       (87)    (2,939)
  Minority interest in
   subsidiaries.............       (1)      (15)      181        71        322
                             --------  --------  --------  --------  ---------
Income (loss) before
 extraordinary item.........      353    (2,120)      405       (16)    (2,617)
  Extraordinary item, net of
   tax......................      --        --        --        --        (490)
                             --------  --------  --------  --------  ---------
Net income (loss)........... $    353  $ (2,120) $    405  $    (16) $  (3,107)
                             ========  ========  ========  ========  =========
Earnings (loss) per common
 share
  Earnings (loss) per common
   share before
   extraordinary item....... $   0.37  $  (2.19) $   0.42  $  (0.02) $   (2.42)
  Extraordinary item, net of
   tax......................      --        --        --        --       (0.45)
                             --------  --------  --------  --------  ---------
Earnings (loss) per common
 share...................... $   0.37  $  (2.19) $   0.42  $  (0.02) $   (2.88)
                             ========  ========  ========  ========  =========
Weighted average shares
 outstanding................  955,340   965,962   964,009   959,520  1,078,454
                             ========  ========  ========  ========  =========

   The accompanying notes are an integral part of these financial statements.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            COMMON STOCK                                      TREASURY STOCK
                          ---------------- PAID-IN           NOTE RECEIVABLE  --------------
                           SHARES   AMOUNT CAPITAL  EARNINGS FROM STOCKHOLDER SHARES  AMOUNT
                          --------- ------ -------  -------- ---------------- ------- ------
Balance--January 1,
 1994...................  1,156,537  $115  $1,250    $3,534       $  --       194,575 $1,869
Issuance of stock
 options as
 compensation...........        --    --       56       --           --           --     --
Note receivable issued
 to stockholder.........        --    --      --        --         1,736          --     --
Net income..............        --    --      --        353          --           --     --
                          ---------  ----  ------    ------       ------      ------- ------
Balance--December 31,
 1994...................  1,156,537   115   1,306     3,887        1,736      194,575  1,869
Stock option exercised..      4,000     1      (1)      --           --           --     --
Accrued interest on note
 receivable.............        --    --      --        --            24          --     --
Net loss................        --    --      --     (2,120)         --           --     --
                          ---------  ----  ------    ------       ------      ------- ------
Balance--December 31,
 1995...................  1,160,537   116   1,305     1,767        1,760      194,575  1,869
Payments received on
 note receivable........        --    --      --        --           (25)         --     --
Issuance of common stock
 warrants...............        --    --      857       --           --           --     --
Issuance of stock
 options as additional
 compensation...........        --    --       34       --           --           --     --
Purchase of treasury
 stock..................        --    --      --        --           --        10,000    639
Net income..............        --    --      --        405          --           --     --
                          ---------  ----  ------    ------       ------      ------- ------
Balance--December 31,
 1996...................  1,160,537   116   2,196     2,172        1,735      204,575  2,508
Stock option exercised
 (unaudited)............        500   --      --        --           --           --     --
Payments received on
 notes receivable
 (unaudited)............        --    --      --        --           (21)         --     --
Purchase of treasury
 stock (unaudited)......        --    --      --        --           --         9,640    582
Net loss (unaudited)....        --    --      --     (3,107)         --           --     --
                          ---------  ----  ------    ------       ------      ------- ------
Balance--September 30,
 1997 (unaudited).......  1,161,037  $116  $2,196    $ (935)      $1,714      214,215 $3,090
                          =========  ====  ======    ======       ======      ======= ======


   The accompanying notes are an integral part of these financial statements.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                 FOR THE YEARS ENDED       FOR THE NINE MONTHS
                                    DECEMBER 31,           ENDED SEPTEMBER 30,
                              ---------------------------  --------------------
                               1994      1995      1996      1996       1997
                              -------  --------  --------  ---------  ---------
                                                               (UNAUDITED)
Cash flows from operating
 activities
Net income (loss)...........  $   353  $ (2,120) $    405  $     (16) $  (3,107)
  Adjustments to reconcile
   net income (loss) to net
   cash provided by
   operating activities:
  Depreciation, depletion
   and amortization.........    4,437     6,719     8,430      6,249      8,093
  Noncash interest expense..       21        47     1,902      1,495      1,534
  Write-off deferred debt
   costs, net of tax........      --        --        --         --         490
  (Gain) loss on sale of
   assets...................   (1,687)       78       226        141        119
  Other noncash items.......       70       --        257        --        (168)
  Bad debt expense..........       83       315       168        --         --
  Provision for deferred
   income taxes.............       28      (869)      747        (49)    (1,494)
  Minority interest in
   income (loss) of
   subsidiary...............        1        15      (181)       (71)      (323)
  Changes in operating
   assets and liabilities--
   Accounts receivable......      (62)   (2,078)   (1,128)    (2,217)    (6,048)
   Income tax receivable....      --       (270)      270        --         --
   Other current assets.....      157      (297)     (379)      (392)      (613)
   Accounts payable and
    accrued expenses........    1,793     4,161      (467)      (305)    10,953
   Income taxes payable.....       28       (67)       30        --         (25)
                              -------  --------  --------  ---------  ---------
Net cash provided by
 operating activities.......    5,222     5,634    10,280      4,835      9,411
                              -------  --------  --------  ---------  ---------
Cash flows from investing
 activities
  Proceeds from sale of oil
   and gas properties.......    2,563     2,082     1,081      1,206      1,146
  Purchase of oil and gas
   properties...............   (9,583)  (17,897)  (16,740)    (9,808)   (26,522)
  Purchase of Espero Energy
   Corporation..............      --    (13,000)      --         --         --
  Purchase of other property
   and equipment............   (5,615)  (14,737)  (14,443)    (3,286)   (34,944)
  Purchase of other assets..   (2,142)     (979)   (1,095)      (506)    (2,659)
  Proceeds from sale of
   other assets.............    2,345       320       196         71        182
  Proceeds from sale of
   other property and
   equipment................    2,949       287       274        204        (21)
  Purchase of real estate
   investments..............     (158)     (608)   (2,569)      (424)       (57)
  Other.....................      --        --         71         64        144
                              -------  --------  --------  ---------  ---------
Net cash used by investing
 activities.................   (9,641)  (44,532)  (33,225)   (12,479)   (62,731)
                              -------  --------  --------  ---------  ---------
Cash flows from financing
 activities
  Proceeds from borrowings..   11,446    46,514    29,094     10,314     87,119
  Payments on debt..........   (7,619)   (7,486)   (9,379)    (2,187)   (31,987)
  Payments on other long-
   term liabilities.........      (43)     (105)     (512)      (300)      (101)
  Increase in other long-
   term liabilities.........       55        80        46         25        724
  Cash received on
   subscriptions receivable.      --        --        --         --       2,807
  Purchase of treasury
   stock....................      --        --       (250)      (250)      (582)
  Deferred debt costs.......     (129)   (1,931)   (1,333)      (240)    (1,464)
  Issuance of stock
   warrants.................      --        --        857        --         --
  Issuance of redeemable
   common stock, net of
   issue costs..............      --        --      5,451        --          33
  Net proceeds from sale of
   minority interest........    1,344     2,094     4,158      1,966        904
  Dividends paid to minority
   interest owners..........      --        --       (139)       (93)       (91)
  Purchase of treasury stock
   by subsidiary............      --        --       (128)      (128)    (1,174)
                              -------  --------  --------  ---------  ---------
Net cash provided by
 financing activities.......    5,054    39,166    27,865      9,107     56,188
                              -------  --------  --------  ---------  ---------
Net increase in cash and
 cash equivalents...........      635       268     4,920      1,463      2,868
  Cash and cash
   equivalents--beginning of
   period...................    2,461     3,096     3,364      3,364      8,284
                              -------  --------  --------  ---------  ---------
Cash and cash equivalents--
 end of period..............  $ 3,096  $  3,364  $  8,284  $   4,827  $  11,152
                              =======  ========  ========  =========  =========

   The accompanying notes are an integral part of these financial statements.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  FOR THE NINE
                                            FOR THE YEARS ENDED   MONTHS ENDED
                                                DECEMBER 31,      SEPTEMBER 30,
                                            --------------------  -------------
                                             1994   1995   1996    1996   1997
                                            ------ ------ ------  ------ ------
                                                                   (UNAUDITED)
Supplemental disclosures of cash flow
 information
  Interest paid...........................  $1,467 $4,964 $7,780  $6,180 $8,704
  Income taxes paid (received)............  $  114 $  141 $ (559) $   73 $  (74)
Supplemental schedule of noncash investing
   and financing activities--
  Increase in accrued expenses from
   general partner
   contribution to partnership............  $  --  $  --  $  --   $  --  $1,699
  Long-term debt and liabilities assumed
   in acquisition of real estate..........  $  --  $  --  $  150  $  --  $  --
  Increase in other long-term liabilities
   from general partner contribution to
   partnership............................  $  --  $  188 $  198  $  198 $  --
  Debt issued for other property and
   equipment..............................  $  --  $  662 $  604  $  262 $  --
  Deferred taxes relating to acquisition
   of oil and gas properties..............  $  --  $3,315 $  --   $  --  $  --
  Increase in other long-term liabilities
   from purchase of treasury stock........  $  --  $  --  $  389  $  389 $  --
  Transfer oil and gas properties as debt
   issue costs............................  $  --  $  --  $  204  $  204 $  --
  Increase in accounts receivable from
   sale of minority interest in subsidiary. $  120 $  --  $  --   $  --  $  --
  Increase in subscription receivable from
   sale of redeemable common stock......... $  --  $  --  $2,807  $  --  $  --


   The accompanying notes are an integral part of these financial statements.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

   Southwest Royalties Holdings, Inc. ("SRH"), a Delaware corporation was formed in June 1997 to serve as a holding company for Southwest Royalties Inc. ("Southwest"), Sierra Well Service Inc. ("Sierra") and Midland Red Oak Realty, Inc. ("Red Oak") (collectively, the "Company"). Each shareholder of Southwest was issued the exact same amount of shares in SRH as they had held in Southwest so that the ownership in SRH was the same as it was in Southwest before and after the formation of SRH. Southwest then dividended 100% of the shares it owned in Red Oak and Sierra up to SRH. Prior to the formation of SRH, Red Oak and Sierra were subsidiaries of Southwest. After the formation of SRH, Southwest and Red Oak became subsidiaries of SRH, and as of July 1, 1997, Sierra was deconsolidated. See Note 3.

  Southwest is principally involved in the business of oil and gas development and production, as well as organizing and serving as managing general partner for various public and private limited partnerships engaged in oil and gas acquisitions, exploration, development and production. Southwest is also the general partner of Southwest Partners II and III, which own common stock in Sierra. Southwest sells its oil and gas production to a variety of purchasers, with the prices it receives being dependent upon the oil and gas commodity prices. Red Oak is principally involved in real estate investment and development. Sierra is principally involved in the business of oil and gas well services, which include plugging and workovers for wells.

 Principles of Consolidation

  The consolidated financial statements include the accounts of SRH and its subsidiaries, each of which are wholly owned, except Red Oak, Sierra and Threading Products International, LLC ("TPI" (a subsidiary of Southwest)). As of December 31, 1995 and 1996, the Company owned approximately 78% and 76% of Red Oak, 99% and 54% of Sierra and 95% of TPI. Effective July 1997, Southwest Partners III purchased additional shares of Sierra stock thus decreasing the Company's total direct and indirect ownership percentage to 45%. Therefore, effective July 1, 1997, Sierra was deconsolidated and is reported upon using the equity method (see Note 3). The consolidated financial statements include the Company's proportionate share of the assets, liabilities, income and expenses of oil and gas limited partnerships for which it serves as managing general partner. All significant intercompany transactions have been eliminated.

 Estimates and Uncertainties

  Preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. In addition, the Company maintains its excess cash in several interest bearing accounts in various financial institutions.

 Concentrations of Credit Risk

  The Company is subject to credit risk through trade receivables. Although a substantial portion of its debtors' ability to pay is dependent upon the oil and gas industry, credit risk is minimized due to a large customer base.

 Oil and Gas Properties

  All of the Company's oil and gas properties are located in the United States and are accounted for at cost under the full cost method. Under this method, all productive and nonproductive costs incurred in connection

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES with the acquisition, exploration and development of oil and gas reserves are capitalized. No gain or loss is recognized on the sale of oil and gas properties unless nonrecognition would significantly alter the relationship between capitalized costs and remaining proved reserves for the affected amortization base. When gain or loss is not recognized, the amortization base is reduced by the amount of sales proceeds.

  Net capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized using the units of revenue method, whereby the provision is computed on the basis of current gross revenues from production in relation to future gross revenues, based on current prices, from estimated production of proved oil and gas reserves. Should the net capitalized costs net of related deferred income taxes exceed the estimated present value of oil and gas reserves discounted at 10% and adjusted for related income taxes, such excess costs would be charged to expense in the Consolidated Statements of Operations.

  It is reasonably possible that the estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both could change significantly in the near term due to the potential fluctuation of oil and gas prices or production. Depletion estimates would also be affected by such changes.

 Property and Equipment

  Oil and gas well servicing equipment, rental property and other property and equipment is stated at cost. Repairs and maintenance are charged to expense as incurred, with additions and improvements being capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the Consolidated Statements of Operations.

  Depreciation is provided on the straight-line method based on the estimated useful lives of the depreciable assets as listed below:

      Building and improvements.................................. 20 to 30 years
      Rental property and improvement............................  5 to 30 years
      Leasehold improvements.....................................  2 to 10 years
      Machinery and equipment....................................  3 to  5 years
      Furniture and fixtures.....................................  3 to  5 years
      Equipment under capital lease..............................  3 to  5 years

 Real Estate Investments

  The Company is a limited partner in various limited partnerships, which are carried at cost. No earnings have been distributed to the Company from these partnerships.

 Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have an impact on the Company's financial position, results of operations, or liquidity.

 Deferred Debt Costs

  The Company capitalizes certain cost incurred in connection with obtaining debt. These costs are being amortized to interest expense on the straight-line method over the term of the related debt.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

 Gas Balancing

  The Company utilizes the sales method of accounting for over or under deliveries of natural gas. Under this method, the Company recognizes sales revenue on all natural gas sold. As of December 31, 1995 and December 31, 1996, the Company was underproduced by approximately 990 and 693 MMcf, respectively.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized.

  SRH and its eligible subsidiaries file a consolidated U.S. federal income tax return. Sierra and Red Oak are consolidated for financial reporting purposes, but beginning January 1, 1996, were not eligible to be included in the consolidated U.S. federal income tax return. Separate provisions for income taxes have been determined for these entities.

 Reclassifications

  Certain reclassifications have been made to the 1994 and 1995 amounts to conform to the 1996 presentation.

 Earnings (Loss) Per Share

  Net earnings (loss) per share is computed using the weighted average number of shares of common stock and redeemable common stock outstanding. Common equivalent shares from warrants are excluded from the computation as their exercise price is equivalent to the fair market value of the common stock and there would be no dilution under the treasury stock method.

 Interim Financial Statements

  The interim financial information as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, is unaudited. However, in the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods, and all such adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 1994, 1995 and 1996.

2. SUBSIDIARIES, ACQUISITIONS AND DISPOSITIONS

  During 1994, Red Oak sold 62,384 shares of redeemable common stock for approximately $1,560,000 through a private placement offering. During 1995, Red Oak sold an additional 39,616 shares of redeemable common stock for approximately $990,000 and 34,611 shares of its Series A cumulative convertible preferred stock for approximately $1,731,000. The redeemable common stock is redeemable at the stockholder's option at a price equal to the purchase price plus a 6% annual return computed on a cumulative, but not compounded, basis between December 1, 1996 and December 1, 1999. Redemptions are to be paid out of future earnings of Red Oak. If there are no future earnings, redemptions will be paid out of additional paid-in capital.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

  On August 2, 1995, SW Espero, Inc., a wholly owned subsidiary of Southwest, acquired all of the stock of Espero Energy Corporation for approximately $13,000,000, which was funded through a credit agreement with an asset management company. SW Espero, Inc. and Espero Energy Corporation were immediately merged, with Espero Energy Corporation being the surviving corporation. The acquisition was accounted for as a purchase and the total purchase price was allocated to the assets and liabilities acquired based upon their estimated respective fair market values. The results of operations of Espero Energy Corporation are included in the Consolidated Statements of Operations beginning August 2, 1995.

  On September 26, 1996, Red Oak formed a subsidiary with an unrelated third party. On October 15, 1996, the subsidiary acquired three shopping centers for a total purchase price of $12.5 million. The transaction was funded through a $2.3 million contribution from Red Oak and a $1.2 million contribution from the unrelated third party. The subsidiary funded the remaining $9 million of the purchase price through a note payable due June 1, 1998. (See Note 6). The transaction was accounted for using the purchase method. The results of operations of the properties acquired are included in the Consolidated Statements of Operations beginning September 26, 1996.

 Pro Forma Results of Operations--(unaudited)

  The following table reflects the pro forma results of operations as though the acquisitions had occurred on January 1, 1995. The pro forma amounts are not necessarily indicative of the results that may be reported in the future.

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
      Revenues................................................ $35,942  $49,626
      Net loss................................................  (3,940)     (29)
      Net loss per share......................................   (4.09)   (0.03)

3. INVESTMENT

  The investment in subsidiary held by the Company consists of a 45% ownership interest in Sierra Well Service, Inc. The investment is accounted for on the equity method. Effective July 1997, Southwest Partners III purchased additional shares of Sierra stock thus decreasing Southwest's total direct and indirect ownership percentage. Therefore, with the change of Southwest's ownership percentage from a majority to a minority interest, Sierra was deconsolidated. The deconsolidation of Sierra required an adjustment to the investment account to reflect the change in accounting from the consolidation method to the equity method.

  Pertinent financial information for Sierra Well Service, Inc. as of September 30, 1997 and for the quarter ended September 30, 1997 is as follows:

      Balance sheet
        Assets......................................................... $28,472
                                                                        =======
        Liabilities.................................................... $11,358
        Equity.........................................................  17,114
                                                                        -------
                                                                        $28,472
                                                                        =======
      Income statement
        Revenues....................................................... $ 7,117
        Expenses.......................................................   7,058
                                                                        -------
                                                                             59
                                                                            x45%
                                                                        -------
      Company's share of net income.................................... $    26
                                                                        =======

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

  Property and equipment, including oil and gas well servicing, rental property and other, consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
      Land..................................................... $ 2,157 $ 2,157
      Building and improvements................................   1,310   1,326
      Machinery and equipment..................................   4,017   7,365
      Furniture and fixtures...................................   1,564   1,714
      Equipment under capital lease............................     766   1,000
      Rental property..........................................  19,441  30,287
                                                                ------- -------
                                                                 29,255  43,849
      Less accumulated depreciation............................   3,501   5,171
                                                                ------- -------
                                                                $25,754 $38,678
                                                                ======= =======

5. FUTURE LEASE RECEIVABLES

  Red Oak leases office and retail shopping centers under noncancelable operating leases that expire at various dates through 2028. The following is a summary of minimum future rentals expected to be received under noncancelable operating leases (in thousands):

      YEAR ENDING DECEMBER 31,
      ------------------------
      1997............................................................ $ 2,684
      1998............................................................   9,349
      1999............................................................   7,711
      2000............................................................   5,962
      2001............................................................   4,462
      2002............................................................   2,410
      Thereafter......................................................   9,672
                                                                       -------
                                                                       $42,250
                                                                       =======

  The preceding future minimum rentals do not include percentage rents.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                   DECEMBER 31,
                                                  --------------- SEPTEMBER 30,
                                                   1995    1996       1997
                                                  ------- ------- -------------
                                                                   (UNAUDITED)
Revolving line of credit with variable-rate
 interest, due February 1999. Monthly payments,
 beginning July 1, 1997, of $550 plus interest.
 Collateralized by oil and gas properties (see
 Note 17).......................................  $32,100 $28,125   $ 44,900
9% Notes payable, with variable quarterly
 payments including interest, due December 2003.
 Collateralized by oil and gas properties (see
 Note 17).......................................   22,557  27,649     26,338
10% Note payable, interest payable monthly, due
 June 1998. Collateralized by oil and gas
 properties.....................................       --   9,000         --
12% Note payable, interest payable semi-annually
 due November 2001. Collateralized by oil and
 gas properties (see Note 17)...................       --   7,143      7,229
15% Subordinated note payable...................    2,500      --         --
Capital lease obligations.......................      555     692        225
Note payable at 3-year U.S. Treasury plus
 3.875%, monthly payments of $41 including
 interest, due February 2002. Collateralized by
 real estate....................................    4,516   4,428         --
Note payable at prime plus 1.5%.................      798      --         --
Note payable at 3-year U.S. Treasury plus 3.5%,
 monthly payments of $46 including interest, due
 November 2002. Collateralized by real estate...    4,764   4,954         --
Note payable at prime plus 1.125%...............    4,000      --         --
8.05% Note payable, annual payments of $87
 including interest, due January 2026.
 Collateralized by real estate..................       --     968        968
Note payable, at prime plus 1.5%, monthly
 payments of $68 including interest, due
 September 2003. Collateralized by real estate..       --   7,106         --
13% Notes payable, due May 2000. Cash interest
 of 10% payable monthly with additional interest
 payable based on excess cash flow or through
 the issuance of additional notes.
 Collateralized by real estate..................       --      --     55,357
Other...........................................    1,696   3,740      7,196
                                                  ------- -------   --------
                                                   73,486  93,805    142,213
  Less current maturities.......................    4,661  10,216      3,408
                                                  ------- -------   --------
                                                  $68,825 $83,589   $138,805
                                                  ======= =======   ========

 Revolving Line of Credit

  The revolving credit line allows Southwest to borrow the lesser of $75 million or the borrowing base which is renegotiated periodically. As of December 31, 1996, the borrowing base was $28,125,000, and as of September 30, 1997, the borrowing base was $44,900,000. The revolving line of credit agreement provides for the revolver to become due and payable on February 28, 1999. Fees on the unused portion of the revolving line of credit are three-eighths of one percent ( 3/8%) per annum on the daily average of the unadvanced amount of the borrowing base.

  Southwest has the option to elect an interest rate based on LIBOR plus the applicable Eurodollar Margin or Prime plus a base rate margin. Both margins are based on the percentage of the revolving commitment

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES outstanding. The Eurodollar Margin ranges from a minimum of 1.75% to a maximum of 2.50% and the Prime base rate margin ranges from a minimum of .25% to a maximum of 1.00%. At December 31, 1996 the Company had chosen the LIBOR rate election for approximately $28 million of its then outstanding balance on the revolving line of credit. The LIBOR elections ranged from 7.50% to 8.44%.

  Certain covenants of the revolving line of credit require a tangible net worth of not less than $2 million, a current ratio of 1.0 to 1, a minimum fixed coverage ratio of 1.1 to 1, restrictions on cash dividends, additional indebtedness and purchases of investments. Substantially all of Southwest's assets are collateralized in connection with this debt. Southwest was in violation of several covenants as of December 31, 1996 and September 30, 1997, and obtained waivers of the covenants from the lender for the December 31, 1996 violations. Effective June 30, 1997, the lender amended the current ratio to 0.84 to 1, until September 30, 1997, at which time the ratio becomes 1.0 to 1, and amended the minimum fixed charge ratio to 1.0 to 1, until July 1, 1998, at which time the ratio becomes 1.1 to 1. Management believes that it is likely the Company will comply with these covenants as amended.

 9% Notes Payable

  In August 1995, a subsidiary of Southwest entered into a note agreement which provided for $30,305,000 in five senior secured amortizing term notes, having a stated interest of 9%, with quarterly payments which include interest. These quarterly payments consist of all excess cash balances over $500,000, less any funds advanced under the notes and unused for the development of oil and gas properties. The notes are due December 31, 2003, and are collateralized by certain oil and gas properties.

  The covenants of the note agreement include: (1) a working capital base that is never less than $100,000 at any time after December 31, 1995, $250,000 at any time after March 31, 1996, and $500,000 at and after June 27, 1996; and
(2) an interest coverage ratio that is never less than 150% at any time after December 31, 1995. The covenants are based on the subsidiary's financial statements.

  One of the terms of the note agreement provides for an initial 7% gross overriding royalty interest conveyance in all oil and gas properties of the subsidiary which shall be adjusted upward to a maximum of 9.95% or downward to a minimum of 4% on January 1, 1998 in order for a 15.75% internal rate of return to be achieved on December 31, 2003.

 10% Note Payable

  In October 1996, Red Oak, through a subsidiary, negotiated a term note of $9,000,000 to finance the purchase of real estate. This note was repaid with a portion of the proceeds from the 13% note payable discussed below.

 12% Note Payable

  In November 1996, Southwest entered into a senior subordinated note agreement which provided for $8,000,000 to be used for developmental drilling. The note bears interest at a stated rate of 12%, payable semi-annually, matures November 1, 2001, and is collateralized by oil and gas properties. The note agreement contains certain restrictive covenants that include: (1) a leverage ratio of combined adjusted net tangible assets to combined indebtedness that is never less than 150% at any time after November, 1996; and (2) investments in the form of loans and advances to various subsidiaries are less than $1,200,000 in the aggregate and not outstanding for more than 90 days. Certain covenants also place restrictions on cash dividends, additional indebtedness and investments, and compensation to certain key employees.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

  As part of the above noted agreement, Southwest issued common stock warrants which are exercisable in whole or in part any time prior to November 5, 2001. These warrants had an estimated fair value of approximately $857,000. At December 31, 1996, the lender was entitled to 45,413 warrants at an exercise price of $68 per share.

 13% Notes Payable

  In April 1997, MRO Properties, Inc. ("MROP"), a wholly-owned subsidiary of Red Oak, entered into a $42 million credit facility maturing in April 2000 with an institutional lender (the "MROP Facility"). The MROP Facility was executed in order to consolidate six mortgage loans, originally incurred to complete the acquisition of certain Red Oak properties and to finance the acquisition of an additional real estate property. Borrowings under the facility bear interest at a rate of 13% with 10% payable in cash and the remaining 3% payable in cash or additional notes at MROP's option. The facility contains a number of covenants that, among other things, restrict the ability of MROP to incur additional indebtedness and dispose of assets. The facility is secured by a first lien on substantially all of MROP's properties.

  The deferred debt costs associated with refinancing of the mortgage loans were charged to expense as an extraordinary item. The amount relating to the early extinguishment of debt approximated $490,000 which consisted of $742,000 in deferred debt charges with a related income tax benefit of $252,000.

  Aggregate maturities of all long-term debt as of December 31, 1996, including capital leases, are as follows and reflect the changes negotiated subsequent to year end (in thousands):

      1997.............................................................. $10,216
      1998..............................................................  11,433
      1999..............................................................  22,022
      2000..............................................................  30,267
      2001..............................................................  11,507
      Thereafter........................................................   8,360

  Aggregate maturities of all long-term debt as of September 30, 1997, including capital leases, are as follows and reflect the changes negotiated subsequent to the period end (in thousands):

      FOR THE TWELVE MONTHS ENDED
      ---------------------------
      September 30, 1998............................................... $ 3,408
      September 30, 1999...............................................     241
      September 30, 2000...............................................  55,532
      September 30, 2001...............................................     343
      September 30, 2002...............................................     115
      Thereafter.......................................................  82,574

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

7. INCOME TAXES

  The U.S. Federal tax provision (benefit) attributable to income (loss) before income taxes, minority interest and extraordinary item consists of the following:

                                                              DECEMBER 31,
                                                           -------------------
                                                           1994  1995    1996
                                                           ---- -------  -----
      Current............................................. $143 $  (175) $(382)
      Benefit of net operating loss carryforward..........   --  (1,765)  (913)
      Deferred............................................   28     896  1,660
                                                           ---- -------  -----
                                                           $171 $(1,044) $ 365
                                                           ==== =======  =====

  Reconciliations between the amount determined by applying the U.S. federal statutory rate to income (loss) before income taxes, minority interest and extraordinary item with the income tax provision (benefit) is as follows (in thousands):

                                                             DECEMBER 31,
                                                           -------------------
                                                           1994   1995    1996
                                                           ----  -------  ----
Computed "expected" tax expense using the U.S. federal
 statutory rate........................................... $179  $(1,071) $206
Reduction in available net operating loss carryforwards
 resulting from certain subsidiaries which became
 ineligible for inclusion in the consolidated return......   --       --   143
Meals and entertainment...................................   11       16    32
Other.....................................................  (19)      11   (16)
                                                           ----  -------  ----
Provision (benefit) for income taxes...................... $171  $(1,044) $365
                                                           ====  =======  ====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
Deferred tax assets:
Net operating loss carry forwards............................  $ 1,582  $ 2,485
Alternative minimum tax credit carryforwards.................      262      170
Receivables..................................................      530      469
Note receivable..............................................       --       55
Other long term assets.......................................      573      247
Other long term liabilities..................................      326      397
Other........................................................      152       --
                                                               -------  -------
  Total gross deferred tax assets............................    3,425    3,823
                                                               -------  -------
Deferred tax liabilities:
Oil and gas properties, principally due to differences in the tax and book basis and depletion methods and the deduction
 of intangible drilling costs for tax purpose................   (7,178)  (8,406)
Other property and equipment.................................     (473)    (600)
Accounts payable and accrued expenses........................   (1,282)  (1,026)
Other........................................................       --      (46)
                                                               -------  -------
  Total gross deferred tax liabilities.......................   (8,933) (10,078)
                                                               -------  -------
  Net deferred tax liability.................................  $(5,508) $(6,255)
                                                               =======  =======

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

  A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Based on expectations for the future and the availability of certain tax planning strategies that would generate taxable income to realize the net tax benefits, if implemented, management has determined that taxable income of the Company will more likely than not be sufficient to fully utilize available carryforwards prior to their ultimate expiration.

  As of December 31, 1996, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $7,309,000, which are available to offset future regular taxable income, if any. The net operating loss carryforwards expire in 2010 and 2011. The Company has alternative minimum tax credit carryforwards totaling $170,000 to offset regular income tax, which have no scheduled expiration date.

8. LEASES

  The Company rents office space on a month to month basis in a building that it also manages. Rent expense totaled approximately $241,000, $295,000 and $243,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

9. PROFIT SHARING PLAN

  On January 1, 1991, the Company adopted an employee profit sharing plan that is intended to provide participating employees with additional income upon retirement. Employees may contribute between 1% and 15% of their base salary up to a maximum of $9,240 for the years ended December 31, 1994 and 1995 and $9,500 for the year ended December 31, 1996. For the years ended December 31, 1994, 1995 and 1996, the Company matched 20% of the employees' contributions. For the year ended December 31, 1997, the Company will match 20% of the employees' contributions. For subsequent years, the Company will make contributions to the plan on a discretionary basis.

  Employee contributions are fully vested at all times. Employer contributions are fully vested upon retirement or after five years of service. For the years ended December 31, 1994, 1995 and 1996, the Company contributed approximately $45,000, $54,000 and $60,000, respectively, to the plan.

10. STOCKHOLDERS' EQUITY

  In August 1996, the Company issued 129,046 shares of redeemable common stock through a private placement offering for $68 per share. The stock is redeemable at the stockholder's option at any time beginning five years from the issuance of the stock (December 31, 2001) at a purchase price determined as follows:

    (i) The Company shall review no less than five and no more than ten publicly traded oil and gas companies each with a market capitalization between $50 million and $150 million ("Public Company"). The Company shall determine the ratio of each Public Company's market capitalization to EBITDA for the most recent fiscal year. The Company shall then average such multiples and take this averaged multiple and apply it to the Company's EBITDA for the most recent fiscal year, to estimate a value for the Company's common stock.

    (ii) The Company will determine the multiple of the market capitalization of each Public Company relating to the present value of such Public Company's oil and gas reserves. Present value will be determined by discounting the expected net cash flow from the oil and gas reserves by 10%. The Company will then take the average multiple based on this methodology and apply it to the present value of the Company's oil and gas reserves discounted by 10% to determine a value for the expected net cash flow from the Company's common stock.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

  The Company will then take the average of (i) and (ii) to determine the value of the Company's common stock.

  The redemption right terminates on the effective date of any registration statement filed with the Securities and Exchange Commission relative to the offer and sale of the Company's common stock to the public.

  During 1994, the Company issued a 6% note to a stockholder. The note requires semi-monthly payments of $5,500 and is collateralized by the Company's common stock held by the stockholder.

11. COMMITMENTS AND CONTINGENCIES

  The partnership agreements relating to certain limited partnerships for which Southwest serves as managing general partner provide for Southwest to offer to repurchase such limited partner units. Under the terms of three of the partnership agreements, Southwest is obligated to repurchase a maximum of $100,000 annually of the units of limited partnerships' interests originally outstanding. Under the terms of the other nine partnership agreements, Southwest's obligation to repurchase units in any one year is limited to 10% of the capital contributed by all of the respective limited partners. The repurchase price is based on the discounted future revenues from oil and gas reserves of the respective partnership and the value of other partnership assets. Such amounts required for repurchase in connection with the acceptance by a portion of the limited partners is approximately $4,833,000 at December 31, 1996. The total amount of limited partner unit repurchases for the years ended December 31, 1995 and 1996 was approximately $176,000 and $378,000, respectively.

  The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are expensed when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

  Management recognizes a financial exposure that may require future expenditures presently existing for oil and gas properties and other operations. Other long-term liabilities at December 31, 1996 include $504,000 for estimated future remedial actions and cleanup costs. As of December 31, 1996, the Company has not been fined, cited or notified of any environmental violations which would have a material adverse effect upon capital expenditures, earnings or the competitive position in the oil and gas industry. However, management does recognize that by the very nature of its business, significant costs could be incurred to bring the Company into total compliance. The amount of such future expenditures is not readily determinable due to several factors, including the unknown magnitude of possible contaminations, the unknown timing and extent of the corrective actions which may be required, the determination of the Company's liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnifications from prior owners of the Company's properties. It is reasonably possible this estimate could change materially in the near term.

  In the normal course of its business, the Company is subject to pending or threatened legal actions; in the opinion of management, any such matters will be resolved without material effect on the Company's operations, cash flow, or financial position.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

12. RELATED PARTY TRANSACTIONS

  Southwest is the managing general partner for several public and private oil and gas limited partnerships, with an officer of Southwest also serving as a general partner for certain of the limited partnerships. As is usual in the oil and gas industry, the operator is paid an amount for administrative overhead attributable to operating such properties. As provided for in the partnership agreements, such amounts paid by the partnerships to Southwest as operator approximated $1,805,000, $2,039,000, and $2,139,000 for the years ended December 31, 1994, 1995 and 1996, respectively. In addition, Southwest and certain officers and employees may have an interest in some of the partnership properties.

  Sierra performs various oilfield services for limited partnerships managed by Southwest. Such services aggregated $292,000, $166,000 and $112,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Southwest also receives management fees as well as reimbursement of administrative costs attributable to serving as managing general partner of certain of the limited partnerships, with such fees aggregating $1,318,000, $1,506,000 and $1,509,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, other current assets and other current liabilities approximates fair value because of the short maturity of these instruments.

  Based on the borrowing rates currently estimated to be available to the Company for loans with similar terms, the fair value of long-term debt approximates the carrying amount as of December 31, 1995 and 1996.

14. LINES OF BUSINESS

  The Company operates in three major segments: Oil and Gas Activities (oil and gas acquisition, development, exploration and production, as well as organizing and serving as managing general partner for various public and private limited partnerships engaged in oil and gas development and production), Oil and Gas Well Servicing (provides well completion, recompletion and production equipment, transportation services, tank supply rental services and other support and well maintenance services to operating oil and gas companies) and Real Estate Investment and Management (owns and manages retail shopping centers and office buildings). Other items include eliminations, manufacturing, computer service and broker/dealer.

                                                         1994    1995    1996
                                                        ------  ------  -------
      Operating profit (loss)
        Oil and gas.................................... $  855  $2,151  $ 9,676
        Well service...................................   (146)   (177)    (506)
        Real estate....................................    (36)    933    1,288
        Other and eliminations.........................    (89)   (612)    (855)
                                                        ------  ------  -------
                                                        $  584  $2,295  $ 9,603
                                                        ======  ======  =======
      Interest expense
        Oil and gas.................................... $1,830  $4,296  $ 7,966
        Well service...................................     23      70       82
        Real estate....................................    122   1,272    1,904
        Other and eliminations.........................    --       (3)      64
                                                        ------  ------  -------
                                                        $1,975  $5,635  $10,016
                                                        ======  ======  =======
      Depreciation, depletion and amortization
        Oil and gas.................................... $3,990  $5,643  $ 6,734
        Well service...................................    154     448      863
        Real estate....................................     82     446      660
        Other..........................................    211     182      173
                                                        ------  ------  -------
                                                        $4,437  $6,719  $ 8,430
                                                        ======  ======  =======

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

                                 1995      1996
                                -------  --------
      Identifiable assets
        Oil and gas...........  $76,170  $ 95,042
        Well service..........    2,993     6,585
        Real estate...........   21,666    35,365
        Other and
         eliminations.........   (5,395)   (6,708)
                                -------  --------
                                $95,434  $130,284
      Capital Expenditures
        Oil and gas...........  $32,077  $ 16,740
        Well service..........    1,598     3,826
        Real estate...........   13,239    13,947
                                -------  --------
                                $46,914  $ 34,513
                                =======  ========

15. RESTATEMENT

  The Company has restated its previously issued financial statements for the year ended December 31, 1995, to adjust for understatement of previously reported assets, liabilities and net income, resulting in the following changes:

                                                                         NET
                                               OIL AND GAS              INCOME
                                               RECEIVABLES LIABILITIES  (LOSS)
                                               ----------- ----------- -------
As previously reported........................   $2,295      $95,602   $(2,374)
Understatement of oil and gas accrual net of
 lease operating expense and production.......      527          179       348
Understatement of redeemable common stock due
 to redemption feature........................       --           94       (94)
                                                 ------      -------   -------
  As adjusted.................................   $2,822      $95,875   $(2,120)
                                                 ======      =======   =======

16. CONDENSED ISSUER FINANCIAL DATA (UNAUDITED)

  Summarized consolidated financial information for Southwest is as follows:

                                                  DECEMBER 31,
                                                 ----------------  SEPTEMBER 30,
                                                  1995     1996        1997
                                                 -------  -------  -------------
Consolidated Balance Sheet Data:
  Current assets................................ $11,198  $18,439    $ 17,741
  Net property and equipment....................  57,422   66,348      85,665
  Other assets, net.............................   2,439    3,991      12,208
                                                 -------  -------    --------
                                                 $71,059  $88,778    $115,614
                                                 =======  =======    ========
  Current liabilities........................... $14,548  $19,127    $ 19,211
  Long-term debt................................  53,641   55,234      79,684
  Other liabilities.............................   1,404    2,968       4,303
  Deferred income taxes.........................   5,620    6,025       4,809
  Minority interest.............................     140      158         174
  Redeemable common stock.......................      --    8,258       8,291
  Stockholders equity...........................  (4,294)  (2,992)       (858)
                                                 -------  -------    --------
                                                 $71,059  $88,778    $115,614
                                                 =======  =======    ========

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

  Consolidated Statement of Operations Data:

                             SOUTHWEST SIERRA  RED OAK  ELIMINATIONS CONSOLIDATED
                             --------- ------  -------  ------------ ------------
For the year ended December
 31, 1994:
  Operating revenues.......   $16,597  $2,652  $  656      $(277)      $19,628
  Depreciation, depletion
   and amortization........     4,201     154      82         --         4,437
  Operating income (loss)..       765    (146)    (35)        --           584
  Interest expense.........     1,830      23     122         --         1,975
  Income (loss) before
   taxes...................       849    (172)   (152)        --           525
  Net income (loss)........       552     (96)   (103)        --           353
For the year ended December
 31, 1995:
  Operating revenues.......   $23,087  $4,437  $3,213      $(237)      $30,500
  Depreciation, depletion
   and amortization........     5,825     448     446         --         6,719
  Operating income (loss)..     1,539    (177)    933         --         2,295
  Interest expense.........     4,359      70   1,272        (66)        5,635
  Loss before taxes........    (2,579)   (248)   (322)        --        (3,149)
  Net loss.................    (1,688)   (168)   (221)       (43)       (2,120)
For the year ended December
 31, 1996:
  Operating revenues.......   $36,109  $8,273  $4,487      $(451)      $48,418
  Depreciation, depletion
   and amortization........     6,907     863     660         --         8,430
  Operating income (loss)..     8,824    (506)  1,285         --         9,603
  Interest expense.........     8,030      82   1,904         --        10,016
  Income (loss) before
   taxes...................     1,823    (608)   (607)       (19)          589
  Net income (loss)........     1,152    (448)   (441)       142           405
For the period ending
 September 30, 1996:
  Operating revenues.......   $25,201  $6,372  $3,092      $(348)      $34,317
  Depreciation, depletion
   and amortization........     5,166     632     451         --         6,249
  Operating income.........     5,473     111     850         --         6,434
  Interest expense.........     5,986      52   1,142         --         7,180
  Income (loss) before
   taxes...................       185      76    (282)       (12)          (33)
  Net income (loss)........        71      52    (198)        59           (16)
For the period ending
 September 30, 1997:
  Operating revenues.......   $27,135  $7,833  $5,029      $(163)      $39,834
  Depreciation, depletion
   and amortization........     6,520     747     826         --         8,093
  Operating income.........     3,991     184   1,831         --         6,006
  Interest expense.........     6,889     184   3,880         (3)       10,950
  Loss before taxes........    (2,346)     (5) (2,101)       (13)       (4,465)
  Net income (loss)........    (1,489)     (4) (1,937)       323        (3,107)

17. SUBSEQUENT EVENTS

 Southwest

  In October 1997, Southwest Royalties Inc., a wholly owned subsidiary of Southwest Royalties Holdings, Inc. issued $200,000,000 of 10 1/2% Senior Notes due 2004. The proceeds from the sale of the notes were used to purchase certain oil and gas properties and related assets and to cancel certain debt held at September 30, 1997. The cancelled debt consisted of $44,900,000 on a revolving line of credit, $26,338,000 on a 9% note payable and $7,229,000 on a 12% note payable. In consideration of the intent and ability to refinance existing debt with the note offering, Southwest reclassified the above mentioned debt at September 30, 1997 as non-current.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

  In October 1997, Southwest used a portion of the proceeds from the above note offering to purchase 250,000 shares of Red Oak's stock for a total of $10,000,000. In connection with the purchase of the additional shares, Red Oak became eligible to be included in the Company's consolidated U.S. federal income tax return.

  Southwest is a general partner of Southwest Partners III, L.P., which was formed May 12, 1997. Under the terms of the partnership agreement, Southwest is required to make capital contributions equal to 10% of the total limited partner capital contributions. To date, the limited partners have made capital contributions of $16.3 million, and accordingly, the Company has a liability to the Partnership in the amount of $1,625,675.

  In September 1997, Southwest entered into an agreement to acquire certain oil and gas properties and related assets for $72,342,000, subject to closing adjustments. The acquisition closed on October 14, 1997.

 Real Estate

  Subsequent to September 1997, Red Oak was committed to purchase three shopping centers and one office building all located in Texas, for a combined total of approximately $25,705,000. A total of $475,000 is being held in escrow and will be applied to each respective purchase price upon closing.

18. SUPPLEMENTAL FINANCIAL DATA OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED):

  The following information is presented in accordance with Statement of Financial Accounting Standards No. 69, "Disclosure about Oil and Gas Producing Activities," (SFAS No. 69), except as noted.

  Costs incurred in connection with oil and gas producing activities are as follows (in thousands):

                                             YEARS ENDED DECEMBER   NINE MONTHS
                                                     31,               ENDED
                                            ---------------------- SEPTEMBER 30,
                                             1994   1995    1996       1997
                                            ------ ------- ------- -------------
Acquisition of properties.................. $7,795 $24,116 $ 3,234    $11,384
Exploration costs.......................... $   59 $ 1,278 $   184    $ 1,923
Development costs.......................... $2,134 $ 6,683 $13,322    $13,215

  Results of operations for oil and gas producing activities are as follows (in thousands):

                                            YEARS ENDED DECEMBER    NINE MONTHS
                                                     31,               ENDED
                                           ----------------------- SEPTEMBER 30,
                                            1994    1995    1996       1997
                                           ------- ------- ------- -------------
Revenues.................................  $16,321 $22,717 $35,296    $26,068
Production costs.........................    7,879  11,511  14,846     12,166
Depreciation, depletion and amortization.    3,508   5,068   6,434      6,161
                                           ------- ------- -------    -------
                                             4,934   6,138  14,016      7,741
Income tax expense.......................    1,678   2,087   4,906      2,632
                                           ------- ------- -------    -------
Results of operations from producing
 activities..............................  $ 3,256 $ 4,051 $ 9,110    $ 5,109
                                           ======= ======= =======    =======

RESERVE QUANTITY INFORMATION

  The estimates of the Company's proved oil and gas reserves, which are located in the United States, are based on evaluations reviewed by independent petroleum engineers. Reserves were estimated in accordance with guidelines established by the U. S. Securities and Exchange Commission and the Financial Accounting Standards

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. The reserve estimates at December 31, 1996 assume an average oil price of $23.89 per Bbl (reflecting adjustments for oil quality and gathering and transportation costs) and an average gas price of $3.67 per Mcf (reflecting adjustments for BTU content, gathering and transportation costs and gas processing and shrinkage).

  Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities or proved reserves and the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgement. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with the changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change, as additional information becomes available in the future

                                               OIL AND   NATURAL    BARRELS OF
                                              CONDENSATE   GAS    OIL EQUIVALENT
                                               (MBBLS)   (MMCF)       (MBOE)
                                              ---------- -------  --------------
Total Proved Reserves:
 Balance, January 1, 1994....................    7,236   27,405       11,804
  Extensions and discoveries.................       --       --           --
  Purchase of minerals-in-place..............      928    9,208        2,463
  Sales of minerals-in-place.................      (58)    (840)        (198)
  Revisions of previous estimates............    2,531    5,395        3,430
  Production.................................     (629)  (3,178)      (1,159)
                                                ------   ------       ------
 Balance, December 31, 1994..................   10,008   37,990       16,340
  Extensions and discoveries.................       --       --           --
  Purchase of minerals-in-place..............    4,760   25,156        8,953
  Sales of minerals-in-place.................   (1,013)  (5,978)      (2,009)
  Revisions of previous estimates............    3,639   18,061        6,648
  Production.................................     (814)  (4,639)      (1,587)
                                                ------   ------       ------
 Balance, December 31, 1995..................   16,580   70,590       28,345
  Extensions and discoveries.................       --       --           --
  Purchase of minerals-in-place..............    2,843    6,844        3,983
  Sales of minerals-in-place.................     (989)    (466)      (1,067)
  Revisions of previous estimates............    1,373    5,211        2,242
  Production.................................   (1,001)  (5,403)      (1,901)
                                                ------   ------       ------
 Balance, December 31, 1996..................   18,806   76,776       31,602
                                                ======   ======       ======

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

  The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing discounted future cash flows to the tax basis of oil and gas properties plus available carryforwards and credits and applying the current tax rates to the difference.

              SOUTHWEST ROYALTIES HOLDINGS, INC. AND SUBSIDIARIES

  Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Future cash inflows.............................. $227,864  $433,514  $735,100
Future production and development costs.......... (125,113) (213,698) (283,894)
                                                  --------  --------  --------
Future net cash flows before income taxes........  102,751   219,816   451,206
Future income tax expense........................  (28,879)  (64,064) (142,017)
                                                  --------  --------  --------
Future net cash flows............................   73,872   155,752   309,189
10% annual discount for estimated timing of cash
 flows...........................................  (31,766)  (71,646) (130,648)
                                                  --------  --------  --------
Standardized measure of discounted future net
 cash flows...................................... $ 42,106  $ 84,106  $178,541
                                                  ========  ========  ========

  The principal sources of change in the standardized measure of discounted future net cash flows are as follows:

                                                         DECEMBER 31,
                                                   ---------------------------
                                                    1994      1995      1996
                                                   -------  --------  --------
                                                        (IN THOUSANDS)
Sales of oil and gas produced, net of production
 costs............................................ $(8,442) $(11,206) $(20,450)
Net change in sales prices net of production
 costs............................................  11,778    13,106    92,332
Extensions and discoveries, net of future
 production and development costs.................      --        --        --
Revisions to estimated future development costs     (9,503)      (78)    1,854
Purchases of minerals-in-place....................   9,646    42,733    38,480
Revisions of previous quantity estimates..........  17,100    17,756    19,794
Accretion of discount.............................   3,811     5,802    11,790
Net change in income taxes........................  (7,248)  (18,134)  (39,268)
Sales of minerals-in-place........................    (631)   (7,979)   (2,439)
Changes in production rates, timing and other.....      --        --    (7,658)
                                                   -------  --------  --------
                                                    16,511    42,000    94,435
Discounted future net cash flows--
  Beginning of period.............................  25,595    42,106    84,106
                                                   -------  --------  --------
  End of period................................... $42,106  $ 84,106  $178,541
                                                   =======  ========  ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Southwest Royalties, Inc.

  We have audited the accompanying Historical Statement of Revenues and Direct Operating Expenses of the Oil and Gas Properties Acquisition for the years ended December 31, 1994, 1995 and 1996. This historical statement is the responsibility of the management of the owners of the properties. Our responsibility is to express an opinion on this historical statement based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statement. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying statement as described in Note 1 was prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission (SEC) for inclusion in a prospectus to be issued in connection with an offering by Southwest Royalties, Inc. under Rule 144A of the Securities Act of 1933. It is not intended to be a complete presentation of the financial condition, operations and cash flows of the property.

  In our opinion, the historical statement referred to in the first paragraph of this report presents fairly, in all material respects, the revenue and direct operating expenses of the property as described in Note 1 for the years ended December 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.

  As described in Note 2 to the historical statement, these properties have significant transactions with related parties.

PRICE WATERHOUSE LLP

Houston, Texas
October 7, 1997

                       OIL AND GAS PROPERTIES ACQUISITION

         HISTORICAL STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER
                                    30, 1997
                                 (IN THOUSANDS)

                                                                     FOR THE
                                            FOR THE YEARS ENDED    NINE MONTHS
                                               DECEMBER 31,           ENDED
                                          ----------------------- SEPTEMBER 30,
                                           1994    1995    1996       1997
                                          ------- ------- ------- -------------
                                                                   (UNAUDITED)
Revenues:
  Oil and gas condensate................. $11,396 $12,294 $15,325    $12,025
  Gas....................................     452     489     805        625
                                          ------- ------- -------    -------
    Total................................  11,848  12,783  16,130     12,650
                                          ------- ------- -------    -------
Direct operating expenses:
  Injection gas..........................   2,872   3,360   3,603      2,737
  Taxes other than on income.............   1,313   1,203   1,014        905
  Labor..................................     664     585     596        336
  Utilities..............................     535     548     484        330
  Other operating expense................   2,068   2,168   2,769      2,454
                                          ------- ------- -------    -------
    Total................................   7,452   7,864   8,466      6,762
                                          ------- ------- -------    -------
Revenues in excess of direct operating
 expenses................................ $ 4,396 $ 4,919 $ 7,664    $ 5,888
                                          ======= ======= =======    =======


    The accompanying notes are an integral part of this financial statement.

                      OIL AND GAS PROPERTIES ACQUISITION

    NOTES TO HISTORICAL STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

       DECEMBER 31, 1994, 1995 AND 1996 AND UNAUDITED SEPTEMBER 30, 1997
                                (IN THOUSANDS)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  On September 10, 1997, Southwest Royalties, Inc. ("Southwest") entered into a Purchase and Sale Agreement (the "Agreement") with a major oil company (the "Oil Company") to acquire the interests in certain producing oil and gas properties (the "Property") which are located in the Permian Basin of the United States as described in Exhibit A, Schedule 1 to the Agreement.

  The accompanying statement of revenues and direct operating expenses ("Statement") was prepared from the historical accounting records of the Oil Company (accrual basis, successful efforts method of accounting for oil and gas activities, in accordance with generally accepted accounting principles).

  Complete financial statements, including a balance sheet, are not presented as the Property was not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the Property were not segregated. It is not practicable to identify all assets, liabilities or indirect operating costs applicable to the Property.

  Oil revenues and associated direct operating expenses relate to the net revenue interest and net working interest, respectively, in the Property. With respect to gas sales, the sales method is used for recording revenues. Under this approach, each party recognizes revenue based on sales actually made regardless of its proportionate share of the related production. Gas imbalances related to production on the Property do not have a material impact on the Statement. Direct operating expenses include labor, repairs and maintenance, fuel consumed and supplies utilized to operate and maintain the wells, related equipment and facilities. The Statement does not include general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or for taxes on income.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

  Substantially all of the revenues, labor and other operating expenses relate to transactions with the Oil Company. The Oil Company purchases a significant portion of production from these leases based on the Oil Company's posted prices for processing at its refineries. Services performed by the Oil Company and other Oil Company affiliates directly related to the property's operations are shown as direct operating expenses in the Statements.

3. COMMITMENTS AND CONTINGENCIES

  In the course of its business affairs and operations, the owners of the properties are subject to possible loss contingencies arising from government environmental, health and safety laws and regulations and third-party litigation. There are no matters which, in the opinion of management of the owners of the properties, will have a material adverse effect on the financial results of the Property.

4. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

 Estimated Quantities of Proved Oil and Gas Reserves

  Reserve information presented below is based on the June 30, 1997 reserve reports prepared by an independent petroleum engineer. Changes in reserve estimates were derived by adjusting the June 30, 1997 quantities for historical production and changes in prices.

                      OIL AND GAS PROPERTIES ACQUISITION

   NOTES TO HISTORICAL STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)

       DECEMBER 31, 1994, 1995 AND 1996 AND UNAUDITED SEPTEMBER 30, 1997
                                (IN THOUSANDS)

  Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Below are the net quantities of proved reserves and proved developed reserves for the Property:

                                                                  OIL     GAS
                                                                -------  ------
                                                                (MBBLS)  (MMCF)
   Proved reserves at December 31, 1993........................ 14,577   4,413
   Production..................................................   (748)   (251)
   Revision of previous estimates..............................  1,106     452
                                                                ------   -----
   Proved reserves at December 31, 1994........................ 14,935   4,614
   Production..................................................   (748)   (244)
   Revision of previous estimates..............................    329     131
                                                                ------   -----
   Proved reserves at December 31, 1995........................ 14,516   4,501
   Production..................................................   (760)   (195)
   Revision of previous estimates..............................    483     238
                                                                ------   -----
   Proved reserves at December 31, 1996........................ 14,239   4,544
                                                                ------   -----
   Proved developed reserves at:
     December 31, 1994......................................... 13,341   3,460
                                                                ------   -----
     December 31, 1995......................................... 12,867   3,569
                                                                ------   -----
     December 31, 1996......................................... 12,530   3,778
                                                                ------   -----

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
 RELATING TO PROVED OIL AND GAS RESERVES

  The "Standardized Measure of Discounted Future Net Cash Flows Relating to the Proved Oil and Gas Reserves" (Standardized Measure) has been prepared in accordance with Statement of Financial Accounting Standards No. 69. The Standardized Measure does not purport to present the fair market value of the proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

  Under the Standardized Measure, 1996, 1995 and 1994 future cash inflows were estimated by applying December 31, 1995, 1994 and 1993 prices, respectively, adjusted for fixed and determinable escalations, to the estimated future production of proved reserves. Future cash inflows for 1996, 1995 and 1994 were reduced by estimated future production and development costs based on 1996, 1995 and 1994 year-end costs, respectively, to determine pre-tax cash inflows. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense.

                      OIL AND GAS PROPERTIES ACQUISITION

   NOTES TO HISTORICAL STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)

       DECEMBER 31, 1994, 1995 AND 1996 AND UNAUDITED SEPTEMBER 30, 1997
                                (IN THOUSANDS)

  The following Standardized Measure and changes in the Standardized Measure are based on the reserve estimate performed at June 30, 1997 adjusted using appropriate year-end prices and costs.

  Set forth below is the Standardized Measure (before income taxes) relating to proved oil and gas reserves at:

                                                       DECEMBER 31,
                                               -------------------------------
                                                 1994       1995       1996
                                               ---------  ---------  ---------
Future cash inflows........................... $ 247,269  $ 269,934  $ 361,634
Future production and development costs.......  (113,017)  (112,347)  (118,013)
                                               ---------  ---------  ---------
Future net cash inflows.......................   134,252    157,587    243,621
Discounted to present value at a 10% annual
 rate.........................................   (62,342)   (73,178)  (113,129)
                                               ---------  ---------  ---------
Standardized Measure (before income taxes) of
 discounted future net cash flows............. $  71,910  $  84,409  $ 130,492
                                               =========  =========  =========

  The Standardized Measure of discounted future net cash flows is based on the following oil and gas prices in dollars per barrel and dollars per Mcf, respectively, at:

                                                                DECEMBER 31,
                                                            --------------------
                                                             1994   1995   1996
                                                            ------ ------ ------
   Oil (per Bbl)........................................... $16.00 $18.00 $24.25
   Gas (per Mcf)........................................... $ 1.80 $ 1.92 $ 3.59

  The following is an analysis of the changes in the Standardized Measure (before income taxes):

                                                      FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                    --------------------------
                                                     1994     1995      1996
                                                    -------  -------  --------
Standardized measure (before income taxes)--
 beginning of year................................. $43,812  $71,910   $84,409
Increases (decreases):
  Sales, net of production costs...................  (4,396)  (4,919)   (7,664)
  Net changes in prices and costs..................  26,735   13,160    45,621
  Revision of quantity estimates...................   5,658    2,015     4,665
  Changes in production rates, timing and other....  (4,280)  (4,948)   (4,980)
  Accretion of discount............................   4,381    7,191     8,441
                                                    -------  -------  --------
Standardized measure (before income taxes)--end of
 year.............................................. $71,910  $84,409  $130,492
                                                    =======  =======  ========

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southwest Royalties Holdings, Inc. and Subsidiaries:

  We have audited the accompanying statement of revenue and certain expenses of 50 Penn Place for the year ended December 31, 1996. This statement is the responsibility of Price Edwards & Company's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses, as described in
Note 1, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Southwest Royalties Holdings, Inc. and is not intended to be a complete presentation of 50 Penn Place's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of 50 Penn Place for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
July 30, 1997

                                 50 PENN PLACE

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
Revenue
  Rent (Note 3)......................................  $2,847,189   $2,212,825
  Recoveries from tenants............................     577,782      448,549
  Other, principally parking revenue.................     100,419       63,761
                                                       ----------   ----------
                                                        3,525,390    2,725,135
                                                       ----------   ----------
Certain expenses
  Utilities..........................................     755,864      521,418
  Contracted services................................     452,151      327,957
  Salaries and related expenses......................     285,532      154,208
  Administrative expenses............................     150,845       85,372
  Repairs and maintenance............................      97,990       57,694
  Property taxes.....................................      95,955       72,971
  Management fees....................................      71,598       56,235
  Insurance..........................................      66,570       37,565
  Supplies...........................................      61,513       30,525
                                                       ----------   ----------
                                                        2,038,018    1,343,945
                                                       ----------   ----------
    Revenue in excess of certain expenses............  $1,487,372   $1,381,190
                                                       ==========   ==========


     See accompanying notes to statements of revenue and certain expenses.

                                 50 PENN PLACE

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                         YEAR ENDED DECEMBER 31, 1996
             AND NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying statements present revenue and certain expenses of 50 Penn Place (the "Property"), an office building and retail center located in Oklahoma City, Oklahoma whose operations are managed by Price Edward & Company. Midland Red Oak Realty, Inc. ("Red Oak"), a subsidiary of Southwest Royalties Holdings, Inc. ("SRH") as of September 30, 1997, and MBL Life Assurance Corporation, owner of the Property, have executed a formal Purchase and Sale Agreement allowing Red Oak to acquire the Property for approximately $15 million.

  The accompanying statements have been prepared using the accrual basis of accounting for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in the registration statement on Form S-4 of SRH and are presented in accordance with Rule 3.14 of SEC Regulation S-X, which allows audited statements to be presented for only the most recent period if the properties were purchased from an unrelated party and if the registrant makes certain disclosures regarding factors considered in purchasing the Property (see the Business section of the Prospectus).

  The statements are not representative of the actual results of operations of the Property for the year ended December 31, 1996, and the nine months ended September 30, 1997, due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

  .Depreciation and amortization

  .Corporate expenses of Property owner

  .Federal and state income taxes

  .Mortgage interest

  .Other costs not directly related to the proposed future operations of the Property

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rent revenue is recognized on a straight-line basis over the term of the individual leases.

 Use of Estimates

  Management of the Property has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3. RENT REVENUE

  Office and retail space is leased to tenants under various operating leases with terms ranging from one to fifteen years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance, and certain other operating expenses. Certain leases also contain provisions for percentage rent. Percentage rent earned for the year ended December 31, 1996, approximated $69,000.

  Future minimum rentals (base rent) to be received under noncancelable operating leases in effect at December 31, 1996, are as follows:

            1997............................. $ 2,163,023
            1998.............................   1,898,156
            1999.............................   1,640,568
            2000.............................   1,354,578
            2001.............................   1,080,401
            Thereafter.......................   2,667,649
                                              -----------
                                              $10,804,375
                                              ===========

                                 50 PENN PLACE

                          YEAR ENDED DECEMBER 31, 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

4. CONCENTRATION OF CREDIT RISK

  At December 31, 1996, one tenant, General Services Administration, accounted for more than 10% of total revenue. Rent revenue earned from the tenant for the year ended December 31, 1996, approximated $494,000.

5. COMMITMENTS

  At December 31, 1996, the Property had two noncancelable service agreements which expire in March and July 1999. The future minimum payments under the agreements at December 31, 1996, are as follows:

            1997................................ $109,524
            1998................................  109,524
            1999................................   56,381
                                                 --------
                                                 $275,429
                                                 ========

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southwest Royalties Holdings, Inc. and Subsidiaries:

  We have audited the accompanying statement of revenue and certain expenses of Bear Canyon Shopping Center for the nine months ended September 30, 1996. This statement is the responsibility of Southwest Royalties Holdings, Inc.'s management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses, as described in
Note 1, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Southwest Royalties Holdings, Inc. and is not intended to be a complete presentation of Bear Canyon Shopping Center's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Bear Canyon Shopping Center for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
July 31, 1997

                          BEAR CANYON SHOPPING CENTER

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

Revenue
  Rent (Note 3)....................................................... $165,590
  Recoveries from tenants.............................................   77,713
                                                                       --------
                                                                        243,303
                                                                       --------
Certain expenses
  Property taxes......................................................   23,001
  Marketing expense...................................................    5,450
  Repairs and maintenance.............................................   31,376
  Utilities...........................................................   17,328
  Management fees.....................................................    8,516
  Sales taxes.........................................................    9,065
  Security............................................................    1,238
  Insurance...........................................................    4,021
  Other...............................................................    7,472
                                                                       --------
                                                                        107,467
                                                                       --------
    Revenue in excess of certain expenses............................. $135,836
                                                                       ========


      See accompanying notes to statement of revenue and certain expenses.

                          BEAR CANYON SHOPPING CENTER

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.BASIS OF PRESENTATION

  The accompanying statement of revenue and certain expenses relates to the operations of Bear Canyon Shopping Center (the "Property"), an office and retail building located in Tucson, Arizona. The property, along with two other offices and retail buildings located in Tucson, Arizona, was purchased by Midland Red Oak Realty, Inc., a subsidiary of Southwest Royalties Holdings, Inc. ("SRH"), for an aggregate of $12,500,000 in cash on October 15, 1996.

  The accompanying statement of revenue and certain expenses has been prepared using the accrual basis of accounting for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in the registration statement on Form S-4 of SRH and are presented in accordance with Rule 3.14 of SEC Regulation S-X, which allows audited statements to be presented for only the most recent period if the properties were purchased from an unrelated party and if the registrant makes certain disclosures regarding factors considered in purchasing the Property (see the Business section of the Prospectus).

  The statement is not representative of the actual results of operations of the property for the nine months ended September 30, 1996 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

  .Depreciation and amortization

  .Interest on mortgage which was not assumed by SRH

  .Federal and state income taxes

  .Other costs not directly related to the proposed future operations of the property

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rent revenue is recognized on a straight-line basis over the term of the individual leases.

 Use of Estimates

  Management of the Property has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3.RENT REVENUE

  Office and retail space is leased to tenants under various operating leases with terms ranging from one to 30 years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance and certain operating expenses.

  Future minimum rentals to be received in calendar years subsequent to September 30, 1996 under noncancelable operating leases in effect at the date of this report are as follows:

         YEARS ENDING DECEMBER 31,
         -------------------------
           1997...................................... $  272,535
           1998......................................    245,924
           1999......................................    188,519
           2000......................................    164,270
           2001......................................    150,571
           Thereafter................................    262,072
                                                      ----------
                                                      $1,283,891
                                                      ==========

                          BEAR CANYON SHOPPING CENTER

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

(4)CONCENTRATION OF CREDIT RISK

  At September 30, 1996, two tenants individually accounted for more than 10% of total revenue. Rent revenue earned, including recoveries and percentage rents from these tenants for the nine months ended September 30, 1996, were as follows:

            Tenant A............................. $27,434
            Tenant B.............................  24,329

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southwest Royalties Holdings, Inc. and Subsidiaries:

  We have audited the accompanying statement of revenue and certain expenses of Bears Path Center for the nine months ended September 30, 1996. This statement is the responsibility of Southwest Royalties Holdings, Inc.'s management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses, as described in
Note 1, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Southwest Royalties Holdings, Inc. and is not intended to be a complete presentation of Bears Path Center's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Bears Path Center for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
July 31, 1997

                               BEARS PATH CENTER

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

Revenue
  Rent (Note 3)....................................................... $107,561
  Recoveries from tenants.............................................   43,513
  Other...............................................................      395
                                                                       --------
                                                                        151,469
                                                                       --------
Certain expenses
  Property taxes......................................................   36,913
  Marketing expense...................................................    6,406
  Repairs and maintenance.............................................   26,857
  Utilities...........................................................    9,070
  Management fees.....................................................    7,485
  Sales taxes.........................................................    5,569
  Security............................................................      825
  Insurance...........................................................    3,080
  Other...............................................................    6,979
                                                                       --------
                                                                        103,184
                                                                       --------
    Revenue in excess of certain expenses............................. $ 48,285
                                                                       ========


      See accompanying notes to statement of revenue and certain expenses.

                               BEARS PATH CENTER

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1. BASIS OF PRESENTATION

  The accompanying statement of revenue and certain expenses relates to the operations of Bears Path Center (the "Property"), an office and retail building located in Tucson, Arizona. The property, along with two other office and retail buildings located in Tucson, Arizona, was purchased by Midland Red Oak Realty, Inc., a subsidiary of Southwest Royalties Holdings, Inc. ("SRH"), for an aggregate of $12,500,000 in cash on October 15, 1996.

  The accompanying statement of revenue and certain expenses has been prepared using the accrual basis of accounting for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in the registration statement on Form S-4 of SRH and are presented in accordance with Rule 3.14 of SEC Regulation S-X, which allows audited statements to be presented for only the most recent period if the properties were purchased from an unrelated party and if the registrant makes certain disclosures regarding factors considered in purchasing the Property (see the Business section of the Prospectus).

  The statement is not representative of the actual results of operations of the property for the nine months ended September 30, 1996 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

  .Depreciation and amortization

  .Interest on mortgage which was not assumed by SRH

  .Federal and state income taxes

  .Other costs not directly related to the proposed future operations of the property

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rent revenue is recognized on a straight-line basis over the term of the individual leases.

 Use of Estimates

  Management of the Property has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3.RENT REVENUE

  Office and retail space is leased to tenants under various operating leases with terms ranging from one to 15 years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance and certain operating expenses.

  Future minimum rentals to be received in calendar years subsequent to September 30, 1996 under noncancelable operating leases in effect at the date of this report are as follows:

         YEARS ENDING DECEMBER 31,
         -------------------------
           1997........................................ $170,059
           1998........................................  166,026
           1999........................................  167,894
           2000........................................  132,163
           2001........................................   53,092
           Thereafter..................................  131,357
                                                        --------
                                                        $820,591
                                                        ========

                               BEARS PATH CENTER

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

4.CONCENTRATION OF CREDIT RISK

  At September 30, 1996, four tenants individually accounted for more than 10% of total revenue. Rent revenue earned, including recoveries and percentage rents from these tenants for the nine months ended September 30, 1996, were as follows:

            Tenant A............................. $32,683
            Tenant B.............................  28,351
            Tenant C.............................  19,508
            Tenant D.............................  17,414

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southwest Royalties Holdings, Inc. and Subsidiaries:

  We have audited the accompanying statement of revenue and certain expenses of Colonnade at Polo Park Venture for the year ended December 31, 1996. This statement is the responsibility of Colonnade at Polo Park Venture's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses, as described in
Note 1, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Southwest Royalties Holdings, Inc. and is not intended to be a complete presentation of Colonnade at Polo Park Venture's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Colonnade at Polo Park Venture for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Midland, Texas
July 22, 1997

                         COLONNADE AT POLO PARK VENTURE

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
Revenue
  Rent (Notes 3 and 4)...............................   $650,522     $548,134
  Recoveries from tenants............................     25,199       21,713
  Other..............................................         --       52,769
                                                        --------     --------
                                                         675,721      622,616
                                                        --------     --------
Certain expenses
  Property taxes.....................................     74,679       74,586
  Repairs and maintenance............................     72,807       31,918
  Management fees....................................     21,600       16,200
  General and administrative.........................     15,016        7,201
  Insurance..........................................     34,526       26,091
  Utilities..........................................     57,848       57,281
  Leasing commission.................................      4,135           --
  Other..............................................      9,947        5,290
                                                        --------     --------
                                                         290,558      218,567
                                                        --------     --------
    Revenue in excess of certain expenses............   $385,163     $404,049
                                                        ========     ========


     See accompanying notes to statements of revenue and certain expenses.

                        COLONNADE AT POLO PARK VENTURE

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying statements of revenue and certain expenses relates to the operations of Colonnade at Polo Park Venture (the "Property"), a shopping center located in Midland, Texas. As of July 22, 1997, Midland Red Oak Realty, Inc. ("Red Oak"), a subsidiary of Southwest Royalties Holdings, Inc. ("SRH") has executed a formal Purchase and Sale Agreement to acquire the Property for approximately $3,950,000.

  The accompanying statements of revenue and certain expenses have been prepared using the accrual basis of accounting for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in the registration statement on Form S-4 of SRH and are presented in accordance with Rule 3.14 of SEC Regulation S-X, which allows audited statements to be presented for only the most recent period if the properties were purchased from an unrelated party and if the registrant makes certain disclosures regarding factors considered in purchasing the Property (see the Business section of the Prospectus).

  The statements are not representative of the actual results of operations of the Property for the year ended December 31, 1996 and the nine months ended September 30, 1997, due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

  .Depreciation and amortization

  .Mortgage interest which will not be assumed by SRH

  .Federal income taxes

  .Other costs not directly related to the proposed future operations of the Property

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rent revenue is recognized on a straight-line basis over the term of the individual leases.

 Use of Estimates

  Management of the Property has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3. RENT REVENUE

  Retail space is leased to tenants under various operating leases with terms ranging from one to 10 years. The leases generally provide for minimum rent and reimbursement of common area maintenance and certain other operating expenses. Certain leases also contain provisions for percentage rent. Percentage rent earned for the year ended December 31, 1996 was $14,376.

  Future minimum rentals to be received under noncancelable operating leases in effect at December 31, 1996 are as follows:

            1997.............................. $  596,615
            1998..............................    571,626
            1999..............................    363,214
            2000..............................    177,747
            2001..............................    165,481
            Thereafter........................    170,752
                                               ----------
                                               $2,045,435
                                               ==========

                        COLONNADE AT POLO PARK VENTURE

                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

4. CONCENTRATION OF CREDIT RISK

  At December 31, 1996, two tenants individually accounted for more than 10% of total revenue. Rent revenue earned from these tenants for the year ended December 31, 1996 were as follows:

            Tenant A............................ $ 92,523
            Tenant B............................  100,352

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southwest Royalties Holdings, Inc. and Subsidiaries:

  We have audited the accompanying statement of revenue and certain expenses of Independence Plaza, Ltd. for the year ended December 31, 1996. This statement is the responsibility of Independence Plaza, Ltd.'s management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses, as described in
Note 1, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Southwest Royalties Holdings, Inc. and is not intended to be a complete presentation of Independence Plaza, Ltd.'s revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Independence Plaza, Ltd. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Midland, Texas
July 22, 1997

                            INDEPENDENCE PLAZA, LTD.

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
Revenue
  Rent (Notes 3 and 4)...............................  $1,077,986    $844,301
  Other..............................................       1,145      32,427
                                                       ----------    --------
                                                        1,079,131     876,728
                                                       ----------    --------
Certain expenses
  Property taxes.....................................      98,346      69,502
  Repairs and maintenance............................     175,054     199,428
  Management fees....................................      37,500      27,000
  General and administrative.........................      87,887      80,465
  Insurance..........................................      20,964      12,935
  Security service...................................      19,841      13,755
  Utilities..........................................     219,387     175,083
  Other..............................................      17,230      18,360
                                                       ----------    --------
                                                          676,209     596,528
                                                       ----------    --------
    Revenue in excess of certain expenses............  $  402,922    $280,200
                                                       ==========    ========


     See accompanying notes to statements of revenue and certain expenses.

                           INDEPENDENCE PLAZA, LTD.

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying statements of revenue and certain expenses relates to the operations of Independence Plaza, Ltd. (the "Property"), an office building located in Midland, Texas. As of July 22, 1997, Midland Red Oak Realty, Inc. ("Red Oak"), a subsidiary of Southwest Royalties Holdings, Inc. ("SRH") has executed a formal Purchase and Sale Agreement to acquire the Property for approximately $4,450,000.

  The accompanying statements of revenue and certain expenses have been prepared using the accrual basis of accounting for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC")for inclusion in the registration statement on Form S-4 of SRH and are presented in accordance with Rule 3.14 of SEC Regulations S-X, which allows audited statements to be presented for only the most recent period if the properties were purchased from an unrelated party and if the registrant makes certain disclosures ragarding factors considered in purchasing the Property (see the Business section of the Prospectus).

  The statements are not representative of the actual results of operations of the Property for the year ended December 31, 1996 and the nine months ended September 30, 1997, due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

  .Depreciation and amortization

  .Mortgage interest which will not be assumed by SRH

  .Federal income taxes

  .Other costs not directly related to the proposed future operations of the Property

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rent revenue is recognized on a straight-line basis over the term of the individual leases.

 Use of Estimates

  Management of the Property has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3. RENT REVENUE

  Retail space is leased to tenants under various operating leases with terms ranging from one to 25 years. The leases generally provide for minimum rent and reimbursement of certain operating expenses.

  Future minimum rentals to be received under noncancelable operating leases in effect at December 31, 1996 are as follows:

            1997.............................. $1,012,710
            1998..............................    958,540
            1999..............................    796,520
            2000..............................    399,350
            2001..............................    371,827
            Thereafter........................  1,376,516
                                               ----------
                                               $4,915,463
                                               ==========

                            INDEPENDENCE PLAZA, LTD.

                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

4. CONCENTRATION OF CREDIT RISK

  At December 31, 1996, three tenants individually accounted for more than 10% of total revenue. Rent revenue earned from these tenants for the year ended December 31, 1996 were as follows:

            Tenant A............................ $211,134
            Tenant B............................  198,060
            Tenant C............................  127,896

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southwest Royalties Holdings, Inc. and Subsidiaries:

  We have audited the accompanying statement of revenue and certain expenses of Madera Village Shopping Center for the nine months ended September 30, 1996. This statement is the responsibility of Southwest Royalties Holdings, Inc.'s management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses, as described in
Note 1, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Southwest Royalties Holdings, Inc. and is not intended to be a complete presentation of Madera Village Shopping Center's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Madera Village Shopping Center for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
July 31, 1997

                         MADERA VILLAGE SHOPPING CENTER

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

Revenue
  Rent (Note 3)....................................................... $574,801
  Recoveries from tenants.............................................  237,826
  Other...............................................................      929
                                                                       --------
                                                                        813,556
                                                                       --------
Certain expenses
  Property taxes......................................................  150,190
  Marketing expense...................................................    5,132
  Repairs and maintenance.............................................   35,811
  Utilities...........................................................   13,986
  Management fees.....................................................   26,152
  Sales taxes.........................................................   29,866
  Security............................................................    1,237
  Insurance...........................................................    3,822
  Other...............................................................    9,568
                                                                       --------
                                                                        275,764
                                                                       --------
    Revenue in excess of certain expenses............................. $537,792
                                                                       ========


      See accompanying notes to statement of revenue and certain expenses.

                        MADERA VILLAGE SHOPPING CENTER

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.BASIS OF PRESENTATION

  The accompanying statement of revenue and certain expenses relates to the operations of Madera Village Shopping Center (the "Property"), an office and retail building located in Tucson, Arizona. The property, along with two other office and retail buildings located in Tucson, Arizona, was purchased by Midland Red Oak Realty, Inc., a subsidiary of Southwest Royalties Holdings, Inc. ("SRH"), for an aggregate of $12,500,000 in cash on October 15, 1996.

  The accompanying statement of revenue and certain expenses has been prepared using the accrual basis of accounting for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in the registration statement on Form S-4 of SRH and are presented in accordance with Rule 3.14 of SEC Regulation S-X, which allows audited statements to be presented for only the most recent period if the properties were purchased from an unrelated party and if the registrant makes certain disclosures regarding factors considered in purchasing the Property (see the Business section of the Prospectus).

  The statement is not representative of the actual results of operations of the property for the nine months ended September 30, 1996 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

  .Depreciation and amortization

  .Interest on mortgage which was not assumed by SRH

  .Federal and state income taxes

  .Other costs not directly related to the proposed future operations of the property

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rent revenue is recognized on a straight-line basis over the term of the individual leases.

 Use of Estimates

  Management of the Property has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3.RENT REVENUE

  Office and retail space is leased to tenants under various operating leases with terms ranging from one to 40 years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance and certain operating expenses.

  Future minimum rentals to be received in calendar years subsequent to September 30, 1996 under noncancelable operating leases in effect at the date of this report are as follows:

         YEARS ENDING DECEMBER 31,
         -------------------------
           1997...................................... $  789,816
           1998......................................    752,246
           1999......................................    709,935
           2000......................................    627,072
           2001......................................    578,017
           Thereafter................................  3,569,266
                                                      ----------
                                                      $7,026,352
                                                      ==========

                        MADERA VILLAGE SHOPPING CENTER

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

4.CONCENTRATION OF CREDIT RISK

  At September 30, 1996, three tenants individually accounted for more than 10% of total revenue. Rent revenue earned, including recoveries and percentage rents from these tenants for the nine months ended September 30, 1996, were as follows:

            Tenant A............................ $228,684
            Tenant B............................  104,505
            Tenant C............................   98,229

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southwest Royalties Holdings, Inc. and Subsidiaries:

  We have audited the accompanying statement of revenue and certain expenses of Plaza Palomino for the year ended December 31, 1996. This statement is the responsibility of Southwest Royalties Holdings, Inc.'s management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses, as described in
Note 1, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Southwest Royalties Holdings, Inc. and It is not intended to be a complete presentation of Plaza Palomino's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Plaza Palomino for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
July 18, 1997

                                 PLAZA PALOMINO

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                                                    THREE MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31,  MARCH 31,
                                                           1996         1997
                                                       ------------ ------------
                                                                    (UNAUDITED)
Revenue
  Rent (Note 3).......................................  $  945,537     257,090
  Recoveries from tenants.............................     198,594      75,569
  Other...............................................      13,210      10,057
                                                        ----------    --------
                                                         1,157,341     342,716
                                                        ----------    --------
Certain expenses
  Property taxes......................................     114,906      28,726
  Marketing expense...................................     113,686      32,761
  Repairs and maintenance.............................      82,302      21,719
  Utilities...........................................      77,367      16,762
  Management fees.....................................      55,320      16,578
  Administrative salaries.............................      43,695       9,495
  Sales taxes.........................................      38,820       9,101
  Security............................................      14,343       1,955
  Insurance...........................................       8,222       1,526
  Other...............................................      28,117       7,996
                                                        ----------    --------
                                                           576,778     146,619
                                                        ----------    --------
    Revenue in excess of certain expenses.............  $  580,563     196,097
                                                        ==========    ========


     See accompanying notes to statements of revenue and certain expenses.

                                PLAZA PALOMINO

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

1. BASIS OF PRESENTATION

  The accompanying statements of revenue and certain expenses relate to the operations of Plaza Palomino (the "Property"), an office and retail building located in Tucson, Arizona. The property was purchased by Midland Red Oak Realty, Inc., a subsidiary of Southwest Royalties Holdings, Inc. ("SRH"), for $7,025,000 in cash on April 7, 1997.

  The accompanying statements of revenue and certain expenses have been prepared using the accrual basis of accounting for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in the registration statement on Form S-4 of SRH and are presented in accordance with Rule 3.14 of SEC Regulation S-X, which allows audited statements to be presented for only the most recent period if the properties were purchased from an unrelated party and if the registrant makes certain disclosures regarding factors considered in purchasing the Property (see the Business section of the Prospectus).

  The statements are not representative of the actual results of operations of the property for the year ended December 31, 1996 and for the three months ended March 31, 1997 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

  .Depreciation and amortization

  .Interest on mortgage which was not assumed by SRH

  .Federal and state income taxes

  .Other costs not directly related to the proposed future operations of the property

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rent revenue is recognized on a straight-line basis over the term of the individual leases.

 Use of Estimates

  Management of the Property has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3. RENT REVENUE

  Office and retail space is leased to tenants under various operating leases with terms ranging from one to 15 years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance and certain operating expenses.

  Future minimum rentals to be received under noncancelable operating leases subsequent to December 31, 1996, in effect at the date of this report are as follows:

         YEARS ENDING DECEMBER 31,
         -------------------------
           1997...................................... $1,023,781
           1998......................................    916,149
           1999......................................    621,427
           2000......................................    385,561
           2001......................................    181,659
           Thereafter................................    242,783
                                                      ----------
                                                      $3,371,360
                                                      ==========

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Southwest Royalties Holdings, Inc. and Subsidiaries:

  We have audited the accompanying statement of revenue and certain expenses of Crossroads Mall for the nine months ended December 31, 1996. This statement is the responsibility of Crossroads Mall management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses, as described in
Note 1, was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-4 of Southwest Royalties Holdings, Inc. and is not intended to be a complete presentation of Crossroads Mall revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Crossroads Mall for the nine months ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

San Antonio, Texas
September 17, 1997

                                CROSSROADS MALL

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                      NINE MONTHS   NINE MONTHS
                                                         ENDED         ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
Revenue:
  Minimum rent.......................................  $2,390,188   $2,283,278
  Percentage rent....................................     336,433       94,048
  Expense recoveries.................................   1,028,673    1,032,712
  Other..............................................      69,343      104,178
                                                       ----------   ----------
                                                        3,824,637    3,514,216
                                                       ----------   ----------
Certain expenses:
  Property taxes.....................................     609,586      535,759
  Repairs and maintenance............................     958,523      939,796
  Utilities..........................................     320,407      295,836
  Security...........................................     152,115      129,708
  Management fees....................................     132,367      135,000
  Marketing..........................................     247,533      166,231
  Other operating expenses...........................     243,597      269,735
                                                       ----------   ----------
                                                        2,664,128    2,472,065
                                                       ----------   ----------
Revenue in excess of certain expenses................  $1,160,509   $1,042,151
                                                       ==========   ==========


     See accompanying notes to statements of revenue and certain expenses.

                                CROSSROADS MALL

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying statements of revenue and certain expenses relates to the operations of Crossroads Mall (the "Property"), a two-level enclosed shopping center located in San Antonio, Texas. The property was purchased by Midland Red Oak Realty ("Red Oak"), a subsidiary of Southwest Royalties Holdings, Inc. ("SRH") for $15,000,000 on October 23, 1997.

  The accompanying statements of revenue and certain expenses have been prepared using the accrual basis of accounting for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in the registration statement on Form S-4 of SRH and are presented in accordance with Rule 3.14 of SEC Regulation S-X, which allows audited statements to be presented for only the most recent period if the properties were purchased from an unrelated party and if the registrant makes certain disclosures regarding factors considered in purchasing the Property (see the Business section of the Prospectus).

  The statements are not representative of the actual results of operations of the Property for the nine months ended December 31, 1996 and the nine months ended September 30, 1997, due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

  . Depreciation and amortization

  . Interest on mortgage which will not be assumed by SRH

  . Federal income taxes

  . Other costs not directly related to the proposed future operations of the Property

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rent revenue is recognized on a straight-line basis over the term of the individual leases.

 Use of Estimates

  Management of the Property has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statements of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3. RENT REVENUE

  Retail space is leased to tenants under various operating leases with terms ranging from one to 40 years. The leases generally provide for minimum rent and reimbursement of common area maintenance and certain other operating expenses. Certain leases also contain provisions for percentage rent.

  Future minimum rentals to be received under noncancelable operating leases in effect at December 31, 1996 are as follows:

      1997..........................................................  $2,754,757
      1998..........................................................   2,684,056
      1999..........................................................   2,553,856
      2000..........................................................   2,291,137
      2001..........................................................   2,051,763
      Thereafter....................................................   3,276,010
                                                                     -----------
                                                                     $15,611,579
                                                                     ===========

                                CROSSROADS MALL

                FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

  Certain lessees have filed Chapter 11 bankruptcy. Accordingly, collection of future rentals under existing lease agreements is not reasonably assured; thus, future rentals related to such lessees are not included in the above minimum rental amounts. Management of the Property believes that all rental revenues recognized through September 30, 1997 are collectible. They will continuously monitor the various bankruptcy situations and recognize rental revenues only to the extent that collection is concluded to be reasonably assured.

4. CONCENTRATION OF CREDIT RISK

  At December 31, 1996, five tenants aggregated accounted for approximately 42% of total revenue. Rent revenue earned from such tenants for the nine months ended December 31, 1996 was as follows:

      Tenant A (Chapter 11 bankruptcy)................................. $393,517
      Tenant B.........................................................  381,143
      Tenant C.........................................................  348,900
      Tenant D.........................................................  265,262
      Tenant E.........................................................  200,746

5. MANAGEMENT AGREEMENT

  The Property has a real estate management agreement with a realty service company. This agreement can be terminated at the Property's option. A management fee of 3 1/2 percent of gross collected revenues versus a minimum fee of $15,000 is payable to the management company monthly. Total management fees for the nine months ended December 31, 1996, were approximately $132,000.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OF-FERING MADE HEREBY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CON-TAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLIC-ITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation by Reference................................................    4
Prospectus Summary........................................................    5
Forward-Looking Statements................................................   18
Risk Factors..............................................................   19
The Company...............................................................   26
Private Placement.........................................................   29
Use of Proceeds...........................................................   29
Capitalization............................................................   30
Selected Historical and Pro Forma Financial Information...................   31
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   34
Business..................................................................   42
Management................................................................   58
Principal Stockholders and Ownership of Management........................   61
Certain Transactions......................................................   61
Exchange Offer............................................................   62
Description of Notes......................................................   69
Exchange and Registration Rights Agreement................................   98
Certain United States Federal Income Tax Considerations...................  100
Plan of Distribution......................................................  102
Transfer Restrictions on Old Notes........................................  104
Legal Matters.............................................................  106
Experts...................................................................  106
Glossary of Terms.........................................................  107
Index to Financial Statements.............................................  I-1

  FOR 180 DAYS AFTER THE COMPLETION OF THE EXCHANGE OFFER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                 $200,000,000

                                     LOGO
               [LOGO OF SOUTHWEST ROYALTIES, INC. APPEARS HERE]

                           SOUTHWEST ROYALTIES, INC.

 OFFER TO EXCHANGE 10 1/2% SERIES B SENIOR NOTES DUE 2004 FOR 10 1/2% SERIES A
                             SENIOR NOTES DUE 2004

                                ---------------
                                  PROSPECTUS
                                ---------------

                               February 9, 1998



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